Exhibit 4.43D
Execution Version
INCREMENTAL FACILITY AMENDMENT NO. 2 TO CREDIT AGREEMENT, dated as of October 8, 2021 (this “Amendment”), is made and entered into by and among Clean Harbors, Inc., a Massachusetts corporation (the “Borrower”), each of the entities listed as an Incremental Lender on the signature pages hereto (each, an “Incremental Lender” and, collectively, the “Incremental Lenders”), Goldman Sachs Lending Partners LLC, as administrative agent and collateral agent (in such capacity, the “Agent”) and the other Loan Parties as of the date hereof.
RECITALS:
WHEREAS, reference is made to the Credit Agreement dated as of June 30, 2017 (as amended by the First Amendment, dated as of April 17, 2018, as amended by the Incremental Facility Amendment No. 1, dated as of July 19, 2018, and as further amended, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”), by and among the Borrower, the other Loan Parties, the lenders from time to time party thereto and the Agent;
WHEREAS, it is intended that the Borrower will (a) obtain the 2021 Incremental Term Loans (as defined below) in the form of New Term Loans (as defined in the Credit Agreement) pursuant to Section 2.19 of the Credit Agreement and (b) use the proceeds of the borrowings under the 2021 Incremental Term Loans, together with cash on hand, to (i) finance the acquisition (the “Acquisition”) of LJ Energy Services Intermediate Holding Corp., a Delaware corporation (the “Target”) and its subsidiaries (collectively, the “Acquired Business”) and (ii) pay the fees and expenses incurred in connection with the foregoing (the transactions described in this paragraph, collectively, the “Transactions”);
WHEREAS, subject to the terms and conditions of the Credit Agreement, and pursuant to Section 2.19 of the Credit Agreement, the Borrower has requested that (a) the Incremental Lenders provide New Term Loans (each a “2021 Incremental Term Loan”) in an aggregate principal amount of $1,000,000,000 and (b) the Credit Agreement be amended in the manner provided for herein;
WHEREAS, the Incremental Lenders are willing to provide the 2021 Incremental Term Loans to the Borrower on the Incremental Amendment No. 2 Effective Date (as defined below); and
WHEREAS, the parties hereto wish to amend the Credit Agreement on the terms and subject to the conditions set forth herein and in the Amended Credit Agreement (as defined below), including, after giving effect to the incurrence of the 2021 Incremental Term Loans (as defined below) and pursuant to Section 9.02 of the Credit Agreement, the amendments set forth in Sections 9.20 and 9.22 of the Amended Credit Agreement (including the defined terms referenced therein).
NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:
SECTION 1. Defined Terms; Interpretation; Etc. Capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Amended Credit Agreement. This Amendment constitutes an amendment to the Credit Agreement pursuant to Section 2.19(f) and a “Loan Document”, as defined in the Amended Credit Agreement.
SECTION 2. Incremental Loans. Each Incremental Lender hereby agrees, severally and not jointly, to make a 2021 Incremental Term Loan to the Borrower on the Incremental Amendment No. 2 Effective Date in Dollars in an aggregate principal amount equal to the amount set forth opposite such Incremental Lender’s name on Schedule I attached hereto (each, a “2021 Incremental Term

Commitment” and, collectively, the “2021 Incremental Term Commitments”), on the terms set forth herein and in the Credit Agreement (as amended hereby), and subject to the conditions set forth herein. The Incremental Term Loans shall be deemed to be “New Term Loans”, “2021 Incremental Term Loans” and “Term Loans” as defined in the Amended Credit Agreement for all purposes of the Loan Documents. The 2021 Incremental Term Loans are a new Class and Series of Term Loans and have the terms and provisions set forth in the Amended Credit Agreement.
(b) The Borrower’s execution and delivery of this Agreement to the Agent shall constitute notice to the Agent by the Borrower requesting the 2021 Incremental Term Loans pursuant to Section 2.19(a) of the Credit Agreement, and, for the avoidance of doubt, shall satisfy such notice requirement set forth in Section 2.19(a) of the Credit Agreement.
(c) Unless previously terminated, the commitments of the Incremental Lenders pursuant to Section 2(a) shall terminate upon the making of the 2021 Incremental Term Loans on the Incremental Amendment No. 2 Effective Date.
(d) Each Incremental Lender (i) confirms that a copy of the Amended Credit Agreement and the other applicable Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Amendment and make a 2021 Incremental Term Loan, have been made available to such Incremental Lender; (ii) agrees that it will, independently and without reliance upon the Agent, Goldman Sachs Lending Partners LLC (“Goldman Sachs”), Truist Securities, Inc. (“Truist Securities”), Citizens Bank, National Association (“Citizens”) and Stifel Nicolaus and Company, Incorporated (“SNCI”, together with Goldman Sachs, Truist and Citizens, each in its capacity as a joint lead arranger and joint bookrunner with respect to this Amendment, the “2021 Incremental Amendment Lead Arrangers”), or any other Lender or agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Amended Credit Agreement or the other applicable Loan Documents, including this Amendment; (iii) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Amended Credit Agreement and the other Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) acknowledges and agrees that upon the Incremental Amendment No. 2 Effective Date such Incremental Lender shall be a “Lender”, a “2021 Incremental Term Lender” and a “New Term Loan Lender” under, and for all purposes of, the Amended Credit Agreement and the other Loan Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender and an Incremental Term Lender thereunder.
SECTION 3. [Reserved].
SECTION 4. Amended Credit Agreement. Subject to the terms set forth herein and the conditions set forth in Section 5 hereof, on the Incremental Amendment No. 2 Effective Date, the Credit Agreement is hereby amended to incorporate the changes reflected in Exhibit A attached hereto (the “Amended Credit Agreement”) by deleting the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and adding the double-underlined text (indicated textually in the same manner as of the following example: double-underlined text).
SECTION 5. Conditions Precedent to Incremental Loans. This Amendment, and each Incremental Lender’s obligation to provide the 2021 Incremental Term Loans pursuant to this Amendment, shall become effective as of the date on which the following conditions precedent are satisfied (such date, the “Incremental Amendment No. 2 Effective Date”):

(a) The Agent shall have received from the Borrower, each other Loan Party and each Incremental Lender either (i) a counterpart of this Amendment duly executed and delivered on behalf of such party or (ii) written evidence satisfactory to the Agent (which may include facsimile or other electronic transmission of a signed counterpart of this Amendment) that such party has duly executed and delivered a counterpart of this Amendment.
(b) The Agent shall have received a favorable written opinion (in each case, addressed to the Agent and the Lenders (including, without limitation, the Incremental Lenders) and dated the Incremental Amendment No. 2 Effective Date) of (i) Davis, Malm & D’Agostine, P.C., counsel for the Loan Parties, (ii) Herrick Feinstein LLP, New York counsel for the Loan Parties and (iii) Terschan, Steinle, Hodan & Ganzer LTD, Wisconsin counsel for the Loan Parties.
(c) The Agent shall have received a customary certificate from the chief financial officer of the Borrower certifying that the Borrower and its Subsidiaries, on a consolidated basis on the Incremental Amendment No. 2 Effective Date after giving effect to this Amendment and the incurrence of the 2021 Incremental Term Loans (and the use of proceeds therefrom to consummate the Acquisition and as otherwise contemplated by this Agreement), are solvent (within the meaning of Section 3.15(a) of the Amended Credit Agreement).
(d) The Agent shall have received (i) a certificate of each Loan Party, dated the Incremental Amendment No. 2 Effective Date and executed by its Secretary, Assistant Secretary or director, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of this Amendment (and any agreements relating thereto) to which it is a party, (B) identify by name and title and bear the signatures of the other officers of such Loan Party authorized to sign the Amendment (and any agreements relating thereto) to which it is a party, (C) either (1) contain appropriate attachments, including the certificate or articles of incorporation or organization of each such Loan Party (and in the case of any such Loan Party, certified by the relevant authority of the jurisdiction of organization of such Loan Party), and a true and correct copy of its by-laws, memorandum and articles of incorporation or operating, management, partnership or equivalent agreement to the extent applicable, in each case, certified as of a recent date or (2) include a written certification by such Loan Party’s secretary, assistant secretary or other Responsible Officer that such Loan Party’s certificate or articles of incorporation or organization or other applicable constitutive documents most recently certified and delivered to the Agent prior to the Incremental Amendment No. 2 Effective Date pursuant to the Loan Documents remain in full force and effect on the Incremental Amendment No. 2 Effective Date without modification or amendment since such original delivery and (D) either (1) attach copies of all consents, licenses and approvals required in connection with the consummation by such Loan Party of this Amendment and certify that such consents, licenses and approvals are in full force and effect, or (2) state that no such consents, licenses or approvals are so required and (ii) a good standing certificate for each Loan Party from the applicable governmental authority of its jurisdiction of incorporation.
(e) The Agent shall have received for each Incremental Lender that shall have requested a promissory note, a duly completed and executed promissory note for such Incremental Lender.
(f) All reasonable and documented or invoiced out-of-pocket costs and expenses (including the reasonable fees, charges and disbursements of Cahill Gordon & Reindel LLP, as counsel to the Agent and the Incremental Lenders) of the Agent and the 2021 Incremental Amendment Lead Arrangers incurred in connection with the transactions contemplated hereby for which invoices have been presented at least three (3) Business Days prior to the Incremental Amendment No. 2 Effective Date shall have been paid.
(g) The fees previously agreed to be paid by the Borrower on the Incremental Amendment No. 2 Effective Date to the 2021 Incremental Amendment Lead Arrangers shall have been paid.
(h) The Agent, the 2021 Incremental Amendment Lead Arrangers and Incremental Lenders shall have received all documentation and other information reasonably requested by them at least three (3) Business Days prior to the Incremental Amendment No. 2 Effective Date that shall have been reasonably requested by the Agent, the 2021 Incremental Amendment Lead Arrangers or the Incremental Lenders at least ten (10) Business Days prior to the Incremental Amendment No. 2 Effective Date and is required to be obtained or maintained by them by regulatory authorities under applicable “know your customer” and anti-money laundering or terrorist financing rules and regulations, including the USA PATRIOT Act.
(i) The Agent shall have received a Borrowing Request with respect to the Incremental Term Loans in accordance with the requirements of Section 2.02 of the Amended Credit Agreement.
(j) The Acquisition shall have been consummated, in all material respects, pursuant to the definitive Stock Purchase Agreement dated as of August 3, 2021 (the “Original Execution Date”), by and among the Borrower, the current owner of all of the Target’s outstanding stock, and the Target (together with the exhibits and disclosure schedules thereto, the “Acquisition Agreement”). The Acquisition Agreement shall not have been amended or waived or modified or consent granted thereunder by the Borrower or any of the Borrower’s affiliates in a manner materially adverse to the 2021 Incremental Amendment Lead Arrangers or the Incremental Lenders without the consent of the 2021 Incremental Amendment Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned).
(k) Upon the effectiveness of this Amendment and both immediately before and immediately after giving effect to this Amendment, and the making of the 2021 Incremental Term Loans on the 2021 Incremental Amendment Effective Date and the application of the proceeds thereof to consummate the Acquisition and as otherwise contemplated by this Amendment, the Specified Acquisition Agreement Representations and the Specified Representations, in each case, shall be true and correct in all material respects (without duplication of any materiality qualifiers therein).
(l) The Agent shall have received the results of recent lien and judgment searches in each of the jurisdictions reasonably requested by it.
(m) At least three (3) Business Days prior to the Incremental Amendment No. 2 Effective Date, to the extent the Borrower qualifies as a “legal entity customer” under 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”) and the Agent has requested such a Beneficial Ownership Certification (as defined below) in writing at least ten (10) Business Days prior to the Incremental Amendment No. 2 Effective Date, the Agent shall have received a certification regarding individual beneficial ownership as required by the Beneficial Ownership Regulation (the “Beneficial Ownership Certification”) in relation to the Borrower.

(n) The Agent and the Incremental Lenders shall have received a certificate from a Responsible Officer of the Borrower dated the Incremental Amendment No. 2 Effective Date certifying that the conditions set forth in clauses (k), (q) and (s) of this Section 5 have been satisfied.
(o) The 2021 Incremental Amendment Lead Arrangers shall have received (i) a consolidated balance sheet of the Target and the related condensed consolidated statements of income or operations and cash flows of the Target in form and substance customary for transactions of this type as of the end of and for, as applicable, each fiscal quarter ended after December 31, 2020 and more than 45 days prior to Incremental Amendment No. 2 Effective Date (other than the fourth fiscal quarter of any fiscal year); (ii) the audited consolidated balance sheet of the Target and the related consolidated statements of income or operations and cash flows of the Target as of the end of and for, as applicable (x) the fiscal year ended December 31, 2020 and (y) if the Incremental Amendment No. 2 Effective Date occurs after the date that is 90 days after December 31, 2021, the fiscal year ended December 31, 2021; (iii) a consolidated balance sheet of the Borrower and the related consolidated statements of income or operations and cash flows of the Borrower in form and substance customary for transactions of this type as of the end of and for, as applicable, each fiscal quarter ended after December 31, 2020 and more than 45 days prior to the Incremental Amendment No. 2 Effective Date (other than the fourth fiscal quarter of any fiscal year); (iv) the audited consolidated balance sheet of the Borrower and the related consolidated statements of income or operations and cash flows of the Borrower as of the end of and for, as applicable (x) the fiscal year ended December 31, 2020 and (y) if the Incremental Amendment No. 2 Effective Date occurs after the date that is 90 days after December 31, 2021, the fiscal year ended December 31, 2021; and (v) a pro forma consolidated balance sheet and related pro forma statements of income of the Borrower and its subsidiaries (including the Target and its subsidiaries) as of the last day of the most recent fiscal quarter for which financial statements were delivered pursuant to clause (iii) or (iv) above, as applicable prepared after giving pro forma effect to the Transactions as if such Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statements of income), which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).
(p) The Agent shall have received a “Life-of-Loan” flood hazard determination for each real property encumbered by a Mortgage and, for any Mortgaged Property on which improvements are located in a special flood hazard area, (i) a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and (ii) evidence of insurance required by Section 5.10(b) of the Credit Agreement.
(q) Since the date of the Acquisition Agreement, there shall not have occurred any change, effect, circumstance or development that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Material Adverse Effect (as defined in the Acquisition Agreement as in effect on the Original Execution Date).
(r) After giving effect to the consummation of the Acquisition, neither the Borrower nor any of its subsidiaries (including the Acquired Business) shall have any debt outstanding other than (i) the 4.875% Senior Notes due 2027 that were outstanding as of August 23, 2021, (ii) the 5.125% Senior Notes due 2029 that were outstanding as of August 23, 2021, (iii) the Term Loans that were outstanding as of August 23, 2021 and the 2021 Incremental Term Loans incurred on the date hereof pursuant to this Amendment, (iv) debt (excluding potential reimbursement obligations for outstanding letters of credit to the extent not then payable)

outstanding under the ABL Credit Agreement and (v) ordinary course capital leases, financing leases and purchase money debt.
(s) After giving pro forma effect to the Transactions (including, without limitation, the establishment of 2021 Incremental Commitments and the incurrence of 2021 Incremental Term Loans) as if they had occurred at the beginning of the four consecutive fiscal quarters ending June 30, 2021, as of the Original Execution Date, (i) the Transactions were permitted under the Credit Agreement, (ii) the representations and warranties set forth in Article III of the Credit Agreement and in the other Loan Documents were true and correct in all material respects with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date; provided that any representation or warranty that is qualified as to materiality or “Material Adverse Effect” was true and correct in all respects after giving effect to any such qualification as to materiality or “Material Adverse Effect” and (iii) no Default had occurred and was continuing.
(t) The 2021 Incremental Amendment Lead Arrangers and the Incremental Lenders shall have received evidence that the ABL Credit Agreement has been amended (or shall be amended concurrently with the funding of the 2021 Incremental Term Loans) to the extent, if any, required in a manner satisfactory to the 2021 Incremental Amendment Lead Arrangers to permit the Loan Parties to enter into the Transactions.
(u) The Agent shall have received with respect to the Target and each of its subsidiaries, other than any Excluded Subsidiary, (i) an executed Joinder Agreement substantially in the form attached to the Amended Credit Agreement as Exhibit D, (ii) an executed supplement to the Security Agreement substantially in the form of Annex 1 to the Security Agreement (the “Security Agreement Supplement”), (iii) the certificates representing the shares of Capital Stock of each Subsidiary pledged pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, (iv) each promissory note and other instrument (if any) pledged to the Agent pursuant to the Security Agreement (to the extent required thereby) endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof, (v) a completed Perfection Certificate dated the Incremental Amendment No. 2 Effective Date and signed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby, (vi) each document (including any UCC financing statement) reasonably requested by the Agent to be filed, registered or recorded in order to create in favor of the Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral, (vii) fully executed counterparts of the other Loan Documents to be entered into on the Incremental Amendment No. 2 Effective Date, including the ABL Intercreditor Agreement, and such other certificates, documents, instruments and agreements as the Agent shall reasonably request in connection with the transactions and (viii) customary confirmation of releases from liens (other than Permitted Liens) which attach to all or any portion of the Acquired Business, repayment of debt of the Acquired Business and termination of guarantees in respect of such debt.
The Agent shall notify the Borrower and the Lenders of the Incremental Amendment No. 2 Effective Date, and such notice shall be conclusive and binding.
SECTION 6. Post-Closing Requirements. Within ninety (90) days after the Incremental Amendment No. 2 Effective Date, unless waived or extended by the Agent in its sole discretion, with respect to each real property encumbered by a Mortgage, the Agent shall have received the following, in each case in form and substance reasonably acceptable to the Agent:

(a) Written confirmation (which may be in the form of email correspondence) provided to the Agent from local counsel in the jurisdiction in which the real property encumbered by a Mortgage is located substantially to the effect that:
(i)the recording of the existing Mortgage is the only filing or recording necessary to give constructive notice to third parties of the lien created by such Mortgage as security for the Secured Obligations, including the Secured Obligations evidenced by this Amendment, and the other documents executed in connection therewith, for the benefit of the Secured Parties; and
(ii)no other documents, instruments, filings, recordings, re-recordings, re-filings or other actions, including, without limitation, the payment of any mortgage recording taxes or similar taxes, are necessary or appropriate under applicable law in order to maintain the continued enforceability, validity or priority of the Lien created by such Mortgage as security for the Secured Obligations, including the Secured Obligations evidenced by this Amendment, and the other documents executed in connection therewith, for the benefit of the Secured Parties; or
(b) such other documentation as shall confirm the enforceability, validity, perfection and priority of the lien of the Mortgage in favor of the Secured Parties, including, if reasonably determined to be necessary or advisable by the Agent:
(i)an amendment to the existing Mortgage (the “Mortgage Amendment”) to reflect the matters set forth in this Amendment, duly executed and acknowledged by the applicable Loan Party, and in form for recording in the recording office where such Mortgage was recorded, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof under applicable law;
(ii)a favorable opinion or opinions, addressed to the Agent and the Secured Parties covering, among other things, the enforceability, due authorization, execution and delivery of the applicable Mortgage, as amended by the Mortgage Amendment;
(iii)a date down endorsement to the existing title policy (or other title product where a date down endorsement is not available in the applicable jurisdiction), which shall reasonably assure the Agent as of the date of such endorsement (or as of the date of such other title product) that the real property subject to the lien of such Mortgage, as amended by the Mortgage Amendment, is free and clear of all title defects and encumbrances except for Permitted Liens;
(iv)evidence of payment by the Borrower of all search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgage Amendment referred to above; and
(v)such affidavits, certificates, information and instruments of indemnification as shall be required, and evidence of payment of all title insurance premiums and other charges, to induce the title insurance company to issue the endorsement to the title policy (or other title product) contemplated in this Section 6(b).
SECTION 7. Representations and Warranties. In order to induce the Incremental Lenders and the Agent to enter into this Amendment and to induce the Incremental Lenders to make the

Incremental Term Loans hereunder, the Borrower hereby represents and warrants to the Incremental Lenders and the Agent on and as of the Incremental Amendment No. 2 Effective Date that:
(a) This Amendment has been duly authorized, executed and delivered by each Loan Party hereto and constitutes the legal, valid and binding obligations of each such Loan Party enforceable against it in accordance with its terms, except that the enforceability hereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity.
(b) The execution, delivery and performance by each Loan Party of this Amendment is within such Loan Party’s corporate powers, has been duly authorized by all necessary corporate and, if necessary, stockholder action of such Loan Party, and does not and will not (a) conflict with or contravene the terms of any Loan Party’s organization documents, (b) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect and (ii) for filings and registrations necessary to perfect Liens created pursuant to the Loan Documents, (c) will not violate any Requirement of Law applicable to any Loan Party or any of the Restricted Subsidiaries, (d) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any of the Restricted Subsidiaries or their respective assets, or give rise to a right thereunder to require any payment to be made by any Loan Party or any of the Restricted Subsidiaries, and (e) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of the Restricted Subsidiaries, except Liens created pursuant to the Loan Documents; except, in the case of each of clauses (b) through (e) above, to the extent that any such violation, default or right, or any failure to obtain such consent or approval or to take any such action, would not reasonably be expected to result in a Material Adverse Effect.
(c) The representations and warranties of the Borrower and each other Loan Party contained in Article III of the Credit Agreement or any other Loan Document are true and correct in all material respects on and as of the date hereof provided that, to the extent that such representations and warranties expressly relate to an earlier date, they are true and correct in all material respects as of such earlier date (excluding the representation set forth in Section 3.15(a) of the Credit Agreement which are true and correct in all material respects as of the Incremental Amendment No. 2 Effective Date after giving effect to this Amendment); provided further that any representation and warranty that is qualified as to materiality or “Material Adverse Effect” is true and correct in all respects on the Incremental Amendment No. 2 Effective Date or on such earlier date, as the case may be after giving effect to any such qualification as to materiality or “Material Adverse Effect”.
(d) No Default or Event of Default exists on the date hereof before or after giving effect to this Amendment and the incurrence of the 2021 Incremental Term Loans and the use of proceeds therefrom.
(e) As of the Incremental Amendment No. 2 Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.
SECTION 8. Consent and Affirmation of the Loan Guarantors. Each of the Loan Guarantors, in its capacity as a guarantor under Article X of the Credit Agreement and a Grantor under the Security Agreement and as a party to each other Loan Document to which it is a party, hereby (i) consents to the execution, delivery and performance of this Amendment and agrees that each of the Loan Documents to which it is a party is, and shall continue to be, in full force and effect and is hereby in all respects ratified and confirmed on the Incremental Amendment No. 2 Effective Date, except that, on and after the Incremental Amendment No. 2 Effective Date, each reference to the “Credit Agreement,” “thereunder,” “thereof,” “therein” or words of like import referring to the Credit Agreement shall mean and be a reference to the Amended Credit Agreement and (ii) affirms and confirms its guarantee of the Obligations (including the 2021 Incremental Term Loans) and the prior pledge and/or prior grant of a security interest in the Collateral to secure the Obligations (including the 2021 Incremental Term Loans) and, after giving effect to this Amendment, all of the Collateral described in the Loan Documents does, and shall continue to, secure the payment and performance in full of all of the Obligations (including the 2021 Incremental Term Loans), including the Initial Term Loans and the 2021 Incremental Term Loans and the obligations related thereto and no new filings are required to be made or other action required to be taken to perfect or to maintain the perfection and priority of such Liens.
SECTION 9. Affirmation of the Borrower. The Borrower hereby (i) agrees that each of the Loan Documents to which it is a party is, and shall continue to be, in full force and effect and is hereby in all respects ratified and confirmed on the Incremental Amendment No. 2 Effective Date, except that, on and after the Incremental Amendment No. 2 Effective Date, each reference to the “Credit Agreement,” “thereunder,” “thereof,” “therein” or words of like import referring to the Credit Agreement shall mean and be a reference to the Amended Credit Agreement and (ii) affirms and confirms its prior pledge and/or prior grant of a security interest in the Collateral to secure the Obligations (including the 2021 Incremental Term Loans) and, after giving effect to this Amendment, all of the Collateral described in the Loan Documents does, and shall continue to, secure the payment and performance in full of all of the Obligations (including the 2021 Incremental Term Loans), including the Initial Term Loans and the 2021 Incremental Term Loans and the obligations related thereto and no new filings are required to be made or other action required to be taken to perfect or to maintain the perfection and priority of such Liens.
SECTION 10. Effect of Amendment. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of, the Lenders or the Agent under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. The parties hereto acknowledge and agree that the amendment of the Credit Agreement pursuant to this Amendment and all other Loan Documents amended and/or executed and delivered in connection herewith shall not constitute a novation of the Credit Agreement and the other Loan Documents as in effect prior to the date hereof. Nothing herein shall be deemed to establish a precedent for purposes of interpreting the provisions of the Credit Agreement or entitle any Loan Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances. This Amendment shall apply to and be effective only with respect to the provisions of the Credit Agreement and the other Loan Documents specifically referred to herein.
SECTION 11. Severability. Any term or provision of this Amendment which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Amendment or affecting the validity or enforceability of any of the terms or provisions of this Amendment in any other jurisdiction. If any provision of this Amendment is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.
SECTION 12. Execution in Counterparts. This Amendment may be executed in counterparts (including by facsimile or other electronic transmission), each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Amendment by facsimile transmission or by “.pdf” or similar electronic transmission shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in this Amendment shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
SECTION 13. Amendment, Modification and Waiver. This Amendment may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto. This Amendment, the Amended Credit Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.
SECTION 14. GOVERNING LAW. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
SECTION 15. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

CLEAN HARBORS, INC., as Borrower
By:
Name: Michael Battles
Title: Executive Vice President and CFO

OTHER LOAN PARTIES:

ACE/ALLWASTE ENVIRONMENTAL SERVICES OF INDIANA, LLC
ALTAIR DISPOSAL SERVICES, LLC
AQUILEX FINANCE LLC
AQUILEX INTERMEDIATE CORPORATE HOLDINGS LLC
AQUILEX INTERMEDIATE HOLDINGS LLC
AQUILEX LLC
BATON ROUGE DISPOSAL, LLC
BRIDGEPORT DISPOSAL, LLC
CARBER HOLDINGS, INC.
CB US HOLDINGS, INC.
CH INTERNATIONAL HOLDINGS, LLC
CLEAN HARBORS ANDOVER, LLC
CLEAN HARBORS ARAGONITE, LLC
CLEAN HARBORS ARIZONA, LLC
CLEAN HARBORS BATON ROUGE, LLC
CLEAN HARBORS BDT, LLC
CLEAN HARBORS BUTTONWILLOW, LLC
CLEAN HARBORS CHATTANOOGA, LLC
CLEAN HARBORS CLIVE, LLC
CLEAN HARBORS COFFEYVILLE, LLC
CLEAN HARBORS COLFAX, LLC
CLEAN HARBORS DEER PARK, LLC
CLEAN HARBORS DEER TRAIL, LLC
CLEAN HARBORS DEVELOPMENT, LLC
CLEAN HARBORS DISPOSAL SERVICES, INC.
CLEAN HARBORS EL DORADO, LLC
CLEAN HARBORS ENVIRONMENTAL SERVICES, INC.
CLEAN HARBORS EXPLORATION SERVICES, INC.
CLEAN HARBORS FLORIDA, LLC
CLEAN HARBORS GRASSY MOUNTAIN, LLC
CLEAN HARBORS INDUSTRIAL SERVICES, INC.
CLEAN HARBORS KANSAS, LLC
CLEAN HARBORS KINGSTON FACILITY CORPORATION
[Signature Page to Incremental Facility Amendment No. 2]

CLEAN HARBORS LAPORTE, LLC
CLEAN HARBORS LAUREL, LLC
CLEAN HARBORS LONE MOUNTAIN, LLC
CLEAN HARBORS OF BALTIMORE, INC.
CLEAN HARBORS OF BRAINTREE, INC.
CLEAN HARBORS OF CONNECTICUT, INC.
CLEAN HARBORS PECATONICA, LLC
CLEAN HARBORS RECYCLING SERVICES OF CHICAGO, LLC
CLEAN HARBORS RECYCLING SERVICES OF OHIO, LLC
CLEAN HARBORS REIDSVILLE, LLC
CLEAN HARBORS SAN JOSE, LLC
CLEAN HARBORS SAN LEON, INC.
CLEAN HARBORS SERVICES, INC.
CLEAN HARBORS SURFACE RENTALS USA, INC.
CLEAN HARBORS TENNESSEE, LLC
CLEAN HARBORS WESTMORLAND, LLC
CLEAN HARBORS WHITE CASTLE, LLC
CLEAN HARBORS WICHITA, LLC
CLEAN HARBORS WILMINGTON, LLC
CONFINED SPACE SERVICES L.L.C.
COUSINS WASTE CONTROL, LLC
CROWLEY DISPOSAL, LLC
CYN OIL CORPORATION
DEBUSK INDUSTRIAL SERVICES COMPANY LLC
DISPOSAL PROPERTIES, LLC
EMERALD SERVICES, INC.
GLOBAL VAPOR CONTROL, INC.
GREEN VIEW TECHNOLOGIES, INC.
GSX DISPOSAL, LLC
HILLIARD DISPOSAL, LLC
HPC PETROSERV, INC.
HYDROCHEM INDUSTRIAL CLEANING LLC
HYDROCHEM LLC
IISG CENTRAL REGION LLC
IISG GULF COAST LLC
IISG REAL ESTATE LLC
INDUSTRIAL SERVICE OIL COMPANY, INC.
INLAND INDUSTRIAL SERVICES GROUP LLC
INLAND WATERS OF OHIO LLC
INLAND WATERS POLLUTION CONTROL SERVICES LLC
JESCO INDUSTRIAL SERVICE, LLC
LJ ENERGY SERVICES INTERMEDIATE HOLDING CORP.
MIDSTATE ENVIRONMENTAL SERVICES LP
MIDSTEV MANAGEMENT LLC
MURPHY’S WASTE OIL SERVICE INC.
OMNICHEM, LLC
PHILIP SERVICES/NORTH CENTRAL, LLC
[Signature Page to Incremental Facility Amendment No. 2]

PMS INDUSTRIAL SERVICES, LLC
POWER VAC CONSTRUCTION L.L.C.
PSC INDUSTRIAL HOLDINGS CORP.
PSC INDUSTRIAL OUTSOURCING OF MICHIGAN, LLC
PSC INDUSTRIAL, INC.
PSC INDUSTRIAL OUTSOURCING, LP
PSC LDAR SERVICES, LLC
RMF AQUILEX CORP.
ROEBUCK DISPOSAL, LLC
ROSEMEAD OIL PRODUCTS, INC.
SAFETY-KLEEN ENVIROSYSTEMS COMPANY
SAFETY-KLEEN ENVIROSYSTEMS COMPANY OF PUERTO RICO, INC.
SAFETY-KLEEN, INC.
SAFETY-KLEEN INTERNATIONAL, INC.
SAFETY-KLEEN SYSTEMS, INC.
SAFETY-KLEEN OF CALIFORNIA, INC.
SAWYER DISPOSAL SERVICES, LLC
SEAPORT ENVIRONMENTAL, LLC
SERVICE CHEMICAL, LLC
SPEED INDUSTRIAL CORPORATE, LLC
SPEED INDUSTRIAL SERVICE CATALYST LLC
SPEED INDUSTRIAL SERVICE, LLC
SPEED INDUSTRIAL SERVICE OF BEAUMONT, LLC
SPEED INDUSTRIAL SERVICES OF LAKE CHARLES, LLC
SPEED INDUSTRIAL SERVICES OF LOUISIANA, LLC
SPEED INDUSTRIAL SERVICES OF TEXAS, LLC
SPRING GROVE RESOURCE RECOVERY, INC.
THERMO FLUIDS INC.
THE SOLVENTS RECOVERY SERVICE OF NEW JERSEY, INC.
TOWER ROAD HOLDINGS, LLC
TULSA DISPOSAL, LLC
UNITED RECYCLERS, LP

PLAQUEMINE REMEDIATION SERVICES, LLC By: Name: Michael McDonald Title: President

[Signature Page to Incremental Facility Amendment No. 2]

PMS INDUSTRIAL SERVICES, LLC
POWER VAC CONSTRUCTION L.L.C.
PSC INDUSTRIAL HOLDINGS CORP.
PSC INDUSTRIAL OUTSOURCING OF MICHIGAN, LLC
PSC INDUSTRIAL, INC.
PSC INDUSTRIAL OUTSOURCING, LP
PSC LDAR SERVICES, LLC
RMF AQUILEX CORP.
ROEBUCK DISPOSAL, LLC
ROSEMEAD OIL PRODUCTS, INC.
SAFETY-KLEEN ENVIROSYSTEMS COMPANY
SAFETY-KLEEN ENVIROSYSTEMS COMPANY OF PUERTO RICO, INC.
SAFETY-KLEEN, INC.
SAFETY-KLEEN INTERNATIONAL, INC.
SAFETY-KLEEN SYSTEMS, INC.
SAFETY-KLEEN OF CALIFORNIA, INC.
SAWYER DISPOSAL SERVICES, LLC
SEAPORT ENVIRONMENTAL, LLC
SERVICE CHEMICAL, LLC
SPEED INDUSTRIAL CORPORATE, LLC
SPEED INDUSTRIAL SERVICE CATALYST LLC
SPEED INDUSTRIAL SERVICE, LLC
SPEED INDUSTRIAL SERVICE OF BEAUMONT, LLC
SPEED INDUSTRIAL SERVICES OF LAKE CHARLES, LLC
SPEED INDUSTRIAL SERVICES OF LOUISIANA, LLC
SPEED INDUSTRIAL SERVICES OF TEXAS, LLC
SPRING GROVE RESOURCE RECOVERY, INC.
THERMO FLUIDS INC.
THE SOLVENTS RECOVERY SERVICE OF NEW JERSEY, INC.
TOWER ROAD HOLDINGS, LLC
TULSA DISPOSAL, LLC
UNITED RECYCLERS, LP
VERSANT ENERGY SERVICES, INC. By: Name: Eric Gerstenberg Title: Officer and Authorized Signatory

[Signature Page to Incremental Facility Amendment No. 2]

GOLDMAN SACHS LENDING PARTNERS LLC, as an Incremental Lender By: Name: Robert Ehudin Title: Authorized Signatory

[Signature Page to Incremental Facility Amendment No. 2]

Schedule I

As of the Incremental Amendment No. 2 Effective Date:

Incremental Lender	Incremental Term Commitment
Goldman Sachs Lending Partners LLC	$1,000,000,000
Total:	$1,000,000,000

Exhibit A
[COMPOSITE CONFORMED COPY INCORPORATING INCREMENTAL FACILITY AMENDMENT NO. 1]1
MARKED VERSION REFLECTING CHANGES
PURSUANT TO INCREMENTAL FACILITY AMENDMENT NO. 2 TO CREDIT AGREEMENT
ADDED TEXT SHOWN UNDERSCORED
DELETED TEXT SHOWN ~~STRIKETHROUGH~~

CREDIT AGREEMENT

Dated as of June 30, 2017

As amended by the First Amendment on April 17, 2018,

As further amended by the Incremental Facility Amendment No. 1 on July 19, 2018 and

As further amended by the Incremental Facility Amendment No. 2 on October 8, 2021

Among

THE FINANCIAL INSTITUTIONS PARTY HERETO,
as Lenders

and

GOLDMAN SACHS LENDING PARTNERS LLC,
as Administrative Agent and Collateral Agent

and

CLEAN HARBORS, INC.,
as Borrower

and

THE LOAN GUARANTORS FROM TIME TO TIME PARTY HERETO
___________

GOLDMAN SACHS LENDING PARTNERS LLC,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
and
JPMORGAN CHASE BANK, N.A.,
as Joint Lead Arrangers and Joint Bookrunners

BARCLAYS BANK PLC,
ROBERT W. BAIRD & CO. INCORPORATED,
KEYBANC CAPITAL MARKETS INC.,
MACQUARIE CAPITAL (USA) INC.,
NEEDHAM & COMPANY, LLC,
OPPENHEIMER & CO. INC.,
STIFEL, NICOLAUS & COMPANY, INCORPORATED, and
RAYMOND JAMES & ASSOCIATES,
as Co-Managers

BANK OF AMERICA, N.A.,
as Syndication Agent

JPMORGAN CHASE BANK, N.A.,
as Documentation Agent

TABLE OF CONTENTS

		Page

ARTICLE I

DEFINITIONS

SECTION 1.01	Defined Terms		1
SECTION 1.02	Classification of Loans and Borrowings	~~44~~	50
SECTION 1.03	Conversion of Currencies	~~44~~	51
SECTION 1.04	Terms Generally	~~45~~	51
SECTION 1.05	Certain Calculations and Tests	~~45~~	51
SECTION 1.06	Change of Currency	~~45~~	51
SECTION 1.07	Accounting Terms; GAAP	~~45~~	51
SECTION 1.08	Limited Condition Acquisitions	~~46~~	52
SECTION 1.09	Term Loan Facility Consent Date and Effectiveness of the 100% Lender Consent Amendments		53

ARTICLE II

THE CREDITS

SECTION 2.01	Term Commitments	~~47~~	53
SECTION 2.02	Loans and Borrowings	~~47~~	53
SECTION 2.03	[Reserved]	~~48~~	54
SECTION 2.04	[Reserved]	~~48~~	54
SECTION 2.05	[Reserved]	~~48~~	54
SECTION 2.06	Repayment of Term Loans	~~48~~	54
SECTION 2.07	Evidence of Debt	~~48~~	55
SECTION 2.08	Optional Prepayment of Term Loans	~~49~~	55
SECTION 2.09	Mandatory Prepayment of Term Loans	~~50~~	56
SECTION 2.10	Fees	~~51~~	58
SECTION 2.11	Interest	~~51~~	58
SECTION 2.12	Conversion/Continuation Options	~~52~~	59
SECTION 2.13	Payments and Computations	~~53~~	59
SECTION 2.14	Increased Costs; Change of Law, Etc.	~~54~~	60
SECTION 2.15	Taxes	~~56~~	64
SECTION 2.16	Allocation of Proceeds; Sharing of Setoffs	~~59~~	67
SECTION 2.17	Mitigation Obligations; Replacement of Lenders	~~60~~	68
SECTION 2.18	[Reserved]	~~60~~	68
SECTION 2.19	Incremental Facilities	~~60~~	68

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.01	Organization; Powers	~~63~~	71
SECTION 3.02	Authorization; Enforceability	~~63~~	71
SECTION 3.03	Governmental Approvals; No Conflicts	~~63~~	71
SECTION 3.04	Financial Condition; No Material Adverse Change	~~63~~	71

SECTION 3.05	Properties	~~64~~	72
SECTION 3.06	Litigation and Environmental Matters	~~64~~	72
SECTION 3.07	Compliance with Laws and Agreements; Licenses and Permits	~~65~~	73
SECTION 3.08	Investment Company Status	~~65~~	73
SECTION 3.09	Taxes	~~65~~	73
SECTION 3.10	[Reserved]	~~65~~	73
SECTION 3.11	[Reserved]	~~66~~	73
SECTION 3.12	ERISA	~~66~~	74
SECTION 3.13	Disclosure	~~66~~	74
SECTION 3.14	Material Agreements	~~66~~	74
SECTION 3.15	Solvency	~~66~~	74
SECTION 3.16	Insurance	~~67~~	75
SECTION 3.17	Capitalization and Subsidiaries	~~67~~	75
SECTION 3.18	Security Interest in Collateral	~~67~~	75
SECTION 3.19	Labor Disputes	~~67~~	75
SECTION 3.20	Federal Reserve Regulations	~~67~~	76
SECTION 3.21	Anti-Corruption and Sanctions Laws	~~68~~	76
SECTION 3.22	Intellectual Property; Licenses, Etc.	~~68~~	76

ARTICLE IV

CONDITIONS

SECTION 4.01	Conditions Precedent to Effectiveness	~~69~~	77
SECTION 4.02	Conditions Precedent to Each Term Loan	~~71~~	79

ARTICLE V

AFFIRMATIVE COVENANTS

SECTION 5.01	Financial Statements and Other Information	~~71~~	79
SECTION 5.02	Notices of Material Events	~~74~~	82
SECTION 5.03	Existence; Conduct of Business	~~74~~	82
SECTION 5.04	Payment of Taxes	~~74~~	82
SECTION 5.05	Maintenance of Properties	~~74~~	82
SECTION 5.06	Books and Records; Inspection Rights	~~75~~	83
SECTION 5.07	Maintenance of Ratings	~~75~~	83
SECTION 5.08	Compliance with Laws	~~75~~	83
SECTION 5.09	Use of Proceeds	~~75~~	83
SECTION 5.10	Insurance	~~75~~	83
SECTION 5.11	Additional Collateral; Further Assurances ~~76~~: Negative Pledge		84
SECTION 5.12	~~[~~Post-Closing Requirements	~~78~~	86
SECTION 5.13	Compliance with Environmental Laws	~~78~~	86

ARTICLE VI

NEGATIVE COVENANTS

SECTION 6.01	Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock	~~78~~	87
SECTION 6.02	Limitation on Liens	~~86~~	95

SECTION 6.03	Merger, Consolidation or Sale of All or Substantially All Assets	~~86~~	95
SECTION 6.04	Limitation on Restricted Payments	~~89~~	97
SECTION 6.05	Limitations on Transactions with Affiliates	~~91~~	100
SECTION 6.06	Dispositions	~~93~~	101
SECTION 6.07	Limitation on Investments and Designation of Unrestricted Subsidiaries	~~95~~	103
SECTION 6.08	Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries	~~95~~	104
SECTION 6.09	Amendments to Junior Indebtedness or Organizational Documents	~~97~~	105
SECTION 6.10	[Reserved]	~~97~~	106
SECTION 6.11	Business of the Borrower and Restricted Subsidiaries	~~97~~	106
SECTION 6.12	Fiscal Year	~~97~~	106

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01	Events of Default	~~97~~	106
SECTION 7.02	Remedies upon Event of Default	~~99~~	108

ARTICLE VIII

THE AGENT

SECTION 8.01	The Agent	~~100~~	109
SECTION 8.02	Credit Bidding	~~102~~	111
SECTION 8.03	Withholding Taxes	~~103~~	112

ARTICLE IX

MISCELLANEOUS

SECTION 9.01	Notices	~~104~~	113
SECTION 9.02	Waivers; Amendments	~~105~~	114
SECTION 9.03	Expenses; Indemnity; Damage Waiver	~~108~~	117
SECTION 9.04	Successors and Assigns	~~109~~	118
SECTION 9.05	Survival	~~112~~	121
SECTION 9.06	Counterparts; Integration; Effectiveness; Electronic Execution	~~112~~	122
SECTION 9.07	Severability	~~113~~	122
SECTION 9.08	Right of Setoff	~~113~~	122
SECTION 9.09	Governing Law; Jurisdiction	~~114~~	123
SECTION 9.10	Waiver of Jury Trial	~~114~~	123
SECTION 9.11	Headings	~~115~~	124
SECTION 9.12	Confidentiality	~~115~~	124
SECTION 9.13	Several Obligations; Nonreliance; Violation of Law	~~115~~	124
SECTION 9.14	USA PATRIOT Act	~~115~~	125
SECTION 9.15	Disclosure	~~116~~	125
SECTION 9.16	Interest Rate Limitation	~~116~~	125
SECTION 9.17	Material Non-Public Information	~~116~~	125
SECTION 9.18	No Fiduciary Duty, etc.	~~116~~	125
SECTION 9.19	Keepwell	~~117~~	127
SECTION 9.20	Acknowledgement and Consent to Bail-In of ~~EEA~~ Affected Financial Institutions	~~118~~	127

SECTION 9.21	Certain ERISA Matters		127
SECTION 9.22	Acknowledgement Regarding any Supported QFCs		129

ARTICLE X

LOAN GUARANTY

SECTION 10.01	Guaranty	~~118~~	130
SECTION 10.02	Guaranty of Payment	~~119~~	130
SECTION 10.03	No Discharge or Diminishment of Loan Guaranty	~~119~~	131
SECTION 10.04	Defenses Waived	~~119~~	131
SECTION 10.05	Rights of Subrogation	~~120~~	132
SECTION 10.06	Reinstatement; Stay of Acceleration	~~120~~	132
SECTION 10.07	Information	~~120~~	132
SECTION 10.08	[Reserved]	~~120~~	132
SECTION 10.09	Maximum Liability	~~120~~	132
SECTION 10.10	Contribution	~~121~~	132
SECTION 10.11	Liability Cumulative	~~121~~	133
SECTION 10.12	Release of Loan Guarantors	~~121~~	133

SCHEDULES:
Schedule I    —    Term Commitments
Schedule 1.01(a)    —    Unrestricted Subsidiaries
Schedule 1.01(b)    —    Mortgaged Properties
Schedule 3.05(a)    —    Principal Place of Business and Chief Executive Office
Schedule 3.05(f)    —    Intellectual Property
Schedule 3.17    —    Capitalization and Subsidiaries
Schedule 3.19    —    Labor Disputes
Schedule 4.01(b)    —    Local Counsel
Schedule 5.12    —    Post-Closing Requirements
Schedule 6.01    —    Existing Indebtedness
Schedule 6.02    —    Existing Liens
Schedule 6.04    —    Restricted Payments
Schedule 6.05    —    Existing Affiliate Transactions
Schedule 6.07    —    Existing Investments
Schedule 9.01    —    Borrower’s Website for Electronic Delivery
EXHIBITS:
Exhibit A    —    Form of Administrative Questionnaire
Exhibit B    —    Form of Assignment and Assumption
Exhibit C    —    Form of Compliance Certificate
Exhibit D    —    Joinder Agreement
Exhibit E    —    Form of Borrowing Request
Exhibit F    —    Form of Term Loan Note
Exhibit G    —    Form of Conversion or Continuation Notice
Exhibit H    —    [Reserved]
Exhibit I    —    [Reserved]
Exhibit J    —    Form of ABL Intercreditor Agreement
Exhibit K-1    —    Form of U.S. Tax Compliance Certificate
Exhibit K-2    —    Form of U.S. Tax Compliance Certificate
Exhibit K-3    —    Form of U.S. Tax Compliance Certificate
Exhibit K-4    —    Form of U.S. Tax Compliance Certificate

CREDIT AGREEMENT dated as of June 30, 2017 (as amended by the First Amendment on April 17, 2018, as amended by the certain Incremental Facility Amendment No. 1 on July 19, 2018 and as amended by the Incremental Facility Amendment No. 2 on October 8, 2021, this “Agreement”), among CLEAN HARBORS, INC., a Massachusetts corporation (the “Borrower”), each Subsidiary of the Borrower that, from time to time, becomes a party hereto, the Lenders (as defined in Article I), and GOLDMAN SACHS LENDING PARTNERS LLC, as administrative agent for the Lenders and collateral agent for the Secured Parties hereunder (in such capacities, together with its successors and assigns in such capacities, the “Agent”).
WHEREAS, the Borrower has requested that the Lenders extend Term Loans on the Closing Date in an aggregate principal amount of $400,000,000.
WHEREAS, the proceeds of the Term Loans funded on the Closing Date will be used, together with cash on hand of the Borrower, to (x)(i) repurchase on the Closing Date $296,202,000 aggregate principal amount (“Repurchased Notes”) of its 5.25% Senior Notes due 2020 (the “2020 Senior Notes”) through a tender offer (the “Tender Offer”) and (ii) subsequently redeem pursuant to an irrevocable notice of redemption delivered on the Closing Date by the Borrower to the trustee under the 2020 Senior Notes Indenture additional 2020 Senior Notes (the “Redeemed Notes”) in an aggregate principal amount equal to $103,798,000 (the repurchase of the Repurchased Notes and the redemption of the Redeemed Notes being collectively referred to herein as the “Refinancing Transactions”) and (y) pay fees and expenses incurred in connection with the foregoing (including premiums and accrued and unpaid interest to be paid in connection with the Refinancing Transactions, the “Transaction Costs”). The borrowing of the Term Loans on the Closing Date, the Refinancing Transactions and the payment of Transaction Costs are collectively referred to herein as the “Transactions”.
NOW THEREFORE, the parties hereto agree as follows:
ARTICLE I

DEFINITIONS
SECTION 1.1Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“2018 Incremental Term Commitments” means the New Term Commitments made on the Incremental Amendment No. 1 Effective Date pursuant to Incremental Facility Amendment No. 1.
“2018 Incremental Term Loans” means the New Term Loans made on the Incremental Amendment No. 1 Effective Date pursuant to Incremental Facility Amendment No 1.
“2020 Senior Notes” has the meaning assigned to such term in the recitals to this Agreement.
“2020 Senior Notes Indenture” the indenture dated as of July 30, 2012 among Clean Harbors, Inc., the guarantors party thereto and U.S. Bank National Association, relating to the 2020 Senior Notes.
“2021 Incremental Amendment Lead Arrangers” has the meaning set forth in Incremental Facility Amendment No. 2.

“2021 Incremental Term Commitments” has the meaning set forth in Incremental Facility Amendment No. 2. The amount of the 2021 Incremental Term Loan Commitments as of the Incremental Amendment No. 2 Effective Date is $1,000,000,000.
“2021 Incremental Term Lender” means each Lender that has a 2021 Incremental Term Commitment or that is a holder of 2021 Incremental Term Loans.
“2021 Incremental Term Loan Facility” means the 2021 Incremental Term Loan Commitment and the 2021 Incremental Term Loans made thereunder.
“2021 Incremental Term Loans” means the Incremental Term Loans incurred under the Incremental Facility Amendment No. 2.
“2021 Incremental Term Loan Maturity Date” means October 8, 2028.
“2021 Senior Notes” means $845.0 million aggregate principal amount of the Borrower’s 5.125% senior notes due 2021.
“2021 Senior Notes Indenture” means the indenture dated as of December 7, 2012 among Clean Harbors, Inc., the guarantors party thereto and U.S. Bank National Association, relating to the 2021 Senior Notes.
“ABL Credit Agreement” means the Fifth Amended and Restated Credit Agreement dated as of November 1, 2016 by and among the Borrower, each of the other borrower and guarantor parties thereto, each of the lenders and issuing banks party thereto and Bank of America, N.A., as administrative agent and collateral agent (as amended, amended and restated or otherwise modified from time to time).
“ABL Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the Closing Date in the form of Exhibit J hereto.
“Acquired Business” has the meaning set forth in Incremental Facility Amendment No. 2.
“Acquired Entity or Business” means any Person, property, business or asset acquired by the Borrower or any Restricted Subsidiary, to the extent not subsequently sold, transferred or otherwise disposed by the Borrower or such Restricted Subsidiary.
“Acquired Indebtedness” means, with respect to any specified Person, (a) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person, and (b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
“Acquisition” has the meaning set forth in Incremental Facility Amendment No. 2.
“Acquisition Agreement” has the meaning set forth in Incremental Facility Amendment No. 2.

“Administrative Questionnaire” means an Administrative Questionnaire in the form supplied by the Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this Agreement, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
“Affiliate Transaction” has the meaning assigned to such term in Section 6.05(a).
“Agent” has the meaning assigned to such term in the recitals to this Agreement.
“Agent’s Office” means the Agent’s address and, as appropriate, account as the Agent may from time to time notify the Borrower and the Lenders.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its direct or indirect parent companies or subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Amount” means, at any time (the “Reference Time”), an amount equal to (a) the sum, without duplication, of:
    (i)    $495.0 million, plus
    (ii)    an amount equal to 50% of the Consolidated Net Income (excluding from Consolidated Net Income, for this purpose only, any amount that otherwise increased the Applicable Amount pursuant to clause (v) or (vi) below) of the Borrower for the period (taken as one accounting period) from March 31, 2017 to the end of the Borrower’s most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 5.01 at the Reference Time, or, in case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit, plus
    (iii)    the amount of any capital contributions in cash, marketable securities or Qualified Proceeds made to, or any proceeds in cash, marketable securities or Qualified Proceeds of an issuance of Equity Interests of the Borrower or any of its direct or indirect parent companies (or debt securities that have been converted or exchanged into Equity Interests of the Borrower or any of its direct or indirect parent companies (other than Disqualified Stock)) (in each case, other than (w) Excluded Contributions, (x) proceeds from Equity Interests of any direct or indirect parent company of the Borrower constituting the consideration for an Investment made in reliance on clause (j) of the definition of “Permitted Investments,” (y) the Designated Equity Amount and (z) the proceeds of Disqualified Stock of the Borrower and Designated Preferred Stock) received by, the Borrower from and including the Business Day immediately following the Closing Date through and including the Reference Time, including any such proceeds from the issuance of Equity Interests of any direct or indirect parent of the Borrower to the extent the cash proceeds thereof are contributed to the Borrower, plus

    (iv)    to the extent not already reflected as an increase to Consolidated Net Income or reflected as a return of capital or deemed reduction in the amount of such Investment pursuant to subclause (b)(ii) below, the amount of any distribution in cash, marketable securities or Qualified Proceeds received in respect of any Investment made in reliance on clause (q) of the definition of “Permitted Investments” and any dividend in cash, marketable securities or Qualified Proceeds received from an Unrestricted Subsidiary, in each case by the Borrower or any Restricted Subsidiary, plus
    (v)    to the extent not already reflected as a return of capital or deemed reduction in the amount of such Investment pursuant to subclause (b)(ii) below, the aggregate amount received in cash or marketable securities and the fair market value, as determined in good faith by the Borrower, of Qualified Proceeds received after the Closing Date by the Borrower and its Restricted Subsidiaries by means of (1) the sale or other disposition (other than to the Borrower or a Subsidiary) of Investments made in reliance on clause (q) of the definition of “Permitted Investments,” repurchases and redemptions of such Investments (other than by the Borrower or any Subsidiary) and repayments of loans or advances that constitute such Investments or (2) the sale (other than to the Borrower or a Subsidiary) of Equity Interests in an Unrestricted Subsidiary (solely to the extent that such Investments in Unrestricted Subsidiaries were outstanding in reliance on clause (q) of the definition of “Permitted Investments”), plus
    (vi)    to the extent not already reflected as a return of capital or deemed reduction in the amount of such Investment pursuant to subclause (b)(ii) below, the excess, if any, of (x) the fair market value of any Unrestricted Subsidiary redesignated after the Closing Date as a Restricted Subsidiary (as determined by the Borrower in good faith or, if such fair market value exceeded $150.0 million in writing by an Independent Financial Advisor) at the time of such redesignation to the extent that any Investment in such Unrestricted Subsidiary by the Borrower or any Restricted Subsidiary was made in reliance on clause (q) of the definition of “Permitted Investments” over (y) the aggregate actual amount of Investments in such Unrestricted Subsidiary made in reliance on clause (q) of the definition of “Permitted Investments,”
minus (b) the sum, without duplication, of:
    (i)    the aggregate actual amount of Restricted Payments (other than any Restricted Payments made pursuant to Section 6.04 (except clause (i) of Section 6.04)) since the Closing Date and prior to the Reference Time; and
    (ii)    the aggregate actual amount of Investments made in reliance on clause (q) of the definition of “Permitted Investments” (net of any return of capital in respect of such Investment or deemed reduction in the amount of such Investment including, without limitation, upon the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary or the sale of any such Investment for cash or Qualified Proceeds).
“Applicable Percentage” means, with respect to any Lender, the percentage of the aggregate outstanding Term Loans and Term Commitments represented by such Lender’s Term Loans and Term Commitments. If the Term Loans have been repaid and the Term Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Term Loans and Term Commitments most recently in effect, giving effect to any assignments.
“Applicable Rate” means (i) with respect to the Initial Term Loans, a percentage per annum equal to (~~i~~x) for Eurocurrency Rate Term Loans, 1.75%, and (~~ii~~y) for Base Rate Term Loans,

0.75% and (ii) with respect to the 2021 Incremental Term Loans, a percentage per annum equal to (x) for Eurocurrency Rate Term Loans, 2.00%, and (y) for Base Rate Term Loans, 1.00%.
“Approved Electronic Communications” means each notice, demand, communication, information, document and other material that any Loan Party is obligated to, or otherwise chooses to, provide to the Agent pursuant to any Loan Document or the transactions contemplated therein, including (a) any supplement, joinder or amendment to the Collateral Documents and any other written contractual obligation delivered or required to be delivered in respect of any Loan Document or the transactions contemplated therein and (b) any financial statement, financial and other report, notice, request, certificate and other information material.
“Approved Electronic Platform” has the meaning assigned to that term in Section 8.01.
“Approved Fund” has the meaning assigned to that term in Section 9.04(b).
“Asset Sale Prepayment Event” means any Disposition of any business units, assets or other property of the Borrower or any of the Restricted Subsidiaries not in the ordinary course of business (including any Disposition of any Equity Interests of any Subsidiary of the Borrower owned by the Borrower or a Restricted Subsidiary). Notwithstanding the foregoing, the term “Asset Sale Prepayment Event” shall not include any transaction permitted (or not expressly prohibited) by Section 6.06, other than transactions consummated in reliance on Section 6.06(i), (j), (k) or (n).
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Agent, in the form of Exhibit B or any other form approved by the Agent.
“Attributable Debt” in respect of a Sale and Lease-Back Transaction means, as at the time of determination, the present value (discounted at the interest rate then borne by the Term Loans that are Eurocurrency Rate Term Loans, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended); provided, however, that if such Sale and Lease-Back Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligation”.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable ~~EEA~~ Resolution Authority in respect of any liability of an ~~EEA~~Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule~~.~~ and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Eurocurrency Rate for a one month Interest Period for loans in Dollars on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that, with respect to the 2021 Incremental Term Loans, the Base Rate shall not be less than 1.00%; provided further that for the purpose of this definition, the Eurocurrency Rate for any day shall be based on the Eurocurrency Screen Rate (or if the Eurocurrency Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Eurocurrency Rate, respectively.
“Benchmark” means, initially, Eurocurrency Screen Rate; provided that if a replacement of the Benchmark has occurred pursuant to the Section 2.14(b)(ii), then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.
“Benchmark Replacement” means, for any Available Tenor:

(1) For purposes of clause (a) of this Section 2.14(b)(ii), the first alternative set forth below that can be determined by the Agent:

(a) the sum of: (i) Term SOFR and (ii) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, and 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration, or
(b) the sum of: (i) Daily Simple SOFR and (ii) the spread adjustment selected or recommended by the Relevant Governmental Body for the replacement of the tenor of Eurocurrency Screen Rate with a SOFR-based rate having approximately the same length as the interest payment period specified in clause (a) of this Section; and

(2) For purposes of clause (b) of Section 2.14(b)(ii), the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Agent and the Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time;
provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Transition Event” means, with respect to any then-current Benchmark other than Eurocurrency Screen Rate, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation, (b) with respect to a partnership, the board of directors of the general partner of the partnership and (c) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means, with respect to the Borrower, a duly adopted resolution of the Board of Directors of the Borrower or any committee thereof.
“Borrower” has the meaning assigned to such term in the preamble to this Agreement.
“Borrower Guaranteed Obligations” has the meaning assigned to such term in Section 10.01(b).
“Borrowing” means any Term Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurocurrency Rate Term Loans, as to which a single Interest Period is in effect.
“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.02 and substantially in the form attached hereto as Exhibit E, or such other form as shall be approved by the Agent.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed and, if the applicable Business Day relates to notices, determinations, fundings and payments in connection with the Eurocurrency Rate for any Eurocurrency Rate Term Loan, on which banks are open for general business in London.
“Capital Expenditures” means, for any period, the aggregate, without duplication, of (a) all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of the Borrower and the Restricted Subsidiaries; (b) the capitalized amount of any Capitalized Lease Obligations incurred by the Borrower and its Restricted Subsidiaries during such period; and (c) expenditures made for client contract investments and included as additions during the period to other assets reflected in the consolidated balance sheet of the Borrower and the Restricted Subsidiaries.
“Capital Stock” means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
“Capitalized Lease Obligation” means, subject to Section 1.08, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.
“Cash Equivalents” means:
(a)    Dollars;
(b)    in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(c)    securities issued or directly and fully and unconditionally guaranteed or insured by the government of the United States of America or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;
(d)    certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250.0 million;
(e)    repurchase obligations for underlying securities of the types described in clauses (c) and (d) above entered into with any financial institution meeting the qualifications specified in clause (d) above;
(f)    commercial paper rated at least “P-1” by Moody’s or at least “A-1” by S&P and in each case maturing within 12 months after the date of issuance thereof;
(g)    investment funds investing at least 95% of their assets in securities of the types described in clauses (a) through (f) above;
(h)    readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;
(i)    Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 12 months or less from the date of acquisition; and
(j)    in the case of any Foreign Subsidiary, investments of comparable tenure and credit quality to those described in the foregoing clauses (a) through (i) or other high quality short-term investments, in each case, customarily utilized in countries in which such Foreign Subsidiary operates for short-term cash management purposes.
Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (a) and (b) above, provided that such amounts are converted into one or more of the currencies set forth in clauses (a) and (b) above as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.
“Cash Management Agreement” means any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer, bilateral letters of credit and other cash management arrangements.
“Casualty Event” means, with respect to any equipment, fixed assets or real property (including any improvements thereon) of the Borrower or any Restricted Subsidiary, any loss of or damage to, or any condemnation or other taking by a Governmental Authority of, such property, the date on which the Borrower or any of the Restricted Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation to replace or repair such property, in each case, in excess of $10 million with respect to any such event.

“CFC” means a Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.
“Change in Law” means the occurrence after the date of this Agreement of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) compliance by the Lender (or, for purposes of Section 2.14(c)(ii), by any lending office of the Lender or by the Lender’s holding company, if any) with any request, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented, but only to the extent such rules, regulations, or published interpretations or directives are applied to the Borrower and its Subsidiaries by the Agent or any Lender in substantially the same manner as applied to another similarly situated borrower under comparable syndicated credit facilities.
“Change of Control” means the earliest to occur of:
(a)    the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder;
(b)    the acquisition by any Person or group, including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act as in effect on the Closing Date), other than the Permitted Holders, in a single transaction or in a series of related transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership of 50% or more of the total voting power of the Voting Stock of the Borrower or any of its direct or indirect parent companies; or
(c)    the occurrence of any “Change of Control” (or any comparable term) in any document pertaining to the 2020 Senior Notes, the 2021 Senior Notes or the ABL Credit Agreement, in each case, including any refinancings thereof.
For purposes of this definition, including other defined terms used herein in connection with this definition, (i) “beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act as in effect on the date hereof and (ii) the phrase Person or group is within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person or group or its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan.
Notwithstanding anything to the contrary in this definition or any provision of Section 13d-3 of the Exchange Act, a Person or group shall not be deemed to beneficially own Equity Interests to be acquired by such Person or group pursuant to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement until the consummation of the acquisition of the Equity Interests in connection with the transactions contemplated by such agreement.

“Class” when used (a) in reference to any Term Loan or Borrowing, refers to whether such Term Loan, or the Term Loans comprising such Borrowing, are Initial Term Loans, 2021 Incremental Term Loans, New Term Loans of any Series or Extended Term Loans of any Extension Series, (b) in reference to any Term Commitment refers to whether such Term Commitment is an Initial Term Commitment, 2021 Incremental Term Commitment or New Term Commitment (with respect to a Series of New Term Loans) and (c) in reference to any Lender, refers to whether such Lender is an Initial Term Lender, 2021 Increment Term Lender or Lender with a New Term Commitment or holding New Term Loans or Extended Term Loans of any other Class. For the avoidance of doubt, (i) the 2018 Incremental Term Loans incurred under the Incremental Facility Amendment No. 1 shall constitute the same Class with the Initial Term Loans~~,~~ and the 2018 Incremental Term Commitments under the Incremental Facility Amendment No. 1 shall constitute an “Initial Term Commitment” and (ii) the 2021 Incremental Term Loans incurred under the Incremental Facility Amendment No. 2 shall constitute a separate Class and Series from the Initial Term Loans.
“Closing Date” means June 30, 2017.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means any “Collateral” as defined in the Security Agreement, Mortgaged Property and any and all property owned, leased or operated by a Person from time to time subject to a security interest or Lien in favor of the Agent for the benefit of the Secured Parties under the Collateral Documents.
“Collateral Documents” means, collectively, the Security Agreement, the Mortgages and any other documents granting (or purporting to grant) a Lien upon the Collateral as security for payment of the Obligations.
“Co-Managers” means Barclays Bank PLC, Robert W. Bair &Co. Incorporated, Keybanc Capital Markets Inc., Macquarie Capital (USA) Inc., Needham & Company, LLC, Oppenheimer & Co, Inc., Stifel, Nicolaus & Company, Incorporated and Raymond James & Associates.
“Commitments Schedule” means Schedule I.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Compliance Certificate” means a certificate of the Borrower substantially in the form of Exhibit C.
“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.
“Consolidated First Lien Debt Ratio” as of any date of determination means the ratio of (a) the excess of (i) Consolidated Total Indebtedness that is secured by any Lien on any assets or property of the Borrower or any of its Subsidiaries; provided that such Indebtedness (A) is not expressly subordinated pursuant to a written agreement in right of payment to the Obligations or (B) is not secured by Liens on the Collateral that are expressly junior to the Liens securing the Obligations (it being understood that any Indebtedness under the ABL Credit Agreement and any Refinancing Indebtedness in respect thereof shall be included in the calculation of the Consolidated First Lien Debt Ratio) as of the

end of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.01 over (ii) an amount equal to the amount of cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries on such date that are free and clear of any Lien (other than non-consensual Permitted Liens and Permitted Liens of the type set forth in clauses (u) through (x) of the definition of “Permitted Liens”) to (b) EBITDA of the Borrower for the period of the most recently ended Test Period, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA, mutatis mutandis, as are set forth in the definition of “Interest Coverage Ratio”.
“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of (a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (iii) noncash interest payments (but excluding any noncash interest expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (iv) the interest component of Capitalized Lease Obligations, (v) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness and (vi) all commissions, discounts, yield and other fees and charges in the nature of interest expense related to any Receivables Facility, and excluding (A) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (B) any expensing of bridge, commitment and other financing fees and (C) any redemption premiums paid in connection with the redemption of any Indebtedness, plus (b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, less (c) interest income for such period. For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.
“Consolidated Leverage Ratio” with respect to any Person as of any date of determination, means the ratio of (a) the excess of Consolidated Total Indebtedness of such Person as of the end of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.01 over the amount of cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries on such date that are free and clear of any Lien (other than non-consensual Permitted Liens and Permitted Liens of the type set forth in clauses (u) through (x) of the definition of “Permitted Liens”) to (b) the aggregate amount of EBITDA of such Person for the period of the most recently ended Test Period, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Interest Coverage Ratio”.
“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that, without duplication:
(a)    any net after tax extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to severance, relocation, unusual contract terminations, one time compensation charges, warrants or options to purchase Capital Stock of a direct or indirect parent of the Borrower) shall be excluded,
(b)    the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period in accordance with GAAP,

(c)    any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded,
(d)    any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business, as determined in good faith by the Borrower, shall be excluded,
(e)    the Net Income for such period of any Person that is not a Restricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the Borrower or a Restricted Subsidiary thereof in respect of such period (subject in the case of dividends, distributions or other payments made to a Restricted Subsidiary to the limitations contained in clause (f) below),
(f)    solely for the purpose of determining the Applicable Amount and Excess Cash Flow, the Net Income for such period of any Restricted Subsidiary (other than any Subsidiary Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Borrower or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,
(g)    any increase in amortization or depreciation or other noncash charges resulting from the application of purchase accounting in relation to any acquisition that is consummated before or after the Closing Date, net of taxes, shall be excluded,
(h)    any net after-tax income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded,
(i)    any impairment charge or asset write-off, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded, and
(j)    any noncash compensation expense resulting from the application of Accounting Standards Codification 718 or any deferred compensation charges net of any cash payments made under such deferred compensation plans during such period to officers, directors, managers, consultants or employees (or their estates, Controlled Investment Affiliates or Immediate Family Members) shall be excluded.
“Consolidated Secured Debt Ratio” as of any date of determination means the ratio of (a) the excess of (i) Consolidated Total Indebtedness that is secured by any Lien as of the end of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.01 over (ii) an amount equal to the amount of cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries on such date that are free and clear of any Lien (other than non-consensual Permitted Liens and Permitted Liens of the type set forth in clauses (u) through (x) of the definition of “Permitted Liens”) to (b) EBITDA of the Borrower for the period of the most recently ended Test Period, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA, mutatis mutandis, as are set forth in the definition of “Interest Coverage Ratio”.
“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (a) the aggregate amount of all outstanding Indebtedness of the Borrower and the Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, obligations in respect of Capitalized Lease Obligations, Attributable Debt in respect of Sale and Lease-Back Transactions and debt obligations evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (and excluding any undrawn letters of credit), (b) the aggregate amount of all outstanding Disqualified Stock of the Borrower and all Disqualified Stock and Preferred Stock of the Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and Maximum Fixed Repurchase Prices and (c) the aggregate outstanding amount of advances under any Receivables Facility of the Borrower or any of its Restricted Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP. For purposes of this definition, the “Maximum Fixed Repurchase Price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Borrower.
“Consolidated Working Capital” means, at any date, the excess of (a) the sum of all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any Funded Debt, (ii) the current portion of accrued interest and (iii) the current portion of current and deferred income taxes; provided that for the purposes of calculating increases or decreases of Consolidated Working Capital in the definition of “Excess Cash Flow”, any changes in current assets or current liabilities shall be excluded to the extent arising as a result of (x) the effect of fluctuations in the amount of recognized assets or liabilities under Hedge Agreements, (y) any reclassification of assets or liabilities between current and noncurrent in accordance with GAAP (other than as a result of the passage of time) and (z) the effects of acquisition method accounting.
“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (the “primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Controlled Investment Affiliate” means, as to any Person, any other Person which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Borrower and/or other companies.
“Covered Party” has the meaning set forth in Section 9.22(a).
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Agent decides that any such convention is not administratively feasible for the Agent, then the Agent may establish another convention in its reasonable discretion.
“Debt Incurrence Prepayment Event” means any issuance or incurrence by the Borrower or any of the Restricted Subsidiaries of (a) any Indebtedness (excluding any Indebtedness permitted to be issued or incurred under Section 6.01 other than pursuant to Section 6.01(b)(iv) or Section 6.01(b)(xxv)(A)) or (b) any Refinancing Term Loans.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, arrangement, rearrangement, receivership, insolvency, reorganization, examinership or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
“Deferred Net Cash Proceeds” has the meaning assigned to such term in the definition of “Net Cash Proceeds”.
“Derivative Transaction” means (a) an interest-rate transaction, including an interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar, and floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) an exchange-rate transaction, including a cross-currency interest-rate swap, a forward foreign-exchange contract, a currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks and (c) a commodity (including precious metal) derivative transaction, including a commodity-linked swap, a commodity-linked option, a forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks.
“Designated Equity Amount” has the meaning assigned to such term in Section 6.01(b)(xx).
“Designated Noncash Consideration” means the fair market value of noncash consideration received by the Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 6.06(j) that is designated as Designated Noncash Consideration pursuant to a certificate of a Responsible Officer delivered to the Agent, setting forth the basis of such valuation (which amount will be reduced by any cash proceeds subsequently received by the Borrower or any Restricted Subsidiary (other than from the Borrower or a Restricted Subsidiary) in connection with any subsequent repayment, redemption or Disposition of such noncash consideration).

“Designated Preferred Stock” means Preferred Stock of the Borrower or any direct or indirect parent company thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock pursuant to an Officers’ Certificate delivered to the Agent that is executed by a Responsible Officer of the Borrower on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in the definition of “Applicable Amount”.
“Discharge of Obligations” shall be deemed to have occurred on the first date that (a) all Term Commitments shall have been terminated, and (b) all Obligations arising under the Loan Documents (other than contingent obligations for unasserted claims) shall have been repaid in full.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Lease-Back Transaction and any issuance or sale of Equity Interests of any Subsidiary) of any property of the Borrower or any of the Restricted Subsidiaries.
“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is convertible or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Capital Stock that is not Disqualified Stock), other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale to the extent the terms of such Capital Stock provide that such Capital Stock shall not be required to be repurchased or redeemed until the Discharge of Obligations has occurred or such repurchase or redemption is otherwise permitted by this Agreement (including as a result of a waiver hereunder)), in whole or in part, in each case prior to the date that is ninety-one (91) days after the earlier of the Latest Maturity Date at the time of issuance thereof and the Discharge of Obligations; provided that if such Capital Stock is issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Capital Stock held by any future, present or former employee, director, manager or consultant (or their respective estates, Controlled Investment Affiliates or Immediate Family Members), of the Borrower, any of its Subsidiaries or any of its direct or indirect parent companies’ or any other entity in which the Borrower or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors of the Borrower (or the Compensation Committee thereof), in each case pursuant to any stockholders’ agreement, management equity plan or stock incentive plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries following the termination of employment of any such employee, director, manager or consultant with the Borrower or its Subsidiaries.
“Documentation Agent” means JPMorgan Chase Bank, N.A.
“Dollars” and the sign “$” each mean the lawful money of the United States of America.
“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.
“Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.
“Early Opt-in Election” means the occurrence of:
(1)a notification by the Agent to (or the request by the Borrower to the Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and
(2)the joint election by the Agent and the Borrower to trigger a fallback from Eurocurrency Screen Rate and the provision by the Agent of written notice of such election to the Lenders.

“ECF Percentage” means, with respect to the prepayment required by Section 2.09(a) with respect to any fiscal year of the Borrower, if the Consolidated Secured Debt Ratio (prior to giving effect to the applicable prepayment pursuant to Section 2.09(a), but after giving effect to any voluntary prepayments made pursuant to such Section prior to the date of such prepayment) as of the end of such fiscal year is (a) greater than 2.50 to 1.00, 50% of Excess Cash Flow for such fiscal year, (b) less than or equal to 2.50 to 1.00 but greater than 1.50 to 1.00, 25% of Excess Cash Flow for such fiscal year and (c) equal to or less than 1.50 to 1.00, 0% of Excess Cash Flow for such fiscal year.
“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period,
(a)    increased by (without duplication):
    (i)    provision for taxes based on income or profits, plus franchise or similar taxes, for such period deducted in computing Consolidated Net Income for such period, plus
    (ii)    consolidated Interest Charges for such period to the extent the same was deducted in calculating Consolidated Net Income for such period, plus
    (iii)    Consolidated Depreciation and Amortization Expense for such period to the extent such depreciation and amortization were deducted in computing Consolidated Net Income for such period, plus
    (iv)    any expenses or charges related to the Refinancing Transactions, any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred hereunder including a refinancing thereof (whether or not successful and including any such transaction prior to the Closing Date) and any amendment or modification to the terms of any such transactions, including all fees, expenses or charges deducted in computing Consolidated Net Income for such period, plus
    (v)    the amount of any restructuring charge or reserve deducted in such period in computing Consolidated Net Income for such period, including any one-time costs incurred in connection with (A) acquisitions whether consummated before or after the Closing Date or (B) the closing or consolidation of facilities whether before or after the Closing Date, plus

    (vi)    any write-offs, write-downs or other noncash charges reducing Consolidated Net Income for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period, plus
    (vii)    the amount of any non-controlling interest expense deducted in calculating Consolidated Net Income for such period, plus
    (viii)    the amount of net cost savings projected by the Borrower in good faith to be realized during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period) as a result of actions taken or to be taken in connection with any acquisition or disposition by the Borrower or any Restricted Subsidiary, net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings are reasonably identifiable and factually supportable, (B) such actions are taken or expected to be taken within 18 months after the date of such acquisition or disposition and (C) the aggregate amount of cost savings added pursuant to this clause (viii) shall not exceed 20% of EBITDA of the Borrower for the most recently ended Test Period prior to the determination date (calculated before giving effect to any adjustments pursuant to this clause (viii)) for any Test Period (which adjustments may be incremental to pro forma adjustments made pursuant to the second paragraph of the definition of “Interest Coverage Ratio”), plus
    (ix)    any costs or expenses incurred by the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of issuance of Equity Interests of the Borrower (other than Disqualified Stock) in each case, solely to the extent that such cash proceeds are excluded from the calculation of the Applicable Amount, plus
    (x)    any net after-tax non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to severance, relocation, unusual contract terminations or one-time compensation charges, warrants or options to purchase Capital Stock of any direct or indirect parent), plus
    (xi)    to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses with respect to liability or casualty events or business interruption;
(b)    decreased by (without duplication) noncash gains included in Consolidated Net Income of such Person for such period, excluding any noncash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have been added back to Consolidated Net Income in calculating EBITDA in accordance with this definition); and
(c)    increased (by losses) or decreased (by gains), as applicable, by (without duplication) (i) any net noncash gain or loss resulting in such period from Hedging Obligations and the application of Financial Accounting Codification 815 and (ii) any net noncash gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness and (iii) revaluations of intercompany balances.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Yield” for any Indebtedness on any date of determination will be determined by the Borrower in good faith in consultation with the Agent and consistent with generally accepted financial practices utilizing (a) if applicable, any “Eurocurrency Rate floor” applicable to such Indebtedness on such date, (b) the interest margin for such Indebtedness on such date and (c) the issue price of such Indebtedness (after giving effect to any original issue discount (with original issue discount being equated to interest based on an assumed four-year average life to maturity on a straight-line basis)) or upfront fees (which shall be deemed to constitute like amounts of original issue discount), in each case, incurred or payable to the lenders of such Indebtedness but excluding arrangement, underwriting, commitment, structuring, ticking, unused line, amendment fees and other similar fees not paid generally to all lenders in the primary syndication of such Indebtedness; provided that with respect to any Indebtedness that includes a “Eurocurrency Rate floor,” (i) to the extent that the Eurocurrency Rate (without giving effect to any floors in such definitions), as applicable, on the date that the Effective Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the interest rate margin for such Indebtedness and (ii) to the extent that the Eurocurrency Rate (without giving effect to any floors in such definitions), as applicable, on such date is greater than such floor, then the floor shall be disregarded.
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.
“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Agent and any of its Related Parties or any other Person, providing for access to data protected by passcodes or other security system.
“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface, sediments, and subsurface strata & natural resources such as wetlands, flora and fauna.
“Environmental Laws” means all laws (including the common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or legally binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the protection of the

Environment, preservation or reclamation of natural resources, the management, Release or threatened Release of, or exposure to, any Hazardous Material or to worker health and safety matters.
“Environmental Liability” means any liability or obligation, contingent or otherwise (including, without limitation, any liability for damages, costs of environmental investigation, remediation, restoration or monitoring, fines, penalties or indemnities), of the Borrower or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) an actual or alleged violation of or liability under any Environmental Law or any permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other legally binding consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.
“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Borrower or any of its direct or indirect parent companies (excluding Disqualified Stock), other than (a) public offerings with respect to the Borrower’s or any direct or indirect parent company’s common stock registered on Form S-4 or Form S-8, (b) any such public or private sale that constitutes an Excluded Contribution and (c) an issuance to any direct or indirect parent company of the Borrower, or any Subsidiary of the Borrower.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) with respect to any Plan, a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived or a failure to make a required contribution to a Multiemployer Plan; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is in “at-risk” status, within the meaning of Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA; (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan; (g) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice of an intent to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (h) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal (including under Section 4062(e) of ERISA) from any Plan or Multiemployer Plan; or (i) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the

Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is insolvent, within the meaning of Title IV of ERISA or is in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Eurocurrency Liabilities” has the meaning assigned to such term in Regulation D of the Federal Reserve Board.
“Eurocurrency Rate” means, in relation to any Term Loan for any Interest Period, the rate obtained by dividing (i) the Eurocurrency Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to commencement of the Interest Period; provided that if the Eurocurrency Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the applicable currency then the Eurocurrency Rate shall be the Interpolated Rate two Business Days prior to commencement of the Interest Period by (ii) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained against Eurocurrency Liabilities (including any marginal, emergency, special or supplemental reserves); provided that the Eurocurrency Rate shall not be less than 0.00%.
“Eurocurrency Screen Rate” means, for any day and time, in relation to any Term Loan for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion)).
“Event of Default” has the meaning assigned to such term in Section 7.01.
“Excess Cash Flow” means, for any Excess Cash Flow Period, an amount equal to the excess of:
(a)    the sum, without duplication, of:
    (i)    Consolidated Net Income of the Borrower for such period,
    (ii)    an amount equal to the amount of all noncash charges to the extent deducted in arriving at such Consolidated Net Income,
    (iii)    decreases in Consolidated Working Capital and long-term account receivables for such period (other than any such decreases arising from acquisitions by the Borrower and its Restricted Subsidiaries completed during such period), and
    (iv)    an amount equal to the aggregate net noncash loss on the sale, lease, transfer or other disposition of assets by the Borrower and its Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income; over

(b)    the sum, without duplication, of:
    (i)    an amount equal to the amount of all noncash credits included in arriving at such Consolidated Net Income and cash charges described in clauses (a) through (j) of the definition of “Consolidated Net Income” and included in arriving at such Consolidated Net Income,
    (ii)    without duplication of amounts deducted in arriving at such Consolidated Net Income or pursuant to subclause (b)(xi) below in prior periods, the amount of Capital Expenditures made in cash during such period, except to the extent that such Capital Expenditures were not financed with Internally Generated Funds,
    (iii)    the aggregate amount of all principal payments of Indebtedness of the Borrower and its Restricted Subsidiaries (including (x) the principal component of payments in respect of Capitalized Lease Obligations and (y) the amount of any prepayment of Term Loans pursuant to Section 2.06 or, to the extent made with the proceeds of a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase, Section 2.09(b) but excluding all other prepayments of the Term Loans) made during such period (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), except to the extent financed with the proceeds of other Indebtedness of the Borrower or its Restricted Subsidiaries (other than under any revolving credit facility),
    (iv)    an amount equal to the aggregate net noncash gain on the sale, lease, transfer or other disposition of assets by the Borrower and its Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,
    (v)    increases in Consolidated Working Capital and long-term account receivables for such period (other than any such increases arising from acquisitions of a Person or business unit by the Borrower and its Restricted Subsidiaries during such period),
    (vi)    cash payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries other than Indebtedness,
    (vii)    without duplication of amounts deducted pursuant to subclause (b)(xi) below in prior periods, the amount of Investments and acquisitions made during such period to the extent permitted under Section 6.07 (excluding Investments in (x) Cash Equivalents, (y) Investment Grade Securities and (z) the Borrower or any of its Restricted Subsidiaries), to the extent that such Investments and acquisitions were financed with Internally Generated Funds,
    (viii)    the amount of Restricted Payments made in cash during such period to the extent permitted under clauses (i), (iii), (v), (vii), (ix), (xi), (xii), (xiv) and (xvii) of Section 6.04, to the extent that such Restricted Payments were financed with Internally Generated Funds,

    (ix)    the aggregate amount of expenditures actually made by the Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period,
    (x)    the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness,
    (xi)    without duplication of amounts deducted in arriving at such Consolidated Net Income or deducted from Excess Cash Flow in prior periods, (A) the aggregate consideration required to be paid in cash by the Borrower or any of its Restricted Subsidiaries pursuant to binding contracts, letters of intent or purchase orders (the “Contract Consideration”) entered into prior to or during such period relating to acquisitions or Capital Expenditures and (B) to the extent set forth in a certificate of a Financial Officer delivered to the Agent prior to the relevant Excess Cash Flow Application Date, the aggregate amount of cash that is reasonably expected to be paid in respect of planned cash Capital Expenditures by the Borrower or any of its Restricted Subsidiaries (“Planned Capital Expenditures”), in each case to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period; provided that to the extent the aggregate amount of Internally Generated Funds actually utilized to finance such acquisitions, Capital Expenditures or Planned Capital Expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration or Planned Capital Expenditures, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,
    (xii)    the amount of cash taxes paid in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period, and
    (xiii)    an amount equal to the aggregate net cash losses on the sale, lease, transfer or other disposition of assets by the Borrower and its Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent deducted in determining Consolidated Net Income.
“Excess Cash Flow Period” means each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2018.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Excluded Property” has the meaning assigned to such term in the Security Agreement.
“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Borrower from (a) contributions to its common equity capital (other than from the proceeds of Designated Preferred Stock or Disqualified Stock) and (b) the sale (other than to a Subsidiary of the Borrower or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower) of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Borrower, in each case designated as Excluded

Contributions pursuant to an Officers’ Certificate executed by an executive vice president and the principal financial officer of the Borrower on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation of the Applicable Amount, not used to incur Indebtedness in reliance on Section 6.01(b)(xx)(B) or used to make Restricted Payments in reliance on Section 6.04(a)(iii).
“Excluded Subsidiary” means any Domestic Subsidiary that is (a) not a Wholly-Owned Subsidiary, (b) an Unrestricted Subsidiary, (c) a FSHCO, (d) a Subsidiary of a Foreign Subsidiary that is a CFC, (e) a Receivables Subsidiary, (f) [reserved], (g) regulated as an insurance company, (h) organized as a not-for-profit organization or (i) prohibited by any agreement binding on such Subsidiary at the time such Domestic Subsidiary became a Subsidiary and not created in contemplation thereof from becoming a Subsidiary Guarantor (for so long as such prohibition remains in effect).
“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of such Loan Party becomes effective with respect to such related Swap Obligation.
“Excluded Taxes” means, with respect to any Agent, Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any other Loan Party hereunder, (a) Taxes imposed on (or measured by) its net income (however denominated), or franchise taxes imposed in lieu thereof, in each case, by a jurisdiction as a result of such recipient being organized or having its principal office or, in the case of any Lender, having its applicable lending office, in such jurisdiction, (b) any branch profits Taxes under Section 884 of the Code, or any similar Tax, imposed by a jurisdiction described in clause (a), (c) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 2.17(b)), any U.S. federal withholding Tax that is imposed on amounts payable to such Lender pursuant to a law in effect on the date such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower or any other Loan Party with respect to such withholding Tax pursuant to Section 2.15(a) or (e), (d) any Taxes imposed under FATCA, and (e) in the case of a Lender, any withholding Tax that is attributable to such Lender’s failure to comply with Section 2.15(f).
“Existing Class” has the meaning assigned to such term in Section 2.19(e).
“Extended Term Loans” has the meaning assigned to such term in Section 2.19(e).
“Extending Lender” has the meaning assigned to such term in Section 2.19(e).
“Extension Election” has the meaning assigned to such term in Section 2.19(e).
“Extension Request” has the meaning assigned to such term in Section 2.19(e).
“Extension Series” means all Extended Term Loans that are established pursuant to the same supplement pursuant to Section 2.19 (except to the extent such supplement expressly provides that the Extended Term Loans provided for therein are intended to be a part of any previously established

Class of Term Loans) and that provide for the same interest margins, extension fees and amortization schedule.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code as of the date of this Agreement (or any amended or successor version described above), and any intergovernmental agreements (together with any related laws, rules, legislation or official administrative guidance) implementing the foregoing.
“FEMA” means the Federal Emergency Management Agency.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if the Federal Funds Effective Rate shall be less than 0.00%, such rate shall be deemed 0.00% for the purposes of this Agreement.
“Fees” means all amounts payable pursuant to or referred to in Section 2.10.
“Financial Officer” means the chief financial officer, treasurer or controller of the Borrower.
“First Amendment” means that certain First Amendment to this Agreement, dated as of April 17, 2018, among the Borrower, the Agent, the Lenders party thereto and the Purchasing Term Lender.
“First Amendment Effective Date” means April 17, 2018.
“First Lien Intercreditor Agreement” shall mean an intercreditor agreement in customary form reasonably acceptable to the Agent and the Borrower.
“Flood Insurance Laws” means, collectively, (i) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to Eurocurrency Screen Rate.
“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized under the laws of the United States of America, any state thereof or the District of Columbia.
“FSHCO” means any Domestic Subsidiary that has no material assets other than Capital Stock of one or more CFCs.

“Funded Debt” means all Indebtedness of the Borrower and its Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Term Loans.
“GAAP” means generally accepted accounting principles in the United States of America as in effect, subject to Section 1.08, from time to time.
“Governmental Authority” means the government of the United States of America, any other nation, sovereign or government, any state, province or territory or any political subdivision thereof, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations, and, when used as a verb, shall have a corresponding meaning.
“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01(a).
“Guarantor Percentage” has the meaning assigned to such term in Section 10.10.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all other substances, wastes, materials, pollutants or contaminants, of any nature, regulated pursuant to any Environmental Law, including petroleum products, by-products or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes.
“Hedge Agreement” means any agreement with respect to any Derivative Transaction between the Borrower or any Restricted Subsidiary and any other Person.
“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedge Agreement.
“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.
“Impacted Interest Period” has the meaning assigned to such term in the definition of “Eurocurrency Rate”.
“Increased Amount Date” has the meaning assigned to such term in Section 2.19(a).

“Incremental Amendment No. 1 Effective Date” means the date on which the conditions precedent set forth in Section 5 of the Incremental Facility Amendment No. 1 were satisfied or waived in accordance therewith.
“Incremental Amendment No. 2 Effective Date” has the meaning set forth in Incremental Facility Amendment No. 2.
“Incremental Facility Amendment No. 1” means~~,~~ that certain Incremental Facility Amendment No. 1 to Credit Agreement dated as of July 19, 2018, among the Borrower, the other Loan Parties thereto, the Agent and the Lenders party thereto.
“Incremental Facility Amendment No. 2” means that certain Incremental Facility Amendment No. 2 to Credit Agreement dated as of October 8, 2021, among the Borrower, the other Loan Parties thereto, the Agent and the Lenders party thereto.
~~“Incremental Amendment Effective Date” means, the date on which the conditions precedent set forth in Section 5 of the Incremental Facility Amendment were satisfied or waived in accordance therewith.~~
~~“Incremental Term Commitments” means the New Term Commitments made on the Incremental Amendment Effective Date pursuant to the Incremental Facility Amendment.~~
“Incremental Term ~~Loans~~Loan” means ~~the~~any New Term Loans made ~~on the Incremental Amendment Effective Date pursuant to the Incremental Facility Amendment~~after the Closing Date (including, for the avoidance of doubt, the 2018 Incremental Term Loans and the 2021 Incremental Term Loans).
“incur” has the meaning assigned to such term in Section 6.01(a).
“incurrence” has the meaning assigned to such term in Section 6.01(a).
“Indebtedness” means, with respect to any Person, (a) any indebtedness (including principal and premium) of such Person, whether or not contingent (i) in respect of borrowed money, (ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (iii) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, (iv) advances under, or in respect of Receivables Facilities or (v) representing any Hedging Obligations, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; (b) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (a) of another Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; (c) to the extent not otherwise included, the obligations of the type referred to in clause (a) of another Person secured by a Lien on any asset owned by such Person, whether or not such obligations are assumed by such Person and whether or not such obligations would appear upon the balance sheet of such Person; provided that the amount of such Indebtedness will be the lesser of the fair market value of such asset at the date of determination and the amount of Indebtedness so secured; and (d) Attributable Debt in respect of Sale and Lease-Back Transactions; provided, however, that notwithstanding the foregoing, Indebtedness will be deemed not to include Contingent Obligations incurred in the ordinary course of business with respect to obligations not constituting Indebtedness of a type described in any of clauses (a) through (d) above.
“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), all Other Taxes.
“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged and that is independent of the Borrower and its Affiliates.
“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).
“Information” has the meaning assigned to such term in Section 3.13(a) except, for purposes of Section 9.12, in Section 9.12.
“Information Memorandum” means the Confidential Information Memorandum dated June 2017, relating to this Agreement.
“Initial Term Commitment” means with respect to each Initial Term Lender, the commitment of such Initial Term Lender to make Initial Term Loans in the aggregate principal amount set forth opposite such Initial Term Lender’s name on the Commitments Schedule under the heading “Initial Term Commitments” or on Schedule I to ~~the~~ Incremental Facility Amendment No. 1, as applicable.
“Initial Term Lender” means each Lender that has an Initial Term Commitment or that is a holder of Initial Term Loans. For the avoidance of doubt, each Lender making an Incremental Term Loan pursuant to ~~the~~ Incremental Facility Amendment No. 1 shall constitute an “Initial Term Lender” hereunder.
“Initial Term Loan” has the meaning assigned to such term in Section 2.01; provided that, on and after the Incremental Amendment No. 1 Effective Date, Initial Term Loans shall include the 2018 Incremental Term Loans incurred under the Incremental Facility Amendment~~. The aggregate principal amount of Initial Term Loans after giving effect to the transactions contemplated by the Incremental Facility Amendment and the Incremental Term Loans incurred and funded on the Incremental Amendment Effective Date is $746,000,000.~~ No. 1.
“Initial Term Loan Facility” means the provisions herein related to the Initial Term Commitments and Initial Term Loans.
“Initial Term Loan Facility Consent or Termination Date” means the earliest of (i) that date that all Initial Term Lenders have consented to the 100% Lender Consent Amendments, (ii) the date that the Initial Term Loan Facility is refinanced or otherwise replaced and each new Initial Term Lender has consented to the 100% Lender Consent Amendments or (iii) the date that all of the Initial Term Loans are no longer outstanding under this Agreement.
“Initial Term Loan Maturity Date” means June 30, 2024.
“Interest Charges” means, with respect to any Person for any period, the sum of (a) Consolidated Interest Expense of such Person for such period, (b) the consolidated amount of all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock (including any dividends paid to any direct or indirect parent company of the Borrower in order to permit the payment of dividends by such parent company on its Designated Preferred Stock) paid by such Person and its Restricted Subsidiaries during such period and (c) the consolidated amount of all cash dividend payments (excluding items eliminated in consolidation) by such Person and its Restricted Subsidiaries on any series of Disqualified Stock made during such period.
“Interest Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Interest Charges of such Person for such period. In the event that the Borrower or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such revolving credit facility has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Interest Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Interest Coverage Ratio is made (the “Calculation Date”), then the Interest Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishing of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period (the “reference period”).
For purposes of making the computation referred to above, Investments, acquisitions, Dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Borrower or any Restricted Subsidiary during the applicable reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, Dispositions, mergers, consolidations and disposed operations (and the change in any associated Interest Charges and the change in EBITDA resulting therefrom) had occurred on the first day of the reference period; provided that, at the option of the Borrower, no such pro forma adjustment to EBITDA shall be made in respect of any such transaction to the extent the aggregate consideration with respect to any such transaction was less than $25.0 million for the reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, Disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Interest Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, Disposition, merger, consolidation or disposed operation had occurred at the beginning of the reference period (subject to the threshold specified in the previous sentence).
For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Financial Officer of the Borrower in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.12.
“Interest Period” means with respect to any Eurocurrency Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, to the extent agreed to by the Agent and each Lender making such Eurocurrency Rate Borrowing, twelve months or any shorter period) thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) no Interest Period for any Eurocurrency Rate Term Loans shall end after the stated maturity date of such Term Loans.
“Internally Generated Funds” means any amount expended by the Borrower and its Restricted Subsidiaries and not representing (a) a reinvestment by the Borrower or any Restricted Subsidiaries of the Net Cash Proceeds of any Disposition outside the ordinary course of business or Casualty Event, (b) the proceeds of any issuance of Indebtedness of the Borrower or any Restricted Subsidiary (other than Indebtedness under any revolving credit facility) or (c) any credit received by the Borrower or any Restricted Subsidiary with respect to any trade in of property for substantially similar property or any “like kind exchange” of assets.
“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the Eurocurrency Screen Rate) determined by the Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Eurocurrency Screen Rate for the longest period (for which the Eurocurrency Screen Rate is available for the Dollars) that is shorter than the Impacted Interest Period; and (b) the Eurocurrency Screen Rate for the shortest period (for which that Eurocurrency Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, two Business Days prior to the commencement of the Interest Period.
“Investment Grade Securities” means (a) securities issued or directly and fully guaranteed or insured by the government of the United States of America or any agency or instrumentality thereof (other than Cash Equivalents), (b) debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 or higher by Moody’s or the equivalent of such rating by such rating organization, or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its subsidiaries, (c) investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b), which fund may also hold immaterial amounts of cash pending investment or distribution and (d) corresponding instruments in countries other than the United States of America customarily utilized for high quality investments, in each case, consistent with the Borrower’s cash management and investment practices.
“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of guarantees, loans or advances of money or capital contributions to such Person (but excluding any such loan, advance or capital contribution arising in the ordinary course of business and having a term not exceeding 364 days and furthermore excluding, for the avoidance of doubt, any extensions of trade credit in the ordinary course of business) or purchases or other acquisitions of stocks, bonds, debentures, notes or similar securities or equity interests issued by such Person. For purposes of the definition of “Unrestricted Subsidiary” and Section 6.07, (a) “Investments” shall include the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (i) the Borrower’s “Investment” in such Subsidiary at the time of such redesignation, less (ii) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation, and (b) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Borrower. For the avoidance of doubt, a guarantee by a specified Person of the obligations of another Person (the “primary obligor”) shall be deemed to be an Investment by such specified Person in the primary obligor to the extent of such guarantee except that any guarantee by any Loan Party of the obligations of a primary obligor in favor of a Loan Party shall be deemed to be an Investment by a Loan Party in another Loan Party.
“IRS” means the U.S. Internal Revenue Service.
“Joinder Agreement” has the meaning assigned to such term in Section 5.11(a).
“Joint Lead Arrangers” means (x) Goldman Sachs Lending Partners LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement) and JP Morgan Chase Bank, N.A and (y) the 2021 Incremental Amendment Lead Arrangers.
“Junior Indebtedness” means any Material Indebtedness of the Borrower or any Subsidiary Guarantor (other than Indebtedness owing to the Borrower or a Restricted Subsidiary) that is either (x) by its terms expressly subordinated to the obligations of the Borrower or such Subsidiary Guarantor under this Agreement with respect to the Obligations or (y) secured by a Lien on Collateral that is junior to the Liens securing the Obligations.
“Junior Lien Intercreditor Agreement” means an intercreditor agreement in customary form reasonably acceptable to the Agent and the Borrower.
“Latest Maturity Date” means, at any time, the latest final maturity date then in effect for any Class of Term Loans outstanding under this Agreement.
“LCT Election” has the meaning assigned to such term in Section 1.08.
“LCT Test Date” has the meaning assigned to such term in Section 1.08.
“Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Lending Office” in its Administrative Questionnaire or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.
“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders” means the lenders having Term Commitments or Term Loans from time to time or at any time and, as the context requires, includes their respective successors and assigns as permitted hereunder and any other Person that shall have become a party hereto pursuant to Section 2.19 or an Assignment and Assumption (including the Purchasing Term Lender), other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. For the avoidance of doubt, each Lender making an Incremental Term Loan pursuant to (i) the Incremental Facility Amendment No. 1 shall constitute a “Lender” hereunder and, after the Incremental Amendment No. 1 Effective Date, the Agent shall update and/or modify the Register to give effect to the Incremental Amendment No. 1 Effective Date and the transactions contemplated by the Incremental Facility Amendment~~.~~ No. 1 and (ii) the Incremental Facility Amendment No. 2 shall constitute a “Lender” hereunder and, after the Incremental Amendment No. 2 Effective Date, the Agent shall update and/or modify the Register to give effect to the Incremental Amendment No. 2 Effective Date and the transactions contemplated by the Incremental Facility Amendment No. 2.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the UCC (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease or license be deemed to constitute a Lien.
“Limited Condition Acquisition” means any acquisition of an Acquired Entity or Business by the Borrower or any Restricted Subsidiary the consummation of which is not conditioned on the availability of financing.
“Loan Documents” means this Agreement, any promissory notes issued pursuant to this Agreement, the Collateral Documents, the ABL Intercreditor Agreement, any First Lien Intercreditor Agreement, any Junior Lien Intercreditor Agreement, the First Amendment, the Incremental Facility Amendment No. 1, the Incremental Facility Amendment No. 2 and any other agreement, document or instrument to which any Loan Party is a party and which is designated as a Loan Document. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto.
“Loan Guarantor” means each Loan Party (other than the Borrower).
“Loan Guaranty” means Article X of this Agreement.
“Loan Parties” means the Borrower, each of the Domestic Subsidiaries of the Borrower that is a party to this Agreement as a Loan Guarantor on the Closing Date or that becomes a party to this Agreement as a Loan Guarantor pursuant to a Joinder Agreement, and their respective successors and assigns except for any such Domestic Subsidiary that has been released as a Loan Guarantor in accordance herewith.
“Management Stockholders” means the members of management (and their Controlled Investment Affiliates and Immediate Family Members) of the Borrower or its direct or indirect parent who are holders of Equity Interests of any direct or indirect parent company of the Borrower on the Closing Date.
“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Borrower and the Restricted Subsidiaries taken as a whole, (b) the ability of the Borrower and the other Loan Parties (taken as a whole) to perform their payment obligations under the Loan Documents or (c) the rights of, or remedies available to, the Agent or the Lenders under the Loan Documents.
“Material Indebtedness” means Indebtedness (other than the Term Loans), or obligations in respect of one or more Hedge Agreements, of any one or more of the Borrower and the Restricted Subsidiaries in an aggregate principal amount exceeding $50.0 million. For purposes of determining Material Indebtedness, the “obligations” of the Borrower or any Restricted Subsidiary in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Hedge Agreement were terminated at such time.
“Maximum Incremental Amount” means, at any time, the sum of (a) the greater of (i) $400.0 million and (ii) 100% of EBITDA of the Borrower for the most recently ended Test Period minus the aggregate principal amount of New Term Loans and Permitted Alternative Incremental Facilities Debt previously established or incurred in reliance on this clause (a), plus (b) the aggregate principal amount of Term Loans outstanding on the Closing Date (or established pursuant to clause (a) above) that are optionally prepaid or optionally reduced (other than with the proceeds of long-term Indebtedness (other than borrowings under any revolving credit facility)) following the Closing Date and on or prior to such time (and, in the case of any prepayment of Term Loans pursuant to Section 2.08(d), based on the amount expended by the Borrower pursuant to such Section 2.08(d) and not the principal amount), plus (c) an unlimited amount so long as, in the case of this clause (c) only, on a pro forma basis (including the application of proceeds therefrom but excluding any increase in cash and cash equivalents and treating all Permitted Alternative Incremental Facilities Debt incurred pursuant to this clause (c) as secured by pari passu Liens on the Collateral whether or not actually secured (but without giving effect to any substantially simultaneous incurrence of any New Term Loans or Permitted Alternative Incremental Facilities Debt made pursuant to the foregoing clauses (a) and (b))), the Consolidated First Lien Debt Ratio would not exceed 2.00 to 1.00 (it being understood that the Borrower shall be deemed to have used amounts under clause (c) (to the extent compliant herewith) prior to utilization of amounts under clause (a) or (b)).
“Maximum Liability” has the meaning assigned to such term in Section 10.09.
“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.
“Mortgaged Property” means, initially, each owned real property of the Loan Parties specified on Schedule 1.01(b), and shall include each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.11.
“Mortgage” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Agent, for the benefit of the Agent and the other Secured Parties, on fee-owned real property of a Loan Party, including any amendment, modification or supplement thereto.
“Multiemployer Plan” means a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA.
“Net Cash Proceeds” means, with respect to any Prepayment Event, (a) the gross cash proceeds (including payments from time to time in respect of installment obligations, if applicable) as and when actually received by or freely transferable for the account of the Borrower or any of the Restricted Subsidiaries in respect of such Prepayment Event, less (b) the sum of:
    (i)    the amount, if any, of all taxes paid or estimated to be payable by the Borrower or any of the Restricted Subsidiaries in connection with such Prepayment Event; provided that any estimated taxes not actually paid shall be deemed to be Net Cash Proceeds of such Prepayment Event,
    (ii)    the amount of any reasonable reserve established in accordance with GAAP in respect of (A) the sale price of the assets that are the subject of an Asset Sale Prepayment Event (including in respect of working capital adjustments or an evaluation of such assets) or (B) any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) associated with the assets that are the subject of such Prepayment Event and (y) retained by the Borrower or any of the Restricted Subsidiaries, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any purchase price adjustments or such liability) shall be deemed to be Net Cash Proceeds of such Prepayment Event occurring on the date of such reduction,
    (iii)    the principal amount, premium or penalty, if any, interest and other amounts payable on or in respect of any Indebtedness secured by a Lien on the assets that are the subject of such Prepayment Event (other than Indebtedness under this Agreement and Indebtedness secured on a pari passu basis with or junior priority basis to the Obligations) to the extent that such Indebtedness is, or under the instrument creating or evidencing such Indebtedness, is required to be repaid upon consummation of such Prepayment Event,
    (iv)    in the case of any Asset Sale Prepayment Event or Casualty Event, the amount of any proceeds of such Prepayment Event that the Borrower or any Restricted Subsidiary has reinvested (or intends to reinvest within the Reinvestment Period) in the business of the Borrower or any of the Restricted Subsidiaries; provided that any portion of such proceeds that has not been so reinvested within such Reinvestment Period (with respect to such Prepayment Event, the “Deferred Net Cash Proceeds”) shall (x) be deemed to be Net Cash Proceeds of an Asset Sale Prepayment Event or Casualty Event occurring on the last day of such Reinvestment Period, and (y) be applied to the repayment of Term Loans in accordance with Section 2.09(b) and
    (v)    the reasonable out-of-pocket fees and expenses actually incurred in connection with such Prepayment Event.
“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.
“New Term Commitments” has the meaning assigned thereto in Section 2.19(a).
“New Term Loan” has the meaning assigned thereto in Section 2.19(c).
“New Term Loan Lender” means each Lender providing a New Term Commitment.
“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(e).

“Non-Funding Lender” has the meaning assigned to such term in Section 2.02(d).
“Non-Paying Guarantor” has the meaning assigned to such term in Section 10.10.
“Non-U.S. Lender” means a Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates is published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Obligated Party” has the meaning assigned to such term in Section 10.02.
“Obligations” means all unpaid principal of and accrued and unpaid interest on the Term Loans made to the Borrower, all accrued and unpaid fees (including pursuant to Section 2.10 of this Agreement) and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lenders or to any Lender, the Agent or any indemnified party arising under the Loan Documents (including interest and fees accruing after commencement of any bankruptcy or insolvency proceeding against any Loan Party, whether or not allowed in such proceeding).
“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, any Executive Vice President, Senior Vice President or Vice President or the Secretary of the Borrower.
“Officers’ Certificate” means a certificate signed on behalf of the Borrower by an Officer of the Borrower.
“Other Information” has the meaning assigned to such term in Section 3.13(b).
“Other Taxes” means all present or future stamp, registration, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made or required to be made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document.
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).
“Participant” has the meaning assigned to such term in Section 9.04(c).
“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Paying Guarantor” has the meaning assigned to such term in Section 10.10.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Perfection Certificate” means a certificate in the form of Exhibit B to the Security Agreement or any other form approved by the Agent.
“Permitted Alternative Incremental Facilities Debt” has the meaning assigned to such term in Section 6.01(b)(xxvii).
“Permitted Business” means any business conducted by the Borrower or any of its Restricted Subsidiaries that is not in contravention of Section 6.11.
“Permitted Holder” means each of the Management Stockholders and any group (as such term is used in the definition of “Change of Control”) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, the Management Stockholders, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Borrower or any of its direct or indirect parent companies.
“Permitted Investments” means:
(a)    any Investment by the Borrower or any Restricted Subsidiary in the Borrower or any Restricted Subsidiary; provided that any Investments made pursuant to this clause (a) by any Loan Party in any Restricted Subsidiary that is not a Loan Party, together with any Investments made pursuant to clause (c) of this definition in any Restricted Subsidiary that is not or does not become a Loan Party, shall not exceed in the aggregate the greater of (x) $200.0 million and (y) 50% of EBITDA of the Borrower for the most recently ended Test Period for which financial statements have been delivered;
(b)    any Investment in cash and Cash Equivalents or Investment Grade Securities;
(c)    (i) any Investment by the Borrower or any Restricted Subsidiary in any Person (or in exchange for the Equity Interests of such Person) if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary; (ii) any Investment held by such Person and not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer; and (iii) any Investment by the Borrower or any Restricted Subsidiary in exchange for all or any portion of a business if, as a result of such Investment, the assets acquired thereby become owned by the Borrower or any Restricted Subsidiary; provided that any Investments made pursuant to this subclause (c)(i) and subclause (c)(iii) in any Restricted Subsidiary that is not or does not become a Loan Party together with any Investments made pursuant to clause (a) of this definition by any Loan Party in a Restricted Subsidiary that is not a Loan Party shall not exceed, in the aggregate, the greater of (x) $200.0 million and (y) 50.0% of EBITDA of the Borrower for the most recently ended Test Period for which financial statements have been delivered;

(d)    any Investment in securities or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with a Disposition made pursuant to Section 6.06;
(e)    any Investment existing on the Closing Date or made pursuant to legally binding written commitments in existence on the Closing Date; provided that such Investment shall be set forth on Schedule 6.07;
(f)    loans and advances to, and guarantees of Indebtedness of, employees not in excess of $15.0 million outstanding at any one time, in the aggregate;
(g)    any Investment acquired by the Borrower or any Restricted Subsidiary (i) in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Person in which such other Investment is made or which is the obligor with respect to such accounts receivable, (ii) in satisfaction of judgments against other Persons or (iii) as a result of a foreclosure by the Borrower or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any Investment in default;
(h)    Hedging Obligations permitted under Section 6.01(b)(xii);
(i)    loans and advances to officers, directors and employees (i) for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practice or (ii) to fund such Person’s purchase of Equity Interests of the Borrower or any direct or indirect parent company thereof under compensation plans approved by the Board of Directors of the Borrower or the compensation committee thereof in good faith; provided that to the extent that the net proceeds of any such purchase is made to any direct or indirect parent of the Borrower, such net proceeds are contributed to the Borrower;
(j)    Investments the payment for which consists of Equity Interests of the Borrower;
(k)    (i) performance guarantees in the ordinary course of business, (ii) guarantees expressly permitted under Section 6.01(b)(xiv) provided that guarantees by Loan Parties in respect of Indebtedness or other obligations of Restricted Subsidiaries that are not Loan Parties shall be subject to clause (a) of this definition and (iii) guarantees of obligations of the Borrower or any Restricted Subsidiary to any employee benefit plan of the Borrower and its Restricted Subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary of any such plan;
(l)    Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons in the ordinary course of business;
(m)    Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;
(n)    Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contracts;
(o)    [reserved];

(p)    customary Investments relating to a Receivables Facility;
(q)    Investments out of the Applicable Amount; provided that, at the time the Investment is made and after giving pro forma effect to such Investment (x) no Default or Event of Default has occurred and is continuing and (y) the Borrower would be permitted to incur at least $1.00 of Indebtedness pursuant to Section 6.01(a);
(r)    Investments out of Excluded Contributions that have not otherwise been applied to make Restricted Payments;
(s)    any transaction to the extent it constitutes an Investment that is permitted under Section 6.04 (other than by reference to this definition) or is made in accordance with the provisions of Section 6.05(b) (other than any transaction set forth in subclauses (i), (ii), (v), (vii) and (xiv) of Section 6.05(b));
(t)    additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (t) that are at that time outstanding, not to exceed an amount equal to the greater of (x) $200.0 million and (y) 50.0% of EBITDA of the Borrower for the most recently ended Test Period, as of such time any such Investment is made (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value but net of any actual return on capital in respect of such Investment);
(u)    Investments in an amount (when taken together with all Restricted Payments made in reliance on Section 6.04(xii) and net of any actual return on capital in respect of such Investment) not to exceed the greater of (x) $200.0 million and (y) 50.0% of EBITDA of the Borrower for the most recently ended Test Period as of such time any such Investment is made (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value but net of any actual return on capital in respect of such Investment); and
(v)    additional Investments; provided that (x) as of the last day of the most recently ended Test Period prior to the date of such Investment, after giving pro forma effect to such Investment (including the application of the net proceeds therefrom) the Consolidated Leverage Ratio at such time does not exceed 3.00:1.00 and (y) after giving pro forma effect to such Investment no Default or Event of Default has occurred and is continuing.
“Permitted Liens” means, with respect to any Person:
(a)    (i) Liens on accounts, payment intangibles and related assets to secure any Receivables Facility and (ii) Liens arising under the Loan Documents;
(b)    pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits to secure bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(c)    Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, in each case, for sums not yet overdue for a period of more than thirty (30) days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;
(d)    Liens for taxes, assessments or other governmental charges or claims not yet payable or overdue for a period of more than thirty (30) days or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;
(e)    Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;
(f)    minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties, in each case, which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;
(g)    (i) Liens existing on the Closing Date; provided that any Lien securing Funded Debt in excess of (x) $5.0 million individually or (y) $25.0 million in the aggregate (when taken together with all other Liens securing obligations outstanding in reliance on this clause (g) that are not listed on Schedule 6.02) shall not be permitted pursuant to this clause (g) except to the extent such Lien is listed on Schedule 6.02 and (ii) Liens securing Indebtedness permitted to be incurred in accordance with subclause (iii) of Section 6.01(b);
(h)    Liens on property of a Person at the time such Person becomes a Restricted Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Restricted Subsidiary; provided, further, that such Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary;
(i)    Liens on property at the time the Borrower or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Borrower or any Restricted Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, that the Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary;
(j)    Liens securing Indebtedness or other obligations of the Borrower or a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary permitted to be incurred in accordance with clause (ix) or (x) of Section 6.01(b);
(k)    Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(l)    leases, subleases, licenses and sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Borrower or any of the Restricted Subsidiaries and do not secure any Indebtedness;
(m)    Liens arising from financing statement filings under the UCC or similar state or provincial laws regarding operating leases entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business;
(n)    Liens in favor of the Borrower or any Subsidiary Guarantor;
(o)    Liens on inventory or equipment of the Borrower or any Restricted Subsidiary granted in the ordinary course of business to the Borrower’s or such Restricted Subsidiary’s client at which such inventory or equipment is located;
(p)    Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (g), (h), (i) and (q) of this definition; provided that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (g), (h), (i) and (q) of this definition at the time the original Lien became a Permitted Lien pursuant to this Agreement, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;
(q)    Liens securing Indebtedness permitted to be incurred pursuant to Section 6.01(a), 6.01(b)(vi), (b)(xvi) and (b)(xxi); provided that (A) Liens securing Indebtedness permitted to be incurred pursuant to Section 6.01(a) shall, in the case of Liens on Collateral (including real property required to become Collateral pursuant to Section 5.11(h)) be secured on a junior priority basis relative to the Secured Obligations and such Indebtedness shall be subject to a Junior Lien Intercreditor Agreement, (B) Liens securing Indebtedness permitted to be incurred pursuant to Section 6.01(b)(vi) do not at any time encumber any property other than the property financed by such Indebtedness and the proceeds and the products thereof, (C) Liens securing Indebtedness permitted to be incurred pursuant to Section 6.01(b)(xvi)(x) shall, in the case of Liens on Collateral, be secured on a junior priority basis relative to the Secured Obligations and such Indebtedness shall be subject to a Junior Lien Intercreditor Agreement, (D) Liens securing Indebtedness permitted to be incurred pursuant to Section 6.01(b)(xvi)(y) shall be solely on acquired property or the assets (including any acquired Equity Interests) of the Acquired Entity or Business and such Liens were not created or incurred in connection with, or in contemplation of, such acquisition, as the case may be; and (E) Liens securing Indebtedness permitted to be incurred pursuant to Section 6.01(b)(xxi) shall only extend to the property Disposed of in the applicable Sale and Lease-Back Transaction;
(r)    deposits in the ordinary course of business to secure liability to insurance carriers;
(s)    Liens securing judgments for the payment of money not constituting an Event of Default under clause (h) of Section 7.01, so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment and have not been finally terminated or the period within which such proceedings may be initiated has not expired;
(t)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(u)    Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of setoff) and which are within the general parameters customary in the banking industry;
(v)    Liens that are contractual rights of setoff (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;
(w)    Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
(x)    Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 6.01; provided that such Liens do not extend to any assets other than those assets that are the subject of such repurchase agreement;
(y)    Liens on the assets of any Foreign Subsidiary securing Indebtedness permitted to be incurred pursuant to Section 6.01(b);
(z)    other Liens securing obligations in an aggregate amount not to exceed the greater of (x) $100.0 million and (y) 25% of EBITDA of the Borrower for the most recently ended Test Period as of such time any such Lien is incurred; and
(aa)    Liens on the Collateral (or any portion thereof) securing Indebtedness issued pursuant to Section 6.01(b)(xxv) and Section 6.01(b)(xxvii), so long as at the time of the incurrence of such Indebtedness the holders of such Indebtedness (or a representative thereof on behalf of such holders) shall have entered into a First Lien Intercreditor Agreement or Junior Lien Intercreditor Agreement with the Agent agreeing that such Liens are subject to the terms thereof.
“Permitted Refinancing Notes” means senior secured notes, senior unsecured or senior subordinated debt securities of the Borrower (or of a Subsidiary Guarantor which are guaranteed by the Borrower) incurred after the Closing Date (a) the terms of which do not provide for any scheduled principal repayment, mandatory redemption or sinking fund obligations prior to the Latest Maturity Date on the date such debt securities are issued (other than customary offers to repurchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default), (b) the covenants, events of default, guarantees, collateral and other terms of which (other than interest rate, call protection and redemption premiums), taken as a whole, are not more restrictive to the Borrower and the

Subsidiaries than those set forth in this Agreement; provided that a certificate of a Financial Officer of the Borrower delivered to the Agent in good faith at least three Business Days (or such shorter period as the Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement, (c) of which no Subsidiary of the Borrower is an issuer or guarantor other than any Loan Party and (d) which are not secured by any Liens on any assets of the Borrower or any of its Subsidiaries other than assets of the Loan Parties that constitute Collateral.
“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, company, government or any agency or political subdivision thereof or any other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.
“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding-up.
“Prepayment Event” means any Asset Sale Prepayment Event, Debt Incurrence Prepayment Event or Casualty Event.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Agent as its prime rate in effect at its principal office located in New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Projections” means the projections of the Borrower and the Restricted Subsidiaries included in the Information Memorandum and any other projections and any forward-looking statements of such entities furnished to the Lenders or the Agent by or on behalf of the Borrower or any of the Subsidiaries prior to the Closing Date.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public-Sider” means a Lender whose representatives may trade in securities of the Borrower or its controlling person or any of its Subsidiaries while in possession of the financial statements provided by the Borrower under the terms of this Agreement.
“Purchasing Term Lender” has the meaning set forth in the First Amendment.
“QFC Credit Support” has the meaning set forth in Section 9.22.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Guarantor that has total assets exceeding $10,000,000 at the time the relevant guarantee under this

Agreement or grant of the relevant security interest becomes effective with respect to such Swap Obligation or that otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Qualified Proceeds” means assets that are used or useful in a Permitted Business; provided that the fair market value of any such assets shall be determined by the Borrower in good faith.
“Ratable Portion” means, with respect to any Lender under any Term Loan Facility, the percentage obtained by dividing the amount of Term Loans held by such Lender under such Term Loan Facility by the aggregate amount of Term Loans of all Lenders under such Term Loan Facility.
“Receivables Facility” means one or more receivables financing facilities, in each case, as amended, supplemented, modified, extended, increased, renewed, restated, refunded, replaced or refinanced from time to time, the Indebtedness of which is non-recourse (except for Standard Receivables Facility Undertakings) to the Borrower and its Restricted Subsidiaries, other than any Receivables Subsidiary, pursuant to which the Borrower or any of its Restricted Subsidiaries sells its accounts, payment intangibles and related assets to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts, payment intangibles and related assets to a Person that is not a Restricted Subsidiary.
“Receivables Facility Repurchase Obligation” means any obligation of the Borrower or a Restricted Subsidiary that is a seller of assets in a Receivables Facility to repurchase the assets it sold thereunder as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.
“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.
“Receivables Subsidiary” means any Subsidiary formed solely for the purpose of engaging, and that engages only, in one or more Receivables Facilities.
“Redeemed Notes” has the meaning assigned to such term in the recitals to this Agreement.
“Refinancing Indebtedness” has the meaning assigned to such term in Section 6.01(b)(xv).
“Refinancing Term Loan” means any New Term Loan that is designated as a “Refinancing Term Loan” in the applicable supplement creating such New Term Loan in accordance with Section 2.19.
“Refinancing Transactions” has the meaning assigned to such term in the recitals to this Agreement.
“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.
“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.
“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.
“Reinvestment Period” means 15 months following the date of an Asset Sale Prepayment Event or Casualty Event (or, if later, 180 days after the date the Borrower or a Restricted Subsidiary has entered into a binding commitment to reinvest the proceeds of any such Asset Sale Prepayment Event or Casualty Event prior to the expiration of such 15 months).
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, trustees, employees, agents and advisors of such Person and such Person’s Affiliates.
“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the Environment or within, from or into any building, structure, facility or fixture.
“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.
“Repricing Transaction” means, other than in connection with a transaction constituting a Change of Control or Transformative Acquisition, (i) any prepayment or repayment of any ~~Initial~~2021 Incremental Term Loan with the proceeds of, or any conversion of any ~~Initial~~2021 Incremental Term Loan into, any new or replacement Indebtedness constituting term loans with an Effective Yield less than the Effective Yield applicable to the ~~Initial~~2021 Incremental Term Loans and (ii) any amendment to this Agreement which reduces the Effective Yield applicable to any ~~Initial~~2021 Incremental Term Loan and, in the case of each of clauses (i) and (ii), which was for the primary purpose of reducing the Effective Yield on the ~~Initial~~2021 Incremental Term Loans.
“Repurchased Notes” has the meaning assigned to such term in the recitals to this Agreement.
“Required Additional Debt Terms” has the meaning assigned to such term in Section 6.01(b)(xxvii).
“Required Class Lenders” means with respect to any Term Loan Facility, Lenders holding more than 50% of the Term Commitments and Term Loans under such Term Loan Facility.
“Required Lenders” means, collectively, Lenders having more than 50% of the aggregate principal amount of all Term Loans then outstanding.
“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule, official administrative pronouncement, executive order or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” of any Person means the chief executive officer, the president, any vice president, any director, the chief operating officer or any financial officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement, and, as to any document delivered on the Closing Date (but subject to the express requirements set forth in Section 4.01), shall include any secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Equity Payment” means a Restricted Payment of the type described in clauses (x) and (y) of the definition of “Restricted Payment” set forth in the first paragraph of Section 6.4.
“Restricted Junior Debt Payment” means a Restricted Payment of the type described in clause (z) of the definition of “Restricted Payment” set forth in the first paragraph of Section 6.4.
“Restricted Payments” has the meaning assigned to such term in the first paragraph of Section 6.04.
“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Borrower (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary”.
“Rule 144A Securities” means any then outstanding securities issued by the Borrower or any of its Subsidiaries eligible for trading in compliance with Rule 144A under the Securities Act.
“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the Borrower or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to such Person in contemplation of such leasing.
“S&P” means Standard & Poor’s Financial Services LLC, a division of the McGraw-Hill Companies, Inc., and any successor to its rating agency business.
“Sanctioned Country” means, at any time, a country, region or territory which is or whose government is the subject or target of country-wide Sanctions (as of the Closing Date, Cuba, Iran, North Korea, Sudan, Syria and Crimea).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, Her Majesty’s Treasury, the Office of the Superintendent of Financial Institutions or the European Union, (b) any

Person located, operating, organized or resident in a Sanctioned Country or (c) any Person that is 50% or more owned by a Person or Persons described in (a) or (b) of this definition.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, Her Majesty’s Treasury, the Office of the Superintendent of Financial Institutions or the European Union.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.
“Secured Cash Management Obligations” means all obligations owing by the Borrower or any Restricted Subsidiary to the Agent, a Joint Lead Arranger, the Documentation Agent, the Syndication Agent, any Affiliate of any of the foregoing or a Person that was a Lender or an Affiliate of a Lender on the Closing Date or at the time the Cash Management Agreement giving rise to such obligations was entered into.
“Secured Hedging Obligations” means all Hedging Obligations owing by the Borrower or any Restricted Subsidiary to the Agent, a Joint Lead Arranger, the Documentation Agent, the Syndication Agent, any Affiliate of any of the foregoing or a Person that was a Lender or an Affiliate of a Lender on the Closing Date or at the time the Hedge Agreement giving rise to such Hedging Obligations was entered into.
“Secured Indebtedness” means any Indebtedness secured by a Lien.
“Secured Obligations” means all Obligations, together with all Secured Hedging Obligations and Secured Cash Management Obligations, excluding, with respect to any Loan Party, Excluded Swap Obligations of such Loan Party.
“Secured Parties” has the meaning assigned to such term in the Security Agreement.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Security Agreement” means that certain U.S. Pledge and Security Agreement, dated as of the Closing Date, between the Loan Parties and the Agent, for the benefit of the Agent and the other Secured Parties.
“Series” has the meaning assigned to such term in Section 2.19(a).
“Significant Subsidiary” means any Subsidiary (or group of Subsidiaries as to which any condition specified in clause (f) or (g) of Section 7.01 applies) of the Borrower that would be a “significant subsidiary” as defined in Article I, Rule 2-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the date hereof.
“SOFR” means a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).

“Specified Acquisition Agreement Representations” means the representations and warranties made by or on behalf of, or with respect to, the Acquired Business in the Acquisition Agreement as are material to the interests of the 2021 Incremental Term Lenders and the 2021 Incremental Amendment Lead Arrangers (but only to the extent that the Borrower or its Affiliates have the right not to consummate the Acquisition, or to terminate its obligations (or otherwise not have an obligation to close), under the Acquisition Agreement as a result of the breach of such representations in the Acquisition Agreement.
“Specified Representations” means mean the representations and warranties set forth in Sections 3.01(a) (as it pertains to the Loan Parties), 3.02 (as it relates to the organizational power and authority of the Loan Parties in each case to enter into and perform its obligations under the Loan Documents and the due execution, delivery and enforceability of the Loan Documents), 3.03(c) (as it pertains to the execution, delivery, and performance by the Loan Parties of the Loan Documents, incurrence of the 2021 Incremental Term Loans and the granting of the guarantees and the security interests in respect thereof not conflicting with the organizational documents of the Loan Parties), 3.08, 3.15 (after giving effect to the transactions contemplated by Incremental Facility Amendment No. 2), 3.18, 3.20 and 3.21 of this Agreement and 3.2(a) of the Security Agreement.
“Standard Receivables Facility Undertakings” means representations, warranties, covenants and indemnities entered into by the Borrower or any Restricted Subsidiary of the Borrower that the Borrower has determined in good faith to be customary in financings similar to a Receivables Facility, including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Facility Repurchase Obligation shall be deemed to be a Standard Receivables Facility Undertaking.
“Subsequent Transaction” has the meaning assigned to such term in Section 1.08.
“Subsidiary” means, with respect to any Person, (a) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof and (b) any partnership, joint venture, limited liability company or similar entity of which (i) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and (ii) such Person or any subsidiary of such Person is a controlling general partner or otherwise controls such entity.
“Subsidiary Guarantor” means each Restricted Subsidiary of the Borrower that executes this Agreement as a Loan Guarantor on the Closing Date and each other Restricted Subsidiary of the Borrower that thereafter becomes a Subsidiary Guarantor pursuant to a Joinder Agreement except for any Restricted Subsidiary that has been released as a Subsidiary Guarantor in accordance with the terms of this Agreement.
“Successor Borrower” has the meaning assigned to such term in Section 6.03(a)(i).
“Successor Person” has the meaning assigned to such term in Section 6.03(b)(i).
“Supported QFC” has the meaning assigned to such term in Section 9.22.

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Syndication Agent” means Bank of America, N.A.
“Target” has the meaning set forth in Incremental Facility Amendment No. 2.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, penalties or additions to tax applicable thereto.
“Tender Offer” has the meaning assigned to such term in the recitals to this Agreement.
“Term Commitments” means each of the Initial Term Commitments, the 2021 Incremental Term Commitments and, if applicable, New Term Commitments with respect to any Series.
“Term Loan” means each of the Initial Term Loans, 2021 Incremental Term Loans and, if applicable, New Term Loans with respect to any Series and any Extended Term Loans.
“Term Loan Borrowing” means a Borrowing consisting of Term Loans under a particular Term Loan Facility.
“Term Loan Facility” means, as the context requires, the Initial Term Loan Facility, the 2021 Incremental Term Loan Facility, each ~~other~~ Extension Series of Extended Term Loans and each other Series of New Term Loans.
“Term Loan Note” means a promissory note of the Borrower substantially in the form of Exhibit F.
“Term SOFR” means, for the applicable corresponding tenor, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Test Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Borrower ending on or prior to such date for which financial statements have been (or were required to have been) delivered pursuant to Section 5.01; provided that prior to the first date financial statements have been delivered pursuant to 5.01, the Test Period in effect shall be the period of four consecutive fiscal quarters of the Borrower ended March 31, 2017.
“Total Assets” means the total amount of all assets of the Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP as shown on the most recent balance sheet of the Borrower.
“Transaction Costs” has the meaning assigned to such term in the recitals to this Agreement.
“Transactions” has the meaning assigned to such term in the recitals to this Agreement.
“Transformative Acquisition” means any acquisition of an Acquired Entity or Business by the Borrower or any Restricted Subsidiary or other similar Investment that is either (a) not permitted hereunder immediately prior to the consummation of such transaction or (b) if permitted hereunder immediately prior to the consummation of such transaction, this Agreement would not provide the Borrower and its Restricted Subsidiaries with adequate flexibility for the continuation or expansion of their combined operations following such consummation, as reasonably determined by the Borrower acting in good faith.
“Type,” when used in reference to any Term Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Eurocurrency Rate or the Base Rate.
“UCC” means the Uniform Commercial Code as in effect from time to time in the state of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unrestricted Subsidiary” means (a) any Subsidiary of the Borrower that at the time of determination is an Unrestricted Subsidiary (as designated by the Borrower, as provided below) and (b) any Subsidiary of an Unrestricted Subsidiary. The Unrestricted Subsidiaries as of the Closing Date are listed in Schedule 1.01(a).
So long as no Default has occurred and is continuing, the Borrower may designate any Restricted Subsidiary of the Borrower (including any existing Restricted Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Borrower or any Subsidiary of the Borrower (other than any Subsidiary of the Subsidiary to be so designated); provided that (i) any Unrestricted Subsidiary must be an entity of which shares of the capital stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Borrower, (ii) such designation complies with Section 6.07 and (iii) each of (A) the Subsidiary to be so designated and (B) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Borrower or any Restricted Subsidiary.
The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation no Default shall have occurred and be continuing and the Borrower could incur at least $1.00 of additional Indebtedness pursuant to the Interest Coverage Ratio test described in Section 6.01(a).
Any such designation by the Borrower shall be notified by the Borrower to the Agent by promptly delivering to the Agent a copy of any applicable Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions. Notwithstanding the foregoing, as of the Closing Date, all of the Subsidiaries of the Borrower will, except as listed on Schedule 1.01(a), be Restricted Subsidiaries.
“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended from time to time.
“U.S. Special Resolution Regimes” has the meaning set forth in Section 9.22.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.15(f).
“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (2) the sum of all such payments.
“Wholly-Owned Subsidiary” of any Person means a Restricted Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule~~.~~ and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
“100% Lender Consent Amendments” shall mean each provision of this Agreement that will be become effective on the Initial Term Loan Facility Consent or Termination Date.
SECTION1.02Classification of Loans and Borrowings. For purposes of this Agreement, Term Loans may be classified and referred to by Class (e.g., an “Initial Term Loan”) or by Type (e.g., a “Eurocurrency Rate Term Loan”) or by Class and Type (e.g., a “Eurocurrency Rate Initial Term Loan”). Borrowings also may be classified and referred to by Class (e.g., an “Initial Term

Borrowing”) or by Type (e.g., a “Eurocurrency Rate Borrowing”) or by Class and Type (e.g., a “Eurocurrency Rate Initial Term Borrowing”).
SECTION1.03Conversion of Currencies.
(a)Rounding-Off. The Agent may set up appropriate rounding off mechanisms or otherwise round off amounts hereunder to the nearest higher or lower amount in whole Dollar or cent to ensure amounts owing by any party hereunder or that otherwise need to be calculated or converted hereunder are expressed in whole Dollars or in whole cents, as may be necessary or appropriate.
(b)Negative Covenants, Etc. The Borrower shall not be deemed to have violated any of the covenants set forth in Article VI solely as a result of currency fluctuations following the date any action is taken if such action was permitted on the date on which it was taken.
SECTION1.04Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall, except as otherwise indicated, be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION1.05Certain Calculations and Tests. For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or test hereunder (including any Consolidated Leverage Ratio test, any Consolidated Secured Debt Ratio test, and/or Interest Coverage Ratio test, the amount of EBITDA and/or Total Assets), such financial ratio or test shall be calculated (subject to Section 1.08) at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.
SECTION1.06Change of Currency. Each provision of this Agreement shall be subject to such reasonable changes of construction as the Agent may from time to time specify with the Borrower’s consent to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.
SECTION1.07Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value,” as defined therein and (ii) the accounting for any lease (and whether the obligations thereunder shall constitute “Capitalized Lease Obligations”) shall be based on GAAP as in effect on the Closing Date and without giving effect to any subsequent changes in GAAP (or the required implementation of any previously promulgated changes in GAAP) relating to the treatment of a lease as an operating lease or capitalized lease.
SECTION1.08Limited Condition Acquisitions. As it relates to any action being taken solely in connection with a Limited Condition Acquisition, for purposes of:
(i)    determining compliance with any provision of this Agreement which requires the calculation of any financial ratio or financial test,
(i)testing availability under baskets set forth in this Agreement (including baskets determined by reference to EBITDA or Total Assets), or
(ii)testing whether a Default or Event of Default has occurred and, with respect to any New Term Loan to finance such Limited Condition Acquisition, testing whether any representation or warranty in any Loan Document is correct as of such date, in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCT Election”), the date of determination of whether any such action is permitted hereunder, any such Default or Event of Default exists and any such representation or warranty is correct shall be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Acquisition (and the other transactions to be entered into in connection therewith, including any incurrence of Indebtedness and the use of proceeds thereof, as if they had occurred on the first day of the most recently ended Test Period prior to the LCT Test Date), the Borrower or the applicable Restricted Subsidiary would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test or basket, such ratio, test or basket shall be deemed to have been complied with or if no such Default or Event of Default shall exist on such LCT Test Date or such representation or warranty is correct as of such LCT Test Date then such condition shall be deemed satisfied on the date of consummation of such LCT Test Date for purposes of clause (iii) above; provided that if financial statements for one or more subsequent fiscal periods shall have become available, the Borrower may elect, in its sole discretion, to redetermine all such ratios, tests or baskets on the basis of such financial statements, in which case, such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date. For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would have failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in EBITDA or Total Assets of the Borrower or the

Person subject to such Limited Condition Acquisition, at or prior to the consummation of the relevant transaction or any Default or Event of Default has occurred and is continuing or any such representation or warranty in any Loan Document is not correct on the date of such Limited Condition Acquisition, such baskets, tests or ratios or requirement will not be deemed to have failed to have been complied with as a result of such circumstance; however, if any ratios improve or baskets increase as a result of such fluctuations, such improved ratios or baskets may be utilized. If the Borrower has made an LCT Election for any Limited Condition Acquisition, then in connection with any calculation of any ratio, test or basket availability with respect to any transaction permitted hereunder (each, a “Subsequent Transaction”) following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, for purposes of determining whether such Subsequent Transaction is permitted under this Agreement, any such ratio, test or basket shall be required to be satisfied on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.
SECTION1.09Term Loan Facility Consent Date and Effectiveness of the 100% Lender Consent Amendments. Notwithstanding anything to the contrary herein, on the Initial Term Loan Facility Consent or Termination Date all of the 100% Lender Consent Amendments shall automatically become effective.
ARTICLE II

THE CREDITS
SECTION2.01Term Commitments. On the terms and subject to the conditions contained in this Agreement, each Initial Term Lender severally agrees to make a loan (each an “Initial Term Loan”) in Dollars to the Borrower on the Closing Date, in an amount equal to such Lender’s Initial Term Commitment. Amounts of Initial Term Loans repaid or prepaid may not be reborrowed. On the terms and subject to the conditions contained in this Agreement and Incremental Facility Amendment No. 2, each 2021 Incremental Term Lender severally agrees to make a 2021 Incremental Term Loan in Dollars to the Borrower on the Incremental Amendment No. 2 Effective Date, in an amount equal to such Lender’s 2021 Incremental Term Commitment. Amounts of 2021 Incremental Term Loans repaid or prepaid may not be reborrowed.
SECTION2.02Loans and Borrowings.
(a)All Term Loan Borrowings shall be made upon receipt of a Borrowing Request given by the Borrower to the Agent not later than 12:00 noon (New York City time) (i) one Business Day prior to the requested date of Borrowing, in the case of Base Rate Term Loans and (ii) three Business Days prior to the requested date of Borrowing, in the case of Eurocurrency Rate Term Loans (or, in the case of any Borrowing on the Closing Date or the Incremental Amendment No. 2 Effective Date, at such later time as may be agreed by the Agent). The Borrowing Request shall specify (A) the requested date of Borrowing, (B) the aggregate amount of each proposed Borrowing and the Term Loan Facility under which such Borrowing is to be made, (C) whether any portion of the proposed Borrowing will be Eurocurrency Rate Term Loans, (D) in the case of any Eurocurrency Rate Term Loans, the initial Interest Period or Interest Periods for any Eurocurrency Rate Term Loans and (E) the account or accounts into which the proceeds of such Term Loans are to be deposited. If no Interest Period is specified with respect to any requested Eurocurrency Rate Term Loan, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Each such Term Loan Borrowing shall be in an aggregate amount of (x) $2,000,000 or an integral multiple of $1,000,000 in excess thereof, in the case of a Borrowing of Base Rate Term Loans or (y) $5,000,000 or an integral multiple of $1,000,000 in excess thereof, in the case of a Borrowing of Eurocurrency Rate Term Loans.
(b)The Agent shall give to each applicable Lender prompt notice of the Agent’s receipt of a Borrowing Request and, if Eurocurrency Rate Term Loans are properly requested in such Borrowing Request, the applicable interest rate determined pursuant to Section 2.11(a). Each applicable Lender shall, before 3:00 p.m. (New York City time) on the date of the proposed Borrowing, make available to the Agent at the Agent’s Office, in immediately available funds, such Lender’s Ratable Portion of such proposed Borrowing. If a Lender funds such Borrowing to the Agent, upon fulfillment (or due waiver in accordance with Section 9.02) on the requested date of Borrowing of the conditions set forth in Section 4.01 or Section 4.02, as applicable, and after the Agent’s receipt of such funds, the Agent shall make such funds available to the Borrower.
(c)Unless the Agent shall have received notice from a Lender prior to the date of any proposed Borrowing that such Lender will not make available to the Agent such Lender’s Ratable Portion of such Borrowing (or any portion thereof), the Agent may assume that such Lender has made such Ratable Portion available to the Agent on the date of such Borrowing in accordance with this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such Ratable Portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Term Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Effective Rate for the first Business Day and thereafter at the interest rate applicable at the time to the Term Loans comprising such Borrowing. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Term Loan as part of such Borrowing for purposes of this Agreement. If the Borrower shall repay to the Agent such corresponding amount, such payment shall not relieve such Lender of any obligation it may have hereunder to the Borrower.
(d)The failure of any Lender to make on the date specified any Term Loan or any payment required by it (such Lender, during the period of such failure, being a “Non-Funding Lender”), shall not relieve any other Lender of its obligations to make such Term Loan or payment on such date but no such other Lender shall be responsible for the failure of any Non-Funding Lender to make a Term Loan or payment required under this Agreement.
SECTION2.03[Reserved].
SECTION2.04[Reserved].
SECTION2.05[Reserved].
SECTION2.06Repayment of Term Loans. The Borrower promises to repay in Dollars (i) the Initial Term Loans as set forth on Schedule II to Incremental Facility Amendment No. 1 (subject to Sections 2.08(b), 2.08(d) and 2.09(c)) and (ii) the 2021 Incremental Term Loans on the last day of each of March, June, September and December, commencing ~~September 30, 2017~~March 31, 2022 in an amount equal to the product of (x) the aggregate principal amount of ~~Initial~~2021 Incremental Term Loans outstanding on the ~~Closing~~Amendment No. 2 Effective Date multiplied by (y) 0.25% (subject to Sections 2.08(b), 2.08(d) and 2.09(c)); provided, however, that the Borrower shall repay the entire unpaid principal amount of (x) the Initial Term Loans on the Initial Term Loan Maturity Date and (y) the 2021 Incremental Term Loans on the 2021 Incremental Term Loan Maturity Date.

SECTION2.07Evidence of Debt.
(a)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Term Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(b)The Agent shall maintain accounts in which it shall record (i) the amount of each Term Loan made hereunder, the Type thereof and the Interest Period (if any) applicable to each Term Loan hereunder, (ii) the amount of any principal, interest and fees due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(c)The entries made in the accounts maintained pursuant to clause (a) or (b) of this Section 2.07 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay its Obligations in accordance with the terms of this Agreement.
(d)Any Lender may request that Term Loans made by it be evidenced by a promissory note. In such event, the Borrower shall reasonably promptly prepare, execute and deliver to such Lender a Term Loan Note payable to such Lender and its registered assigns and in substantially the form of Exhibit F hereto with appropriate insertions and deletions.
SECTION2.08Optional Prepayment of Term Loans.
(a)[Reserved].
(b)Term Loans. The Borrower may, upon prior notice to the Agent not later than 11:00 a.m. (New York City time) (i) at least three Business Days prior to the date of prepayment, in the case of any prepayment of Eurocurrency Rate Term Loans and (ii) on the date of prepayment, in the case of any prepayment of Base Rate Term Loans, prepay without premium or penalty (except as set forth in clause (c) below) its Term Loans under any Term Loan Facility, in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that if any prepayment of any Eurocurrency Rate Term Loan is made by the Borrower other than on the last day of an Interest Period for such Term Loan, Borrower shall also pay any amounts owing pursuant to Section 2.14(e); provided, further, that each partial prepayment shall be in an aggregate amount not less than (x) $2,000,000, in the case of Base Rate Term Loans and (y) $5,000,000, in the case of Eurocurrency Rate Term Loans and that any such partial prepayment shall be applied to reduce the remaining installments of the outstanding principal amount of the Term Loans under the applicable Term Loan Facility as directed by the Borrower. Upon the giving of any notice of prepayment, the principal amount of the Term Loans specified therein to be prepaid shall become due and payable on the date specified therein for such prepayment (except that any notice of prepayment in connection with the refinancing of all or any portion of the Term Loan Facilities may be contingent upon the consummation of such refinancing).
(c)Prepayment Premiums. In the event that, within 6 months of the Incremental Amendment No. 2 Effective Date, (x) the Borrower makes any prepayment of ~~Initial~~any 2021 Incremental Term Loans in connection with any Repricing Transaction, or (y) effects any amendment of this Agreement ~~(other than, for the avoidance of doubt, the First Amendment)~~ resulting in a Repricing Transaction, the Borrower shall pay to the Agent, for the account of each ~~Initial~~2021 Incremental Term

Lender (including any ~~Initial~~2021 Incremental Term Lender that is required to assign its ~~Initial~~2021 Incremental Term Loans pursuant to Section 9.02(e) in connection therewith but not its assignee), (I) in the case of subclause (c)(x), a prepayment premium of 1% of the amount of such ~~Initial~~2021 Incremental Term Lender’s ~~Initial~~2021 Incremental Term Loans being repaid in connection with such Repricing Transaction and (II) in the case of subclause (c)(y), a payment equal to 1% of the aggregate amount of such ~~Initial~~2021 Incremental Term Lender’s ~~Initial~~2021 Incremental Term Loans that are subject to such Repricing Transaction and outstanding immediately prior to such amendment.
(d)In addition to any prepayment of Term Loans pursuant to Section 2.08(b), the Borrower may at any time prepay Term Loans of any Class of any Lender at such price or prices as may be mutually agreed by the Borrower and such Lender (which, for avoidance of doubt, may be a prepayment at a discount to par), pursuant to individually negotiated transactions with any Lender or offers to prepay that are open to all Lenders of Term Loans of any Class selected by the Borrower so long as (i) at the time of, and after giving effect to, any such prepayment pursuant to this Section 2.08(d), no Event of Default has occurred and is continuing, and (ii) the Borrower and each Lender whose Term Loans are to be prepaid pursuant to this Section 2.08(d) execute and deliver to the Agent an instrument identifying the amount of Term Loans of each Class of each such Lender to be so prepaid, the date of such prepayment and the prepayment price therefor. The principal amount of any Term Loans of any Class prepaid pursuant to this clause (d) shall reduce remaining scheduled amortization for such Class of Term Loans on a pro rata basis.
(e)Notwithstanding anything in this Agreement to the contrary, in the event that on any date, an outstanding Term Loan of a Lender would otherwise be prepaid pursuant to Section 2.08(b), 2.08(d) or 2.09 from the proceeds of any new Term Loans to be established on such date, then, if agreed to by the Borrower and such Lender in writing delivered to the Agent, such outstanding Term Loan of such Lender may be converted on a “cashless roll” basis into a new Term Loan being established on such date.
SECTION2.09Mandatory Prepayment of Term Loans.
(a)No later than three Business Days after the earlier of (i) ninety (90) days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending on December 31, 2018, and (ii) the date on which the financial statements with respect to such fiscal year are delivered pursuant to Section 5.01(a) (the “Excess Cash Flow Application Date”), the Borrower shall prepay outstanding Term Loans in an aggregate principal amount equal to the ECF Percentage for the Excess Cash Flow Period then ended; provided that no such prepayment shall be required for any Excess Cash Flow Period to the extent Excess Cash Flow for such Excess Cash Flow Period was less than $10.0 million; provided, further, that the amount of such prepayment shall be further reduced (without duplication of any amount that has reduced the amount of Term Loans required to be prepaid pursuant to this clause (a) in any other year) by an amount equal to the amount of Term Loans prepaid pursuant to Section 2.08 during the time period commencing at the beginning of the Excess Cash Flow Period with respect to which such prepayment is required and ending on the day preceding the Excess Cash Flow Application Date (in the case of a prepayment of Term Loans pursuant to Section 2.08(d), limited to the amount of cash expended), other than prepayments funded with the proceeds of the incurrence of long-term Indebtedness (other than under any revolving credit facility).
(b)On each occasion that a Prepayment Event occurs, the Borrower shall within five Business Days after the occurrence of such Prepayment Event (or, in the case of Deferred Net Cash Proceeds, within five Business Days after the last day of the Reinvestment Period relating to such Prepayment Event), prepay, in accordance with clause (c) below, a principal amount of Term Loans equal to 100% of the Net Cash Proceeds from such Prepayment Event; provided that with respect to the

Net Cash Proceeds of an Asset Sale Prepayment Event or Casualty Event, the Borrower may (i) use a portion of such Net Cash Proceeds to prepay or repurchase other Indebtedness (other than Term Loans and loans and commitments under the ABL Credit Agreement or any permitted Refinancing Indebtedness in respect thereof) secured on a pari passu basis with the Obligations (and, in the case of any revolving Indebtedness, to correspondingly reduce commitments) to the extent the Borrower is required to prepay such other Indebtedness as a result of such Prepayment Event, in each case in an amount not to exceed the product of (x) the amount of such Net Cash Proceeds multiplied by (y) a fraction, the numerator of which is the outstanding principal amount of such other Indebtedness and the denominator of which is the sum of the outstanding principal amount of such other Indebtedness and the outstanding principal amount of Term Loans or (ii) use such Net Cash Proceeds in respect of Accounts Collateral (as such term is defined in the ABL Credit Agreement as in effect on the date hereof) to prepay Indebtedness (and correspondingly reduce commitments) under the ABL Credit Agreement or any permitted Refinancing Indebtedness in respect thereof to the extent the Borrower is required to repay such other Indebtedness as a result of such Prepayment Event in an amount not to exceed the Net Cash Proceeds in respect of such Accounts Collateral.
(c)The Borrower shall deliver to the Agent, at the time of each prepayment required under Section 2.09(a) or (b), (i) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least three (3) Business Days prior written notice of such prepayment. Amounts required to be applied to the prepayment of Term Loans in accordance with clauses (a) and (b) above shall be applied pro rata to prepay Term Loans under the Term Loan Facilities and shall be applied to scheduled amortization of such Term Loans as directed by the Borrower; provided that notwithstanding the foregoing, the Borrower may elect in its sole discretion to apply the Net Cash Proceeds from any Debt Incurrence Prepayment Event to prepay any Class of Term Loans selected by the Borrower. Each notice of prepayment shall specify the prepayment date, the Type of each Term Loan being prepaid and the principal amount of each Term Loan (or portion thereof) to be prepaid. Prepayments shall be accompanied by accrued interest as required by Section 2.11. All prepayments of Borrowings under this Section 2.09 shall be subject to Section 2.14 (and, in the case of a Repricing Transaction, Section 2.08(c)), but shall otherwise be without premium or penalty.
(d)[Reserved].
(e)Notwithstanding any other provisions of this Section 2.09, (A) to the extent that any of or all the Net Cash Proceeds of any Asset Sale Prepayment Event by a Foreign Subsidiary giving rise to a prepayment pursuant to Section 2.09(b) (a “Foreign Prepayment Event”) or Excess Cash Flow attributable to a Foreign Subsidiary are prohibited or delayed by any Requirement of Law from being repatriated to the Borrower with respect to Term Loans in an aggregate principal amount equal to the ECF Percentage for the Excess Cash Flow Period then ended, an amount equal to the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.09, as the case may be, so long, but only so long, as the applicable Requirement of Law will not permit repatriation to the Borrower (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable Requirement of Law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable Requirement of Law, an amount equal to such Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than three Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result of repatriation) to the repayment of the Term Loans pursuant to this Section 2.09, and (B) to the extent that and for so long as the Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Prepayment Event or Excess Cash Flow would have a material adverse tax consequence to the Borrower and its Subsidiaries (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Cash Proceeds or Excess Cash Flow, an amount equal to the Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.09; provided that when the Borrower determines in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Prepayment Event or Excess Cash Flow would no longer have a material adverse tax consequence to the Borrower and its Subsidiaries (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Cash Proceeds or Excess Cash Flow, an amount equal to such Net Cash Proceeds or Excess Cash Flow shall be promptly (and in any event not later than three Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result of repatriation) to the repayment of the Term Loans pursuant to this Section 2.09.
SECTION 2.10Fees. The Borrower shall pay to the Agent such fees as have been separately agreed between the Borrower and the Agent.
SECTION 2.11Interest.
(a)Rate of Interest.
        [Reserved].
        All Term Loans shall bear interest on the unpaid principal amount thereof which shall accrue and be payable in the currency in which such Term Loan is denominated from the date such Term Loans are made as follows:
(A)if a Base Rate Term Loan, at a rate per annum equal to the sum of (1) the Base Rate as in effect from time to time and (2) the Applicable Rate in effect from time to time;
(B)[Reserved]; or
(C)if a Eurocurrency Rate Term Loan, at a rate per annum equal to the sum of (A) the Eurocurrency Rate determined for the applicable Interest Period and (B) the Applicable Rate in effect from time to time during such Interest Period.
(b)Interest Payments. (i) Interest accrued on each Base Rate Term Loan shall be payable in arrears (A) for the preceding calendar quarter, no later than the fourth Business Day of each calendar quarter, commencing on the first such day following the making of such Base Rate Term Loan, (B) upon the payment or prepayment thereof in full or in part and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Base Rate Term Loan, (ii) interest accrued on each Eurocurrency Rate Term Loan shall be payable in arrears (A) on the last day of each Interest Period applicable to such Term Loan and, if such Interest Period has a duration of more than three months, on each date during such Interest Period occurring every three months from the first day of such Interest Period, (B) upon the payment or prepayment thereof in full or in part and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Eurocurrency Rate Term Loan, as the case may be and (iii) interest accrued on the amount of all other Obligations shall be payable on demand from and after the time such Obligation becomes due and payable (whether by acceleration or otherwise).
(c)Default Interest. If all or a portion of (i) the principal amount of any Term Loan or (ii) any interest payable thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2% and (y) in the case of any overdue interest, to the extent permitted by applicable law, the rate described in Section 2.11(a)(A) or Section 2.11(a)(C), as applicable, plus 2% from and including the date of such non-payment to but excluding the date on which such amount is paid in full (after as well as before judgment).
SECTION 2.12Conversion/Continuation Options.
(a)(i) The Borrower may elect (x) at any time on any Business Day to convert Base Rate Term Loans or any portion thereof to Eurocurrency Rate Term Loans or (y) at the end of any Interest Period, to convert such Term Loan into a Base Rate Term Loan, and (ii) the Borrower may elect at the end of any applicable Interest Period, to continue Eurocurrency Rate Term Loans or any portion thereof for an additional Interest Period; provided, however, that in the case of clause (i) above the aggregate amount of the Eurocurrency Rate Term Loans, for each Interest Period shall not be less than $2,000,000 (in the case of Base Rate Term Loans) or $5,000,000 (in the case of Eurocurrency Rate Term Loans). Each conversion or continuation shall be allocated among the Term Loans of each Lender in accordance with such Lender’s Ratable Portion. Each such election shall be in substantially the form of Exhibit G and shall be made by giving the Agent prior written notice by 12:00 noon (New York City time) at least three Business Days in advance specifying (A) the amount and type of Term Loan being converted or continued, (B) in the case of a conversion to or a continuation of Eurocurrency Rate Term Loans, the applicable Interest Period and (C) in the case of a conversion, the date of such conversion.
(b)The Agent shall promptly notify each applicable Lender of its receipt of an Interest Election Request and of the options selected therein. Notwithstanding the foregoing, no (i) conversion in whole or in part of Base Rate Term Loans to Eurocurrency Rate Term Loans, or (ii) continuation in whole or in part of Eurocurrency Rate Term Loans upon the expiration of any applicable Interest Period, in each case, shall be permitted at any time at which (A) an Event of Default shall have occurred and be continuing and the Agent or the Required Lenders shall have determined not to permit such continuation or conversion or (B) the continuation of, or conversion into, a Eurocurrency Rate Term Loan would violate any provision of Section 2.14(b). If, within the time period required under the terms of this Section 2.12, the Agent does not receive an Interest Election Request from the Borrower containing a permitted election to continue any Eurocurrency Rate Term Loans for an additional Interest Period or to convert any such Term Loans, then, upon the expiration of the applicable Interest Period, Term Loans shall be automatically converted into Base Rate Term Loans. Each Interest Election Request shall be irrevocable.
SECTION 2.13Payments and Computations.
(a)The Borrower shall make each payment hereunder (including fees and expenses) not later than 1:00 p.m. (New York City time), on the day when due, in Dollars, except as specified in the following sentence, to the Agent at the Agent’s Office for payments in immediately available funds without setoff or counterclaim. The Agent shall promptly thereafter cause to be distributed immediately available funds relating to the payment of principal, interest or fees to the applicable Lending Offices of the applicable Lenders for such payments ratably in accordance with the amount of such principal, interest or fees due and owing to such Lenders on such date; provided, however, that amounts payable pursuant to Section 2.14 or Section 2.15 shall be paid only to the affected Lender or Lenders. Payments received by the Agent after 1:00 p.m. (New York City time) shall, at the option of the Agent, be deemed to be received on the next Business Day.
(b)All computations of interest and of fees shall be made by the Agent on the basis of a year of 360 days (other than computations of interest for Base Rate Term Loans calculated by reference to the Prime Rate, which shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, in each case, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable). Each determination by the Agent of a rate of interest hereunder shall be conclusive and binding for all purposes, absent manifest error.
(c)[Reserved].
(d)Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of any Eurocurrency Rate Term Loan to be made in the next calendar month, such payment shall be made on the immediately preceding Business Day. All repayments of Term Loans shall be applied as follows: first, to repay such Term Loans outstanding as Base Rate Term Loans, and second, to repay such Term Loans outstanding as Eurocurrency Rate Term Loans, with those Eurocurrency Rate Term Loans having earlier expiring Interest Periods being repaid prior to those having later expiring Interest Periods.
(e)Unless the Agent shall have received notice from the Borrower to the Lenders prior to the date on which any payment is due hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each applicable Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have made such payment in full to the Agent, each applicable Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon (at the Federal Funds Effective Rate for the first Business Day, and, thereafter, at the rate applicable to Base Rate Term Loans) for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent.
SECTION 2.14Increased Costs; Change of Law, Etc.
(a)Determination of Interest Rate. The Eurocurrency Rate for each Interest Period for Eurocurrency Rate Term Loans shall be determined by the Agent pursuant to the procedures set forth in the definition of “Eurocurrency Rate”.
(b)Interest Rate Unascertainable, Inadequate or Unfair. Prior to the Initial Term Loan Facility Consent or Termination Date:
(A)~~Interest Rate Unascertainable, Inadequate or Unfair. In~~in the event that (i) the Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the Eurocurrency Rate then being determined is to be fixed or (ii) the Required Class Lenders of the affected Term Loan Facility notify the Agent that the Eurocurrency Rate for any Interest Period will not adequately reflect the cost to the Lenders of making or maintaining such Term Loans for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon each affected Eurocurrency Rate Term Loan shall automatically, on the last day of the current Interest Period for such Term Loan, convert into a Base Rate Term Loan and the obligations of the Lenders to make Eurocurrency Rate Term Loans or to convert Base Rate Term Loans into Eurocurrency Rate Term Loans shall be suspended until the Agent shall notify the Borrower that the Required Class Lenders under the affected Term Loan Facility have determined that the circumstances causing such suspension no longer exist.
(ii)From and after the Initial Term Loan Facility Consent or Termination Date (notwithstanding anything to the contrary herein or in any other Loan Document):
(A)Replacing Eurocurrency Screen Rate. On March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of Eurocurrency Screen Rate’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-month, 2-month, 3-month, 6-month and 12-month Eurocurrency Screen Rate tenor settings. On the earlier of (i) the date that all Available Tenors of Eurocurrency Screen Rate have either permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative and (ii) the Early Opt-in Effective Date, if the then-current Benchmark is Eurocurrency Screen Rate, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.
(B)Replacing Future Benchmarks. Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Class Lenders. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Term Loans. During the period referenced in the foregoing sentence, the component of Base Rate based upon the Benchmark will not be used in any determination of the Base Rate.
(C)Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(D)Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. Any

determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section.
(E)Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or Eurocurrency Screen Rate), then the Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) the Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.
(c)Increased Costs.
        (i) If any Change in Law shall:
(A)impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Eurocurrency Rate);
(B)impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurocurrency Rate Term Loans made by such Lender; or
(C)subject any Lender to any Taxes (other than Indemnified Taxes indemnifiable under Section 2.15 or Excluded Taxes);
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Term Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then, following delivery of the certificate contemplated by subclause (iii) of this clause (c), the Borrower will pay to such Lender in accordance with subclause (iii) such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered, as reasonably determined by such Lender (which determination shall be made in good faith (and not on an arbitrary or capricious basis)) and in a manner consistent with similarly situated borrowers of such Lender, under agreements having provisions similar to this Section 2.14.
        (ii) If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Term Loans made by such Lender to a level below that which such Person or such Person’s holding company could have achieved but for such Change in Law (taking into consideration such Person’s policies and the policies of such Person’s holding company with respect to capital adequacy and liquidity), then from time to time following delivery of the certificate contemplated by subclause (iii) of this clause (c) of this Section 2.14 the Borrower will pay to such Lender in accordance with subclause (iii) such additional amount or amounts as will compensate such Person or such Person’s holding company for any such reduction suffered, as reasonably determined by such Lender (which determination shall be made in good faith (and not on an arbitrary or capricious basis)) and in a manner consistent with similarly situated borrowers of such Lender, under agreements having provisions similar to this Section 2.14.

        (iii) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company as specified in subclause (i) or (ii) of this clause (c) and setting forth in reasonable detail the manner in which such amount or amounts were determined shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
        (iv) Failure or delay on the part of any Lender to demand compensation pursuant to this clause (c) shall not constitute a waiver of such Person’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this clause (c) for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Person’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
(d)Illegality. Notwithstanding any other provision of this Agreement, if any Lender determines that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the date of this Agreement shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for such Lender or its applicable Lending Office to make Eurocurrency Rate Term Loans or to continue to fund or maintain Eurocurrency Rate Term Loans, then, on notice thereof and demand therefor by such Lender to the Borrower through the Agent, (i) the obligation of such Lender to make or to continue Eurocurrency Rate Term Loans and to convert Base Rate Term Loans into Eurocurrency Rate Term Loans shall be suspended, and each such Lender shall make a Base Rate Term Loan as part of any requested Borrowing of Eurocurrency Rate Term Loans, and (ii) if any affected Term Loans are then outstanding as Eurocurrency Rate Term Loans, the Borrower shall immediately convert each such Term Loan into Base Rate Term Loans. If, at any time after a Lender gives notice under this clause (d), such Lender determines that it may lawfully make Eurocurrency Rate Term Loans, such Lender shall promptly give notice of that determination to the Borrower and the Agent, and the Agent shall promptly transmit the notice to each other Lender. The Borrower’s right to request, and such Lender’s obligation, if any, to make Eurocurrency Rate Term Loans, shall thereupon be restored.
(e)Breakage Costs. In addition to all amounts required to be paid by the Borrower pursuant to Section 2.11, the Borrower shall compensate each Lender that has made a Term Loan to the Borrower, upon written request in accordance with this clause (e), for all losses, expenses and liabilities (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Lender’s Eurocurrency Rate Term Loans or to the Borrower but excluding any loss of the Applicable Rate on the relevant Term Loans) that such Lender may sustain (i) if for any reason (other than by reason of such Lender being a Non-Funding Lender) a proposed Borrowing, conversion into or continuation of Eurocurrency Rate Term Loans does not occur on a date specified therefor in a Borrowing Request or an Interest Election Request given by the Borrower or in a telephonic request by it for borrowing or conversion or continuation or a successive Interest Period does not commence after notice therefor is given pursuant to Section 2.12, (ii) if for any reason any Eurocurrency Rate Term Loan is repaid or prepaid (including pursuant to Section 2.09) on a date that is not the last day of the applicable Interest Period, (iii) as a consequence of a required conversion of a Eurocurrency Rate Term Loan to a Base Rate Term Loan, as a result of any of the events indicated in clause (d) above or (iv) as a result of any assignment of any Eurocurrency Rate Term Loans pursuant to a request by the Borrower pursuant to Section 2.17. In the case of a Eurocurrency Rate Term Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of the Term Loan had such event not occurred, at the Eurocurrency Rate that would have been applicable to the Term Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for the Term Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. The Borrower shall pay the applicable Lender the amount shown as due on any certificate delivered to the Borrower and setting forth any amount or amounts that such Lender is entitled to receive pursuant to this clause (e) and the basis therefor within ten (10) days after receipt thereof; provided such certificate sets forth in reasonable detail the manner in which such amount or amounts was determined.
SECTION 2.15Taxes.
(a)All payments by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document shall be made free and clear of and without deduction or withholding for or on account of any Taxes unless a deduction or withholding is required by law; provided that if the Borrower, the Agent, or any other applicable withholding agent shall be required by law to deduct or withhold any Taxes from any such payment, then (i) to the extent such Tax is an Indemnified Tax, the sum payable by the Borrower or other Loan Party shall be increased as necessary so that after all such required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 2.15) by the applicable withholding agent, the Lender (or, in the case of a payment received by the Agent for its account, the Agent) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent shall make such required deductions or withholdings and (iii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority within the time allowed and in accordance with applicable Requirements of Law. If at any time the Borrower or a Loan Party is required by applicable Requirements of Law to make any deduction or withholding from any sum payable under any Loan Document, the Borrower or such Loan Party shall promptly notify the relevant Agent or Lender upon becoming aware of the same.
(b)[Reserved]
(c)[Reserved]
(d)The Borrower and the other Loan Parties shall pay to the relevant Governmental Authority in accordance with applicable Requirements of Law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.
(e)The Borrower and each other Loan Party shall, jointly and severally, indemnify the Agent and each Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) payable or paid by such Agent or Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Agent on its own behalf or on behalf of any Lender, shall be conclusive absent manifest error.
(f)As soon as practicable after any payment of any Taxes by the Borrower or other Loan Party to a Governmental Authority pursuant to this Section 2.15, the Borrower or other Loan Party shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental

Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.
        (i) Each Lender that is legally entitled to an exemption from or reduction of withholding tax with respect to any payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Lender agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall deliver to the Borrower and the Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Agent) or promptly notify the Borrower and the Agent in writing of its legal ineligibility to do so.
        (ii) Without limiting the generality of Section 2.15(f)(i) above:
(A)Each Lender that is a United States Person shall deliver to the Borrower and the Agent, on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), two duly completed and executed originals of IRS Form W-9 (or successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax.
(B)Each Non-U.S. Lender, shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), two duly completed and executed originals of whichever of the following is applicable:
(I)In the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party, IRS Form W-8BEN or W-8BEN-E (or any successor thereto) establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to such treaty, IRS Form W-8ECI (or any successor thereto);
(II)In the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Non-U.S. Lender is not a “bank” as defined in Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of Section 881(c) (3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and that the interest payments in respect of the Term Loans are not effectively connected with such Non-U.S. Lender’s conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) IRS Form W-8BEN or W-8BEN-E (or any successor thereto); or
(III)To the extent a Non-U.S. Lender is not the beneficial owner, IRS Form W–8IMY, accompanied by a copy of IRS Form W–8ECI, IRS Form W–8BEN, IRS Form W–8BEN–E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W–9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of such direct and indirect partner(s); and
(IV)Each Non-U.S. Lender shall deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) such other duly completed and executed documentation prescribed by applicable Requirement of Law as a basis for claiming exemption from, or reduction in, U.S. federal withholding Tax, together with such supplementary documentation as may be prescribed by applicable Requirement of Law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and
(C)Each Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable Requirement of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine whether such Lender has complied with such Lender's obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this subclause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
        (iii) Notwithstanding anything to the contrary in this Section 2.15(g), no Lender shall be required to provide any documentation that such Lender is not legally eligible to provide.
        (iv) Each Lender hereby authorizes the Agent to deliver to the Borrower and other Loan Parties and to any successor Agent any documentation provided by such Lender to the Agent pursuant to this Section 2.15(f).
(g)If the Agent or a Lender determines, in its sole discretion exercised in good faith, that it has received and retained a refund of any Indemnified Taxes as to which it has been indemnified by the Borrower or other Loan Party or with respect to which the Borrower or such Loan Party has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to the Borrower or such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or such Loan Party under this Section 2.15 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Agent or such Lender as is determined by the Agent or such Lender in its sole discretion exercised in good faith, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower or such Loan Party, upon the request of the Agent or such Lender, shall repay as soon as reasonably practicable the amount paid over to the Borrower or such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.15(g), in no event will any Agent or Lender be required to pay any amount to the Borrower or other Loan Party pursuant to this Section 2.15 the payment of which would place such Agent or Lender in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.15(g) shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Loan Party or any other Person.
SECTION 2.16Allocation of Proceeds; Sharing of Setoffs.
(a)All proceeds of any Collateral received by the Agent after an Event of Default has occurred and is continuing and all or any portion of the Term Loans shall have been accelerated hereunder pursuant to Section 7.02, shall upon election by the Agent or at the direction of the Required Lenders be applied, first, to, ratably, pay any fees, indemnities, or expense reimbursements then due to the Agent from the Borrower, second, ratably, to pay any expense reimbursements then due to the Lenders or the other Secured Parties from the Borrower or the other Loan Parties, third, to pay interest due and payable in respect of the Term Loans or in respect of any Secured Hedging Obligations or Secured Cash Management Obligations, ratably, fourth, to pay principal on the Term Loans and any amounts owing with respect to Secured Hedging Obligations or Secured Cash Management Obligations, ratably, fifth, to the payment of any other Secured Obligation due to the Agent or any Lender, and sixth, to the applicable Loan Party or as the Borrower shall direct. Notwithstanding the foregoing, (i) the Agent shall not be required to pay any amount pursuant to this Section 2.16(a) to any holder of Secured Hedging Obligations or Secured Cash Management Obligations unless the holder thereof or the Borrower has provided notice to the Agent thereof prior to the date of the applicable payment pursuant to this Section 2.16(a) and (ii) no amount received on the account of any Collateral of any Loan Party shall be applied to the payment of any Secured Obligations in respect of Excluded Swap Obligations of such Loan Party.
(b)If, following any Event of Default under Section 7.01(a) (but only to the extent that prior to the waiver of such Event of Default an Event of Default under Section 7.01(f) (with respect to the Borrower) or an acceleration of the Term Loans pursuant to Section 7.02 occurs), Section 7.01(f) (with respect to the Borrower) or any acceleration of the Term Loans pursuant to Section 7.02, any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any fees, principal of or interest on any of its Term Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans and accrued interest and fees thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans of other Lenders at such time outstanding to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest and fees on their respective Term Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this clause (b) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including, without limitation, Section 2.08(d)) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff, consolidation and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(c)If any Lender shall fail to make any payment required to be made by it pursuant to this Agreement, then the Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Agent for the account of such Lender to satisfy such obligations of such Lender until all such unsatisfied obligations are fully paid.

SECTION 2.17Mitigation Obligations; Replacement of Lenders.
(a)If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.15, as applicable, in the future and (ii) would not subject such Lender (or its parent companies) to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender becomes a Non-Funding Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts due and payable to it hereunder, from the assignee (to the extent of such outstanding principal or participation) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
SECTION 2.18[Reserved].
SECTION 2.19Incremental Facilities.
(a)The Borrower may by written notice to the Agent elect to request the establishment of one or more additional tranches of term loans or new Term Commitments to increase any existing Class of Term Loans (the “New Term Commitments”) in an amount at any time not to exceed (other than in the case of any New Term Commitments with respect to Refinancing Term Loans) the Maximum Incremental Amount at such time and not less than $25.0 million individually (or such lesser amount which shall be approved by the Agent or such lesser amount that shall constitute the entire remaining availability hereunder). Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that the New Term Commitments shall be effective, which shall be a date not less than five Business Days after the date on which such notice is delivered to the Agent (or such shorter period as may be agreed by the Agent); provided that any Lender offered or approached to provide all or a portion of the New Term Commitments may elect or decline, in its sole discretion, to provide a New Term Commitment. Such New Term Commitments shall become effective, as of such Increased Amount Date; provided that (i) subject to Section 1.08, no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Term Commitments, as applicable; (ii) subject to Section 1.08, both before and after giving effect to the making of any New

Term Loans, each of the conditions set forth in Section 4.02 shall be satisfied; and (iii) the New Term Commitments shall be effected pursuant to one or more supplements or amendments to this Agreement executed and delivered by the Loan Parties, the New Lenders and the Agent. Any New Term Loans (other than any New Term Loans which are designated as an increase in the amount of any previously established Class of Term Loans) made on an Increased Amount Date shall be designated a separate series (a “Series”) of New Term Loans for all purposes of this Agreement. In connection with the obtaining of any New Term Commitments pursuant to this Section 2.19(a), the Borrower shall, or shall cause the other applicable Loan Parties to, make such amendments to the Collateral Documents and take such other customary actions, if any, as the Agent may reasonably request in order to preserve and protect the Liens on the Collateral securing the Obligations.
(b)[Reserved]
(c)On any Increased Amount Date on which any New Term Commitments of any Class are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each Lender with a New Term Commitment (each, a “New Term Loan Lender”) of any Class shall make a Term Loan to the Borrower (a “New Term Loan”) in an amount equal to its New Term Commitment of such Class, and (ii) each New Term Loan Lender of any Class shall become a Lender hereunder with respect to the New Term Commitment of such Class and the New Term Loans of such Class made pursuant thereto.
(d)The terms and provisions of the New Term Loans and New Term Commitments shall be, except as otherwise set forth herein or in the applicable supplement or amendment relating thereto, identical to the existing Term Loans; provided that (i) the final maturity date of the New Term Loans shall be no earlier than (x) in the case of Refinancing Term Loans, the Term Loans refinanced therewith and (y) in the case of any other New Term Loans, the Latest Maturity Date, and, in the case of all New Term Loans, the mandatory prepayment provisions applicable to the New Term Loans shall not require that any mandatory prepayment pursuant to Section 2.09 apply to such New Term Loans on a greater basis than ratable basis then outstanding Term Loans, (ii) the optional prepayment provisions, rate of interest and the amortization schedule applicable to any New Term Loans of each Series shall be determined by the Borrower and the applicable new Lenders and shall be set forth in the applicable supplement relating thereto; provided that (A) the Weighted Average Life to Maturity of any New Term Loans will be no shorter than (x) in the case of Refinancing Term Loans, the Weighted Average Life to Maturity of the Term Loans refinanced, and (y) in the case of any other New Term Loans, the then remaining Weighted Average Life to Maturity of any Class of Term Loans and (B) if the Effective Yield of any New Term Loans (other than Refinancing Term Loans) established on any Increased Amount Date occurring on or prior to the ~~twelve~~six (~~12~~6) month anniversary of the Incremental Amendment No. 2 Effective Date exceeds the Effective Yield of the ~~Initial~~2021 Incremental Term Loans by more than ~~50~~100 basis points, the Applicable Rates for the ~~Initial~~2021 Incremental Term Loans shall be increased to the extent necessary so that, after giving effect to such increase, the Effective Yield of the ~~Initial~~2021 Incremental Term Loans is equal to the Effective Yield of such New Term Loans minus ~~50~~100 basis points, (iii) New Term Loans shall not be guaranteed by any Subsidiary of the Borrower that is not a Loan Party and shall be secured only by Collateral on a pari passu basis with the other Obligations pursuant to the Collateral Documents and (iv) all other terms applicable to the New Term Loans of each Series that differ from the existing Term Loans shall be no more favorable to the Lenders providing such New Term Loans than those applicable to the Term Loans (taken as a whole) (except for covenants or other provisions applicable only to periods after the ~~latest~~Latest Maturity Date); provided that if any financial maintenance covenant is added for the benefit of any New Term Loans, such provisions shall also be applicable to the Term Loans (except to the extent such financial covenant applies only to periods after the Latest Maturity Date).

(e) (i) The Borrower may at any time and from time to time request that all or a portion of the Term Loans under any Term Loan Facility (an “Existing Class”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term Loans and/or amended to lower the Effective Yield thereof (any such Term Loans which have been so converted and/or extended, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.19(e). In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Class) (an “Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall be identical to the Term Loans of the Existing Class from which they are to be converted except (w) all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization of principal of the Term Loans of such Existing Class, (x) (A) the interest rate and fee provisions with respect to the Extended Term Loans may be different from those applicable to the Term Loans of such Existing Class (and Extended Term Loans may provide for prepayment protection that is different from those applicable to such Existing Class) and/or (B) additional fees may be payable to the Lenders providing such Extended Term Loans in addition to or in lieu of any increased margins contemplated by the preceding subclause (A), (y) the amendment or supplement to this Agreement providing for such Extended Term Loans may provide for other terms applicable to such Extended Term Loans so long as either (A) such additional terms do not apply until all Term Loans and Term Commitments outstanding immediately prior to the establishment of such Extended Term Loans have been repaid, terminated or returned as applicable, (B) such additional terms are less favorable to the holders of the Extended Term Loans than the corresponding Existing Class or (C) such additional terms have been approved by the Required Lenders and (z) the mandatory prepayment rights of the Extended Term Loans and such Existing Class may be different so long as the proportion (if any) of the proceeds thereof to which such Extended Term Loans are entitled is no greater on a proportionate basis than the portion of such proceeds to which the Existing Class is entitled to receive.
        (ii) The Borrower shall provide the applicable Extension Request at least five (5) Business Days prior to the date on which Lenders under the Existing Class are requested to respond (or such shorter period as may be agreed by the Agent). Any Lender (an “Extending Lender”) wishing to have all or a portion of its Term Loans of the Existing Class subject to such Extension Request converted into Extended Term Loans shall notify the Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans of the Existing Class which it has elected to convert into Extended Term Loans. In the event that the aggregate amount of Term Loans of the Existing Class subject to Extension Elections exceeds the amount of Extended Term Loans requested pursuant to the Extension Request, Term Loans subject to Extension Elections shall be converted to Extended Term Loans on a pro rata basis based on the amount of Term Loans included in each such Extension Election (subject to such rounding as the Agent deems expedient). Any Extended Term Loans shall be established on the date set forth in the amendment or supplement to this Agreement entered into by the Borrower, the other Loan Parties and the Agent pursuant to this Section 2.19(e) (it being understood that by providing an Extension Election, an Extending Lender will agree to be bound thereby).
(f)Each amendment or supplement to this Agreement pursuant to this Section 2.19 may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Agent, to (i) effect the provision of this Section 2.19 or (ii) to the extent the terms and conditions of the New Term Loans are more favorable to the Lenders than comparable terms existing in the Loan Documents, to bring the terms and conditions of the existing Term Loans in line with the terms and conditions of the New Term Loans necessary to achieve fungibility.

(g)The provisions of this Section 2.19 shall override any provisions of Section 9.02 to the contrary and, for the avoidance of doubt, Section 9.02(b).
ARTICLE III

REPRESENTATIONS AND WARRANTIES
Each Loan Party represents and warrants to the Lenders that:
SECTION3.01Organization; Powers. Except as would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect, each of the Loan Parties and each of the Restricted Subsidiaries (a) is duly organized or incorporated and validly existing under the laws of the jurisdiction of its organization or incorporation, as the case may be, and (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and is qualified to do business in, and is in good standing (to the extent such concepts exist in the applicable jurisdictions) in every jurisdiction where such qualification is required.
SECTION3.02Authorization; Enforceability. The Transactions are within each applicable Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action of such Loan Party. Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and is a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity.
SECTION3.03Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect and (ii) for filings and registrations necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirement of Law applicable to any Loan Party or any of the Restricted Subsidiaries, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any of the Restricted Subsidiaries or their respective assets, or give rise to a right thereunder to require any payment to be made by any Loan Party or any of the Restricted Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of the Restricted Subsidiaries, except Liens created pursuant to the Loan Documents; except, in the case of each of clauses (a) through (d) above, to the extent that any such violation, default or right, or any failure to obtain such consent or approval or to take any such action, would not reasonably be expected to result in a Material Adverse Effect.
SECTION3.04Financial Condition; No Material Adverse Change.
(a)The Borrower has heretofore furnished to the Lenders the consolidated balance sheet and statements of earnings, shareholders’ equity and cash flows of the Borrower, (i) as of and for the fiscal years ended December 31, 2016 and 2015, each reported on by Deloitte & Touche LLP, an independent registered public accounting firm and (ii) as of and for the fiscal quarter ended March 31, 2017. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.
(b)No event, change or condition has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect, since December 31, 2016.

SECTION3.05Properties.
(a)As of the Closing Date, Schedule 1.01(b) sets forth the address of each parcel of real property (or each set of parcels that collectively comprise one operating property) that is owned by each Loan Party with an aggregate fair market value (as determined by the Borrower in good faith) of $10.0 million or more or that the Borrower has otherwise agreed shall initially be a Mortgaged Property. Schedule 3.05(a) identifies the principal place of business and chief executive office of each Loan Party as of the Closing Date.
(b)The Borrower and each of the Restricted Subsidiaries has good and insurable fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all its real properties (including all Mortgaged Properties) and has good and marketable title to its personal property and assets, in each case, except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Liens.
(c)The Borrower and each of the Restricted Subsidiaries has complied with all obligations under all leases to which it is a party, except where the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Borrower and each of the Restricted Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(d)As of the Closing Date, the Borrower has not received any notice of, or has any knowledge of, any pending or contemplated condemnation proceeding affecting any of the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation.
(e)To the Borrower’s knowledge, as of the Closing Date, none of the Borrower or any Restricted Subsidiary is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein.
(f)To the Borrower’s knowledge, each of the Borrower and the Restricted Subsidiaries owns or possesses, or is licensed to use, all patents, trademarks, service marks, trade names and copyrights and all licenses and rights with respect to the foregoing, necessary for the present conduct of its business, without any conflict with the rights of others, and free from any burdensome restrictions on the present conduct of its business, except where such failure to own, possess or hold pursuant to a license or such conflicts and restrictions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or except as set forth on Schedule 3.05(f).
SECTION3.06Litigation and Environmental Matters.
(a)There are no actions, suits or proceedings by or before any Governmental Authority pending against or, to the knowledge of the Borrower, threatened against the Loan Parties or any of their Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) on the Closing Date, that involve any Loan Documents or the Transactions.
(b)Except for matters that, individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect (i) no Loan Party nor any of its Subsidiaries or their respective operations or facilities has received notice of any claim with respect to any Environmental Liability, (ii) no Loan Party nor any of its Subsidiaries (A) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (B) is subject to any Environmental Liability or knows of any basis for any Environmental Liability of any Loan Party or any subsidiary, and (iii) no lien, charge, encumbrance or restriction has been recorded pursuant to any Environmental Law with respect to any assets, facility or property owned, operated or leased by the Company or any of its subsidiaries.
SECTION3.07Compliance with Laws and Agreements; Licenses and Permits.
(a)Each Loan Party and each Restricted Subsidiary is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
(b)Each Loan Party and the Restricted Subsidiaries have obtained and hold in full force and effect, all franchises, licenses, leases, permits, certificates, authorizations, qualifications, easements, rights of way and other rights and approvals which are necessary or advisable for the operation of their businesses as presently conducted and as proposed to be conducted, except where the failure to have so obtained or hold or to be in force, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Loan Party or any of the Restricted Subsidiaries is in violation of the terms of any such franchise, license, lease, permit, certificate, authorization, qualification, easement, right of way, right or approval, except where any such violation, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
SECTION3.08Investment Company Status. No Loan Party is an “investment company” as defined in, or is required to be registered under, the Investment Company Act of 1940.
SECTION3.09Taxes. The Loan Parties and the Subsidiaries have timely filed or caused to be filed all Tax returns and reports required to have been filed and have paid or caused to be paid all Taxes required to have been paid by them (whether or not shown on a tax return), except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. All amounts have been withheld by each of the Loan Parties and the Subsidiaries from their respective employees for all periods in compliance with the tax, social security and unemployment withholding provisions of the applicable law and such withholdings have been timely paid to the respective Governmental Authorities, except to the extent that the failure to withhold and pay would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.
SECTION 3.10[Reserved].
SECTION 3.11[Reserved].

SECTION 3.12ERISA.
(a)No ERISA Event has occurred and is continuing or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. Neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, except as would not reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, the present value of all accumulated benefit obligations under all Plans (based on the assumptions used for purposes of Accounting Standards Codification No. 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plans, in the aggregate.
(b)The Borrower represents and warrants as of the First Amendment Effective Date that the Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Term Loans.
SECTION 3.13Disclosure.
(a)All written information (other than the Projections, the pro forma financial statements and estimates and information of a general economic nature) concerning the Borrower and its subsidiaries, the Transactions and any other transactions contemplated hereby included in the Information Memorandum or otherwise prepared by or on behalf of the foregoing or their representatives and made available to the Lenders or the Agent in writing in connection with the Transactions on or before the Closing Date (the “Information”), when taken as a whole, as of the date such Information was furnished to the Agent or such Lenders, as the case may be, did not contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.
(b)The Projections and estimates and information of a general economic nature prepared by or on behalf of the Borrower or any of its representatives and that have been made available to any Lenders or the Agent in writing in connection with the Transactions on or before the Closing Date (the “Other Information”) (i) have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof (it being understood that actual results may vary materially from the Other Information), and (ii) as of the Closing Date, have not been modified in any material respect by the Borrower.
SECTION 3.14Material Agreements. Neither any Loan Party nor any Restricted Subsidiary is in default in any material respect in the performance, observance or fulfillment of any of its obligations contained in (i) any material agreement to which it is a party or (ii) any agreement or instrument to which it is a party evidencing or governing Indebtedness, except where any such default would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
SECTION 3.15Solvency.
(a)Immediately after the consummation of the Transactions on the Closing Date, (i) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.
(b)The Borrower and its Subsidiaries do not intend to incur debts beyond their ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by the Borrower and its Subsidiaries and the timing and amounts of cash to be payable by the Borrower and its Subsidiaries on or in respect of their Indebtedness.
SECTION 3.16Insurance. As of the Closing Date, all commercial insurance maintained by or on behalf of the Loan Parties and the Restricted Subsidiaries is in full force and effect and all premiums in respect of such insurance have been duly paid. The Borrower believes that the insurance maintained by or on behalf of the Borrower and its Subsidiaries is adequate and is in accordance with normal industry practice.
SECTION 3.17Capitalization and Subsidiaries. As of the Closing Date, Schedule 3.17 sets forth (a) a correct and complete list of the name and relationship to the Borrower of each and all of the Borrower’s Subsidiaries, (b) a true and complete listing of each class of each of the Borrower’s authorized Equity Interests, of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.17, and (c) the type of entity of the Borrower and each of its Subsidiaries. All of the issued and outstanding Equity Interests of the Restricted Subsidiaries owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable free and clear of all Liens (other than Permitted Liens).
SECTION 3.18Security Interest in Collateral. The provisions of the Collateral Documents create legal and valid Liens on all the Collateral in favor of the Agent, for the benefit of the Secured Parties; and upon the proper filing of UCC financing statements required pursuant to Section 4.01(i) and any Mortgages with respect to Mortgaged Properties and with regard to Collateral that is perfected by control, upon delivery of possession or control, which shall be delivered to the extent required by the Collateral Documents, such Liens constitute perfected and continuing Liens on the Collateral, securing the Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except Permitted Liens but only to the extent that such Liens are required to be perfected by the terms of the Loan Documents (including as described in Section 5.11(c)).
SECTION 3.19Labor Disputes. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, there are no strikes, lockouts or slowdowns against any Loan Party currently occurring or, to the knowledge of the Borrower, threatened. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the hours worked by and payments made to employees of the Borrower or any of the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters. Except (i) as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or (ii) as set forth on Schedule 3.19, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any of the Restricted Subsidiaries (or any predecessor) is a party or by which the Borrower or any of the Restricted Subsidiaries (or any predecessor) is bound.
SECTION 3.20Federal Reserve Regulations.
(a)None of the Collateral is Margin Stock.
(b)None of the Borrower and the Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.
(c)No part of the proceeds of any Term Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of Regulation T, U or X.
SECTION 3.21Anti-Corruption and Sanctions Laws. The Borrower and each of its Subsidiaries have implemented and maintain in effect policies and procedures reasonably designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees while acting on behalf of the Borrower or its Subsidiaries with applicable Anti-Corruption Laws and applicable Sanctions. The Borrower, its Subsidiaries and, to the knowledge of the Borrower, their respective directors, officers and employees, are in compliance with applicable (i) Anti-Corruption Laws in all material respects and (ii) Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any such Person being designated as a Sanctioned Person. None of (a) the Borrower, any Subsidiary or any officer or director of Borrower or any Subsidiary or (b) to the knowledge of the Borrower, any employee or agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facilities established hereby, is a Sanctioned Person.
SECTION 3.22Intellectual Property; Licenses, Etc. Each Loan Party and each of its Subsidiaries owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without material conflict with the rights of any other Person. Schedule 11 to the Perfection Certificate sets forth a complete and accurate list of all such IP Rights owned or used by any Loan Party. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any of its Subsidiaries infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Schedule 11 to the Perfection Certificate sets forth all of the agreements or other arrangements of the Loan Parties, other than commercially available “shrink-wrap” software and such agreements and other arrangements the termination of which could not be reasonably expected to result in a Material Adverse Effect, pursuant to which any such Loan Party has a license or other right to use any trademarks, logos, designs, representations or other IP Rights owned by another Person as in effect on the Closing Date and the dates of the expiration of such agreements or other arrangements of any such Loan Party as in effect on the Closing Date (collectively, together with such agreements or other arrangements as may be entered into by any such Loan Party after the Closing Date, collectively, the “License Agreements” and individually, a “License Agreement”). No trademark, servicemark, or other IP Right at any time used by any Loan Party which is owned by another Person, or owned by any such Loan Party subject to any security interest, Lien, collateral assignment, pledge or other encumbrance in favor of any Person other than a Secured Party, is fixed to any Inventory, except to the extent either (i) permitted under the term of the License Agreements listed on Schedule 11 to the Perfection Certificate or (ii) as could not be reasonably expected to result in a Material Adverse Effect.
ARTICLE IV

CONDITIONS
SECTION4.01Conditions Precedent to Effectiveness. This Agreement shall become effective on and as of the date on which all of the following conditions precedent shall have been satisfied:
    (a) Credit Agreement and Loan Documents. The Agent shall have received from each other party hereto either (i) a counterpart of this Agreement signed on behalf of such party or written evidence satisfactory to the Agent that such party has signed a counterpart of this Agreement and (ii) fully executed copies of the other Loan Documents to be entered into on the Closing Date, including the ABL Intercreditor Agreement, and such other certificates, documents, instruments and agreements as the Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any Term Loan Notes requested by a Lender pursuant to Section 2.07 prior to the Closing Date.
    (b) Legal Opinions. The Agent shall have received, on behalf of itself and the Lenders on the Closing Date, a favorable written opinion of (i) Davis, Malm & D’Agostine, P.C., counsel for the Loan Parties and (ii) local or other counsel reasonably satisfactory to the Agent as specified on Schedule 4.01(b), in each case (A) dated the Closing Date, (B) addressed to the Agent and the Lenders as of the Closing Date and (C) in form and substance reasonably satisfactory to the Agent and covering such customary matters under the laws of the respective jurisdiction in which such counsel is admitted to practice relating to the Loan Documents and the Transactions, as the Agent shall reasonably request.
    (c) Financial Statements and Projections. The Lenders shall have received (i) the financial statements referred to in Sections 3.04(a) and (b) and (ii) projections for the Borrower and its Restricted Subsidiaries on a pro forma basis for completion of the Transactions for the fiscal years 2017 through 2021.
    (d) Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date and executed by its Secretary, Assistant Secretary or director, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the other officers of such Loan Party authorized to sign the Loan Documents to which it is a party, (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each such Loan Party (and in the case of any such Loan Party, certified by the relevant authority of the jurisdiction of organization of such Loan Party), and a true and correct copy of its by-laws, memorandum and articles of incorporation or operating, management, partnership or equivalent agreement to the extent applicable, and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization to the extent such concept exists in such jurisdiction and (D) either (1) attach copies of all consents, licenses and approvals required in connection with the consummation by such Loan Party of the Transactions and certify that such consents, licenses and approvals are in full force and effect, or (2) state that no such consents, licenses or approvals are so required.
    (e) Fees. The Lenders and the Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented by three (3) Business Days prior to the Closing Date (including the reasonable documented fees and expenses of legal counsel), on or before the Closing Date.
    (f) Lien and Judgment Searches. The Agent shall have received the results of recent lien and judgment searches in each of the jurisdictions reasonably requested by it.
    (g) Solvency. The Agent shall have received a customary certificate from the chief financial officer of the Borrower certifying that the Borrower and its Subsidiaries, on a consolidated basis after giving effect to the Transactions to occur on the Closing Date, are solvent (within the meaning of Section 3.15).
    (h) Pledged Stock; Stock Powers; Pledged Notes. The Agent shall have received (i) the certificates representing the shares of Capital Stock of each Subsidiary pledged pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, and (ii) each promissory note and other instrument (if any) pledged to the Agent pursuant to the Security Agreement (to the extent required thereby) endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.
    (i) Perfection Certificate; Filings, Registrations and Recordings; Insurance. The Agent shall have received (i) a completed Perfection Certificate dated the Closing Date and signed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby, (ii) each document (including any UCC financing statement) reasonably requested by the Agent to be filed, registered or recorded in order to create in favor of the Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral and (iii) evidence that all property and liability insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect.
    (j) Refinancing Transactions. The Agent shall be reasonably satisfied with the arrangements to consummate the Refinancing Transactions, including the purchase through the Tender Offer of the Repurchased Notes on the Closing Date and delivery on the Closing Date to the trustee under the 2020 Senior Notes Indenture of an irrevocable notice of redemption in respect of the Redeemed Notes.
    (k) PATRIOT Act. The Agent shall have received all documentation and other information reasonably requested by it at least three (3) Business Days prior to the Closing Date that is required to be obtained or maintained by it by regulatory authorities under applicable “know your customer” and anti-money laundering or terrorist financing rules and regulations, including the USA PATRIOT Act.
    (l) No action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality could, in the judgment of the Agent, reasonably be expected to have a Material Adverse Effect on the business, assets, properties, liabilities, operations, condition or prospects of the Borrower or its Subsidiaries, or could impair any Loan Party’s ability to perform any of its obligations under the Loan Documents, or could reasonably be expected to materially and adversely affect the Transactions.
    (m) The Agent shall have received a certificate dated the Closing Date and signed by a Responsible Officer of the Borrower certifying that each of the conditions set forth in Section 4.02(b) have been satisfied.
SECTION4.02Conditions Precedent to Each Term Loan. The obligation of each Lender on any date to make any Term Loan is subject to the satisfaction of each of the following conditions precedent:
    (a) Request for Borrowing. The Agent shall have received a duly executed Borrowing Request.
    (b) Representations and Warranties; No Defaults. Subject to Section 1.08, on the date of such Term Loan, both before and after giving effect thereto and to the application of the proceeds thereof:
        (i) the representations and warranties set forth in Article III and in the other Loan Documents shall be true and correct in all material respects with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date; provided that any representation or warranty that is qualified as to materiality or “Material Adverse Effect” shall be true and correct in all respects after giving effect to any such qualification as to materiality or “Material Adverse Effect”; and
        (ii) no Default shall have occurred and be continuing.
Subject to Section 1.08, the acceptance by the Borrower of the proceeds of each Term Loan requested in any Borrowing Request shall be deemed to constitute a representation and warranty by the Borrower as to the matters specified in clause (b) above on the date of the making of such Term Loan (except that no opinion need be expressed as to the Agent’s or the Required Lenders’ satisfaction with any document, instrument or other matter).
ARTICLE V

AFFIRMATIVE COVENANTS
Until the Discharge of Obligations, each Loan Party covenants and agrees, jointly and severally with all of the Loan Parties, with the Lenders that:
SECTION5.01Financial Statements and Other Information. The Borrower will furnish to the Agent (which will promptly furnish such information to the Lenders in accordance with its customary practice):
    (a) within ninety (90) days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2017, its audited consolidated balance sheet and related statements of earnings, shareholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing and reasonably acceptable to the Agent (without a “going concern” or like qualification or exception or exception as to the scope of such audit (other than a “going concern” qualification attributable solely to upcoming maturity under this Agreement)) to the effect that such consolidated financial statements present fairly, in all material respects, the financial position and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP;
    (b) within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower commencing with the fiscal quarter ending June 30, 2017, its consolidated balance sheet and related statements of earnings and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly, in all material respects, the financial position and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments;
    (c) concurrently with any delivery of financial statements under clause (a) or (b) above commencing with the financial statements for the fiscal quarter ending September 30, 2017, a Compliance Certificate signed by a Financial Officer of the Borrower in substantially the form of Exhibit C (i) certifying that no Event of Default or Default has occurred or, if an Event of Default or Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth, in the case of the financial statements delivered under clause (a), commencing with the fiscal year ending on December 31, 2017, the Borrower’s calculation of Excess Cash Flow for the Excess Cash Flow Period ending on the last day of such fiscal year;
    (d) concurrently with any delivery of consolidated financial statements under clause (a) or (b) above, the related unaudited consolidating financial information reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;
    (e) within 90 days following the end of each fiscal year, commencing with the fiscal year ending December 31, 2017, a forecasted budget in reasonable detail of the Borrower and the Restricted Subsidiaries for such fiscal year;
    (f) as soon as practicable upon the reasonable request of the Agent, deliver an updated Perfection Certificate (or, to the extent such request relates to specified information contained in the Perfection Certificate, such information) reflecting all changes since the date of the information most recently received pursuant to this clause (f) or Section 5.11;
    (g) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials publicly filed by the Borrower or any Restricted Subsidiary with the SEC, or with any other securities exchange, or, distributed by the Borrower to its shareholders generally, as the case may be;
    (h) promptly following the Agent’s request therefor, all documentation and other information that the Agent reasonably requests on its behalf or on behalf of any Lender in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering or terrorist financing rules and regulations, including the USA PATRIOT Act; and

    (i) as promptly as reasonably practicable from time to time following the Agent’s request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Restricted Subsidiary, or compliance with the terms of any Loan Document, as the Agent may reasonably request (on behalf of itself or any Lender).
Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 5.01 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing the Borrower’s (or any direct or indirect parent thereof), Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, (i) to the extent such information relates to a parent entity, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Borrower and its Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under clause (a) of this Section 5.01, such materials are accompanied by a report and opinion of Deloitte & Touche LLP or other independent public accountants of recognized national standing and reasonably acceptable to the Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than a “going concern” attributable solely to an upcoming maturity under this Agreement).
The Borrower represents and warrants that it, its controlling Person and any Subsidiary, in each case, if any, either (i) has no registered or publicly traded securities outstanding, or (ii) files its financial statements (or those of its controlling Person together with consolidating information with respect to the Borrower) with the SEC and/or makes its financial statements (or those of its controlling Person together with consolidating information with respect to the Borrower) available to potential holders of its Rule 144A Securities, and, accordingly, the Borrower hereby (i) authorizes the Agent to make the financial statements to be provided under Section 5.01(a) and (b) above, along with the Loan Documents, available to Public-Siders and (ii) agrees that at the time such financial statements are provided hereunder, they shall already have been made available to holders of its securities. The Borrower will not request that any other material be posted to Public-Siders without expressly representing and warranting to the Agent in writing that such materials do not constitute material non-public information within the meaning of the federal securities laws or that the Borrower and each of its controlling Persons has no outstanding publicly traded securities, including Rule 144A Securities. Notwithstanding anything herein to the contrary, in no event shall the Borrower request that the Agent make available to Public-Siders budgets or any certificates, reports or calculations with respect to the Borrower’s compliance with the covenants contained herein.
Documents required to be delivered pursuant to clause (a), (b), (d) or (f) of this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 9.01; (ii) on which such documents are posted on the Borrower’s behalf on a Platform to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); or (iii) on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System; provided that the Borrower shall notify (which may be by facsimile or electronic mail) the Agent of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

SECTION5.02Notices of Material Events. The Borrower will furnish to the Agent written notice of the following promptly after any Responsible Officer of the Borrower obtains knowledge thereof:
    (a) the occurrence of any Event of Default or Default;
    (b) the filing or commencement of any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against the Borrower or any of the Restricted Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;
    (c) the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred and are continuing, would reasonably be expected to have a Material Adverse Effect; and
    (d) the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect.
Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION5.03Existence; Conduct of Business. Each Loan Party will, and will cause each Restricted Subsidiary to, do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits (except as such would otherwise reasonably expire, be abandoned or permitted to lapse in the ordinary course of business), necessary in the normal conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except (i) other than with respect to the Borrower’s existence, to the extent such failure to do so would not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 6.03.
SECTION5.04Payment of Taxes. Each Loan Party will, and will cause each Subsidiary to, pay or discharge all Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, and such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make such payments, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
SECTION5.05Maintenance of Properties. Each Loan Party will, and will cause each Restricted Subsidiary to, (a) at all times maintain and preserve all material property necessary to the normal conduct of its business in good repair, working order and condition, ordinary wear and tear excepted and casualty or condemnation excepted and (b) make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto as necessary in accordance with prudent industry practice in order that the business carried on in connection therewith, if any, may be properly conducted at all times, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION5.06Books and Records; Inspection Rights. The Borrower shall, and shall cause its Restricted Subsidiaries, to permit representatives and independent contractors of the Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower (it being understood that, in the case of any such meetings or advice from such independent accountants, the Borrower shall be deemed to have satisfied its obligations under this Section 5.06 to the extent that it has used commercially reasonable efforts to cause its independent accountants to participate in any such meeting); provided that, excluding any such visits, meetings and inspections during the continuation of an Event of Default, only the Agent on behalf of the Lenders may exercise rights of the Agent and the Lenders under this Section 5.06 and the Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Borrower’s expense; provided, further, that when an Event of Default exists, the Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants.
SECTION5.07Maintenance of Ratings. The Borrower shall use commercially reasonable efforts to cause the credit facilities provided for herein to be continuously rated by S&P and Moody’s and to maintain a corporate family rating of the Borrower from each of S&P and Moody’s.
SECTION5.08Compliance with Laws. Each Loan Party will, and will cause each Subsidiary to, comply in all material respects with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
SECTION5.09Use of Proceeds.
(a)The proceeds of the Term Loans incurred under this Agreement on the Closing Date will be used only for the purposes specified in the recitals to this Agreement. The proceeds of the 2021 Incremental Term Loans incurred on the Incremental Amendment No. 2 Effective Date will be used to finance the Transactions (as defined in Incremental Facility Amendment No. 2). No part of the proceeds of any Term Loan or other extension of credit hereunder will be used, whether directly or indirectly, for any purpose that would entail a violation of Regulation T, U or X.
(b)The Borrower will not, and will not permit any of its Subsidiaries to, request any Borrowing, and the Borrower shall not use, and shall procure that its Subsidiaries and its respective directors, officers, employees and agents of the Borrower and its Subsidiaries shall not use, the proceeds of any Borrowing for the purpose of (i) offering, paying, promising to pay or authorizing of the payment or giving of money, or anything else of value, to any Person in violation of any applicable Anti-Corruption Law, (ii) funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
SECTION 5.10Insurance.
(a)Each Loan Party will, and will cause each Restricted Subsidiary to, maintain, with financially sound and reputable insurance companies (i) insurance in such amounts and against such risks, as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations (after giving effect to any self-insurance reasonable and customary for similarly situated companies) and (ii) all insurance required pursuant to the Collateral Documents (and shall use commercially reasonable efforts to cause the Agent to be listed as a loss payee on property and casualty policies covering loss or damage to Collateral and as an additional insured on commercial general liability policies). The Borrower will furnish to the Agent, upon request, information in reasonable detail as to the insurance so maintained.
(b)With respect to each Mortgaged Property, if at any time the area in which any improvements are located on any Mortgaged Property is designated a special flood hazard area in any flood insurance rate map published by FEMA (or any successor agency), (i) maintain flood insurance in such total amount as the Agent may from time to time reasonably require and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and which shall otherwise be in form and substance reasonably satisfactory to the Agent and comply with the Flood Insurance Laws and (ii) deliver to the Agent evidence of such compliance in form and substance reasonably acceptable to the Agent including, without limitation, evidence of annual renewals of such insurance.
SECTION 5.11Additional Collateral; Further Assurances; Negative Pledge.
(a)The Borrower shall cause (i) each of its Domestic Subsidiaries (other than any Excluded Subsidiary) which becomes a Domestic Subsidiary after the Closing Date) and (ii) any such Domestic Subsidiary that was an Excluded Subsidiary but, as of the end of the most recently ended fiscal quarter of the Borrower has ceased to qualify as an Excluded Subsidiary), to become a Loan Party as promptly thereafter as reasonably practicable (and in any event within 30 days of the date such Subsidiary becomes a Domestic Subsidiary or ceases to be an Excluded Subsidiary (or such longer time period as may be reasonably agreed to by the Agent)) by executing a Joinder Agreement in substantially the form set forth as Exhibit D hereto (the “Joinder Agreement”). Upon execution and delivery thereof, each such Person (i) shall automatically become a Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will simultaneously therewith or as soon as practicable thereafter (and in any event within 30 days of the date such Subsidiary becomes a Domestic Subsidiary or ceases to be an Excluded Subsidiary (or such longer time period as may be reasonably agreed to by the Agent)) grant Liens to the Agent, for the benefit of the Agent and the other Secured Parties to the extent required by the terms of the Collateral Documents, in any property (subject to the limitations with respect to Equity Interests set forth in clause (b) of this Section 5.11 and the Security Agreement, the limitations with respect to real property set forth in clause (f) of this Section 5.11 and any other limitations set forth in the Security Agreement) of such Loan Party (other than Excluded Property), on such terms as may be required pursuant to the terms of the Collateral Documents or otherwise constitute Excluded Property.
(b)The Borrower and each Domestic Subsidiary that is a Loan Party will cause (i) 100% of the issued and outstanding Equity Interests of each of its Domestic Subsidiaries, other than (x) any FSHCO or (y) any CFC and (ii) (A) 65% of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and (B) 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each case of subclause (b)(ii)(A) and (b)(ii)(B) above, of each CFC and FSHCO owned directly by the Borrower or any Subsidiary Guarantor to be subject at all times to a first priority perfected Lien in favor of the Agent pursuant to the terms and conditions of the Loan Documents or other security documents as the Agent shall reasonably request; provided, however, that (1) this clause (b) shall not require any Loan Party to grant a security interest in the Equity Interests of any

Unrestricted Subsidiary and (2) no pledge of any Equity Interests shall be required to the extent such Equity Interests are excluded from the Collateral pursuant to the terms of the Security Agreement.
(c)Without limiting the foregoing, the Borrower shall, and shall cause each Loan Party to, execute and deliver, or cause to be executed and delivered, to the Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents and such other actions or deliveries of the type required by Article IV, as applicable), which are required by law and which the Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents (subject to the limitations with respect to Equity Interests set forth in clause (b) of this Section 5.11, the limitations with respect to real property set forth in clause (f) of this Section 5.11 and any other limitations set forth in the Security Agreement), all at the expense of the Loan Parties.
(d)Subject to the limitations set forth or referred to in this Section 5.11, if any material assets (including any real property or improvements thereto or any interest therein) are acquired by the Borrower or any Subsidiary that is a Loan Party after the Closing Date (other than (i) Excluded Property and (ii) assets constituting Collateral under the Security Agreement that become subject to the Lien in favor of the Agent upon acquisition thereof), the Borrower will notify the Agent and the Lenders thereof, and the Borrower will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the Loan Parties that are Subsidiaries to take, such actions (including, with respect to real property, the deliverables listed on Schedule 5.12) as shall be necessary or reasonably requested by the Agent to grant and perfect such Liens (in each case, to the extent required under clauses (a), (b) and (c) of this Section 5.11 above, clause (f) of this Section 5.11 below, Section 5.12 and by the Security Agreement), including actions described in clause (c) of this Section 5.11, all at the expense of the Loan Parties.
(e)[Reserved].
(f)Notwithstanding anything to the contrary in this Section 5.11, real property required to be mortgaged under this Section 5.11 shall be limited to each real property located in the United States of America owned in fee by a Loan Party having a fair market value at the time of the acquisition thereof of $10.0 million or more and that does not otherwise constitute an Excluded Property (as defined in the Security Agreement) (and provided that the cost of perfecting such Lien is not unreasonable in relation to the benefits to the Lenders of the security afforded thereby in the Agent’s reasonable judgment after consultation with the Borrower).
(g)Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (i) the foregoing provisions of this Section 5.11 (or other provision of the Loan Documents) shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of guarantees by any Subsidiary, if, and for so long as and to the extent that the Agent and the Borrower reasonably agree in writing that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, or providing such guarantees (taking into account any material adverse Tax consequences to the Borrower and its Subsidiaries (including the imposition of withholding or other material Taxes)), shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (ii) no perfection actions shall be required with respect to vehicles and other assets subject to certificates of title (other than the filing of UCC financing statements), (iii) no perfection actions shall be required with respect to any commercial tort claim with a value less than

$10.0 million and no perfection actions shall be required with respect to promissory notes evidencing any debt for borrowed money in a principal amount of less than $10.0 million (other than the filing of UCC financing statements), (iv) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of the United States (including any Equity Interests of Foreign Subsidiaries and any foreign intellectual property) or to perfect or make enforceable any security interests in any such assets (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction) and (v) in no event shall the Collateral include any Excluded Property. The Agent may grant extensions of time or waivers for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any guarantee by any Subsidiary where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the other Loan Documents.
(h)In the event that any Loan Party grants a Lien to any Person on any fee-owned real property located in the United States of America having a fair market value at the time such Lien is granted of $5.0 million or more that does not otherwise constitute Excluded Property, then simultaneously therewith (or at the time such property is no longer Excluded Property) such Loan Party shall notify the Agent thereof in writing and without request of the Agent, such Loan Party shall take such actions otherwise required pursuant to this Section 5.11 to grant a Lien on such property in favor of the Agent, for the benefit of the Secured Parties, on a senior priority basis to such other Lien (or if such Liens are permitted to be secured on a pari passu basis pursuant to this Agreement, on a pari passu basis).
SECTION 5.12Post-Closing Requirements. Except as otherwise agreed by the Agent in its sole discretion, the Borrower shall, and shall cause each of the other Loan Parties to, deliver each of the documents, instruments and agreements and take each of the actions set forth on Schedule 5.12, if any, within the time periods set forth therein (or such longer time periods as determined by the Agent in its sole discretion).
SECTION 5.13Compliance with Environmental Laws. The Borrower shall, and shall cause each of its Restricted Subsidiaries to, comply, and take reasonable steps to cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, response or other corrective action necessary to address all Hazardous Materials at, on, under or emanating from any properties currently or formerly owned, leased or operated by it as required by any applicable Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any of the obligations above to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP, or where the failure to undertake such obligation would not reasonably be expect to result in a Material Adverse Effect.
ARTICLE VI

NEGATIVE COVENANTS
Until the Discharge of Obligations, the Loan Parties covenant and agree, jointly and severally, with the Lenders that:

SECTION6.01Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.
(a)The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”), with respect to any Indebtedness (including Acquired Indebtedness), and the Borrower will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided that so long as no Event of Default has occurred and is continuing the Borrower may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock or issue shares of Preferred Stock, if the Borrower’s Interest Coverage Ratio for the Borrower’s most recently ended Test Period would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of the proceeds therefrom had occurred at the beginning of such Test Period; provided, further, that (x) such Indebtedness, Disqualified Stock or Preferred Stock complies with the Required Additional Debt Terms and (y) any incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock by any Restricted Subsidiary that is not a Subsidiary Guarantor pursuant to this clause (a) shall be subject to the limitations set forth in Section 6.01(g).
(b)The limitations set forth in clause (a) of this Section 6.01 shall not apply to any of the following items:
(i)Indebtedness under any Receivables Facility; provided that any Indebtedness incurred under this subclause (i) shall reduce (for so long as, and to the extent that, the Indebtedness referred to in this subclause (i) remains outstanding) dollar-for-dollar the aggregate amount of Indebtedness permitted to be incurred under Section 6.01(b)(iii)(y);
(ii)Indebtedness of the Borrower and any of its Restricted Subsidiaries under the Loan Documents;
(iii)Indebtedness under the ABL Credit Agreement, when aggregated with the then outstanding amount of Indebtedness under subclause 6.01(b)(xv) incurred to refinance Indebtedness permitted by this subclause (iii), in an amount not to exceed the greater of (x) $500.0 million and (y) the Borrowing Base (as defined in the ABL Credit Agreement as in effect on the date hereof); provided that (1) the aggregate principal amount of Indebtedness permitted to be incurred pursuant to this subclause (iii)(y) shall be reduced dollar-for-dollar by the amount of Indebtedness then outstanding under Section 6.01(b)(i) and (2) no Domestic Subsidiary other than a Loan Party shall at any time be an obligor under such Indebtedness;
(iv)Indebtedness arising under (x) the 2021 Senior Notes in an aggregate principal amount, when aggregated with the then outstanding amount of Indebtedness under subclause (b)(xv) incurred to refinance Indebtedness permitted by this subclause (b)(iv)(x), not to exceed $845.0 million and (y) the 2020 Senior Notes in an aggregate principal amount, when aggregated with the then outstanding amount of Indebtedness under subclause (b)(xv) below incurred to refinance Indebtedness permitted by this subclause (b)(iv)(y), in an aggregate principal amount not to exceed $400.0 million, provided that if the aggregate principal amount of the Repurchased Notes accepted for repurchase in the Tender Offer is less than $400.0 million, the aggregate principal amount of the 2020 Senior Notes permitted by this subclause

(b)(iv)(y) shall be increased by the aggregate principal amount of the Redeemed Notes called for redemption through the irrevocable notice delivered on the Closing Date under Section 4.01(j) until such Redeemed Notes are redeemed; provided, further, that, in each case, no Person other than a Loan Party shall at any time be an obligor under such Indebtedness;
(v)Indebtedness (other than Indebtedness under the ABL Credit Agreement, the 2020 Senior Notes and the 2021 Senior Notes) existing on the Closing Date; provided that any Indebtedness which is in excess of (x) $5.0 million individually or (y) $25.0 million in the aggregate (when taken together with all other Indebtedness outstanding in reliance on this subclause (b)(v) that is not set forth on Schedule 6.01)) shall only be permitted under this subclause (b)(v) to the extent such Indebtedness is set forth on Schedule 6.01;
(vi)Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred by the Borrower or any of the Restricted Subsidiaries to finance the development, construction, purchase, lease (other than the lease, pursuant to Sale and Lease-Back Transactions, of property (real or personal), equipment or other fixed or capital assets owned by the Borrower or any Restricted Subsidiary as of the Closing Date or acquired by the Borrower or any Restricted Subsidiary after the Closing Date in exchange for, or with the proceeds of the sale of, such assets owned by the Borrower or any Restricted Subsidiary as of the Closing Date), repairs, additions or improvement of property (real or personal), equipment or other fixed or capital assets; provided that at the time of incurrence of such Indebtedness or issuance of such Disqualified Stock or Preferred Stock, the aggregate amount of all outstanding Indebtedness, Disqualified Stock and Preferred Stock permitted by this subclause (b)(vi), when aggregated with the then outstanding amount of Indebtedness under subclause (b)(xv) below incurred to refinance Indebtedness permitted by this subclause (b)(vi), in an amount not to exceed the greater of (A) $150.0 million and (B) 35% of EBITDA of the Borrower for the most recently ended Test Period as of the time any such Indebtedness is incurred;
(vii)Indebtedness incurred by the Borrower or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit or surety bonds issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided that, upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within thirty (30) days following such drawing or incurrence;
(viii)Indebtedness arising from agreements of the Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that (A) such Indebtedness is not reflected on the balance sheet of the Borrower or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet shall not be deemed to be reflected on such balance sheet for purposes of this subclause (A)) and (B) the maximum assumable liability in respect of all such Indebtedness (other than for those indemnification obligations that are not customarily subject to a cap) shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Borrower and the Restricted Subsidiaries in connection with such disposition;

(ix)Indebtedness of the Borrower owing to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Subsidiary Guarantor is unsecured and subordinated in right of payment to the Obligations; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this subclause (b)(ix);
(x)Indebtedness of a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary; provided that (A) if a Subsidiary Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Subsidiary Guarantor, such Indebtedness is unsecured and subordinated in right of payment to the obligations of such Subsidiary Guarantor under its Loan Guaranty and (B) any Indebtedness of a Restricted Subsidiary that is not a Loan Party owing to a Loan Party was made by such Loan Party in compliance with Section 6.07; provided, further, that any subsequent issuance or transfer of Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this subclause (b)(x);
(xi)subject to compliance with Section 6.07, shares of Preferred Stock of a Restricted Subsidiary issued to the Borrower or another Restricted Subsidiary; provided that any subsequent issuance or transfer of Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Preferred Stock (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of such shares of Preferred Stock not permitted by this subclause (b)(xi);
(xii)Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting: (A) interest rate risk with respect to any Indebtedness that is permitted under this Agreement to be outstanding, (B) exchange rate risk or (C) commodity pricing risk;
(xiii)obligations in respect of performance, bid, appeal and surety bonds and completion guarantees and similar obligations provided by the Borrower or any Restricted Subsidiary in the ordinary course of business;
(xiv)(A) subject to compliance with Section 6.07, any guarantee by the Borrower or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary, so long as, in the case of any guarantee of Indebtedness, the incurrence of such Indebtedness is permitted under the terms of this Agreement or (B) any guarantee by a Restricted Subsidiary of Indebtedness of the Borrower is permitted to be incurred under the terms of this Agreement; provided, in each case, that in the case of any guarantee of Indebtedness of the Borrower or any Subsidiary Guarantor by any Restricted Subsidiary that is not a Subsidiary Guarantor, such Restricted Subsidiary executes a Joinder Agreement in order to become a Subsidiary Guarantor under this Agreement and otherwise complies with Section 5.11 as if such Restricted Subsidiary is a newly acquired or formed Domestic Subsidiary; provided further, that no Restricted Subsidiary that is a Foreign Subsidiary shall become a Subsidiary Guarantor without the consent of the Agent;

(xv)Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or any Restricted Subsidiary that serves to extend, replace, refund, refinance, renew or defease any Indebtedness, Disqualified Stock or Preferred Stock of such Person incurred as permitted under clause (a) of this Section 6.01 and subclauses (b)(iii), (iv), (v) and (vi) above, this subclause (b)(xv) and subclauses (b)(xvi), (b)(xvii) and (b)(xx)(B) below, and additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums and fees (including reasonable lender premiums) in connection therewith (collectively, “Refinancing Indebtedness”); provided, however, that:
(A) such Refinancing Indebtedness has a (1) Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased and (2) maturity date that is no shorter than the maturity date of the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased,
(B)to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (1) Indebtedness subordinated to the Obligations or the Loan Guaranty of any Subsidiary Guarantor, such Refinancing Indebtedness is subordinated to the Obligations or such Loan Guaranty at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased or (2) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock, respectively,
(C)shall not include (1) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Borrower, (2) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary Guarantor or (3) Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary,
(D)such Refinancing Indebtedness shall be in an aggregate principal amount (or accreted value, if applicable) that does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness, Disqualified Stock or Preferred Stock so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such extension, replacement, refunding, refinancing, renewal or defeasance,
(E)if such Indebtedness, Disqualified Stock or Preferred Stock being so extended, replaced, refunded, refinanced, renewed or defeased is secured by a Lien on the Collateral, the Lien securing such Refinancing Indebtedness shall not be senior in priority to the Lien on the Collateral securing the Indebtedness, Disqualified Stock or Preferred Stock being so extended, replaced, refunded, refinanced, renewed or defeased unless otherwise permitted under this Agreement and any such Liens shall be subject to a First Lien Intercreditor Agreement or Junior Lien Intercreditor Agreement, as applicable,

(F)the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, interest rate and redemption premium) of any such Refinancing Indebtedness, taken as a whole, are not materially less favorable to the lenders of such Refinancing Indebtedness than the terms and conditions of the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased, and
(G)to the extent such Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased is unsecured, such Refinancing Indebtedness is unsecured;
provided, further, that any incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock by any Restricted Subsidiary that is not a Subsidiary Guarantor pursuant to this subclause (b)(xv) shall be subject to the limitations set forth in Section 6.01(g) to the same extent as the Indebtedness refinanced;
(xvi)Indebtedness, Disqualified Stock or Preferred Stock (x) of the Borrower or any Restricted Subsidiary incurred to finance any Investment permitted by subclause (c)(i)(A) or (B) or (c)(iii) of the definition of “Permitted Investments” or (y) of Persons that are acquired by the Borrower or any Restricted Subsidiary or Persons that are merged into the Borrower or a Restricted Subsidiary in accordance with the terms of this Agreement or that is assumed by the Borrower or a Restricted Subsidiary in connection with such Investment; provided that (A) in the case of subclauses (b)(xvi)(x) and (b)(xvi)(y) above, on a pro forma basis for the issuance or assumption of such Indebtedness, Disqualified Stock or Preferred Stock and the application of proceeds therefrom, either (1) the Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to Section 6.01(a) or (2) the Interest Coverage Ratio of the Borrower for the Borrower’s most recently ended Test Period would be greater than immediately prior to such acquisition or merger, (B) such Indebtedness, Disqualified Stock or Preferred Stock is not incurred while an Event of Default exists and no Event of Default shall result therefrom, (C) in the case of subclause (b)(xvi)(x) above only, such Indebtedness, Disqualified Stock or Preferred Stock complies with the Required Additional Debt Terms and (D) in the case of subclause (b)(xvi)(y) above only, such Indebtedness, Disqualified Stock or Preferred Stock is not incurred in contemplation of such acquisition or merger; provided, further, that any incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock by any Restricted Subsidiary that is not a Subsidiary Guarantor pursuant to this subclause (b)(xvi) shall be subject to the limitations set forth in Section 6.01(g);
(xvii)Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within ten (10) Business Days of its incurrence;
(xviii)[Reserved];
(xix)Indebtedness incurred by a Foreign Subsidiary which, when aggregated with the principal amount of all other Indebtedness incurred pursuant to this subclause (b)(xix) and then outstanding, does not exceed the greater of (x) $150.0 million and (y) 35.0% of EBITDA of the Borrower for the most recently ended Test Period as of the time such Indebtedness is incurred;
(xx)Indebtedness, Disqualified Stock and Preferred Stock of the Borrower or any Restricted Subsidiary not otherwise permitted under this Section 6.01 in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this subclause (b)(xx) and then outstanding (together with any Refinancing Indebtedness in respect of any such Indebtedness, Disqualified Stock or Preferred Stock which is then outstanding in reliance on subclause (b)(xv) above), does not at any one time outstanding exceed the sum of (A) the greater of (1) $300.0 million and (2) 75% of EBITDA of the Borrower for the most recently ended Test Period as of the time such Indebtedness, Disqualified Stock or Preferred Stock is incurred (it being understood that any Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this subclause (b)(xx) shall for purposes of this subclause (b)(xx) cease to be deemed incurred or outstanding under this subclause (b)(xx) but shall be deemed incurred pursuant to Section 6.01(a) from and after the first date on which the Borrower or such Restricted Subsidiary, as applicable, could have incurred such Indebtedness, Disqualified Stock or Preferred Stock pursuant to Section 6.01(a) without reliance on this subclause (b)(xx)(A)), plus (B) 100% of the net cash proceeds received by the Borrower since the Closing Date from the issue or sale of Equity Interests of the Borrower or cash contributed to the capital of the Borrower (in each case, other than proceeds of Disqualified Stock, Designated Preferred Stock or sales of Equity Interests to the Borrower or any of its Subsidiaries) as determined in accordance with subclause (a)(iii) of the definition of “Applicable Amount” to the extent such net cash proceeds or cash has not been applied to make Restricted Payments or to make Permitted Investments (such amount, the “Designated Equity Amount”);
(xxi)Attributable Debt incurred by the Borrower or any Restricted Subsidiary pursuant to Sale and Lease-Back Transactions of property (real or personal), equipment or other fixed or capital assets owned by the Borrower or any Restricted Subsidiary as of the Closing Date or acquired by the Borrower or any Restricted Subsidiary after the Closing Date in exchange for, or with the proceeds of the sale of, such assets owned by the Borrower or any Restricted Subsidiary as of the Closing Date; provided that the aggregate amount of Attributable Debt incurred under this subclause (b)(xxi) does not exceed the greater of (x) $100.0 million and (y) 25.0% of EBITDA of the Borrower for the most recently ended Test Period as of the time such Attributable Debt is incurred;
(xxii)[Reserved];
(xxiii)Indebtedness, Disqualified Stock and Preferred Stock of the Borrower issued to former, future and current employees, officers, managers, directors or consultants, (or their respective estates, Controlled Investment Affiliates or Immediate Family Members) of the Borrower, any of its Subsidiaries or any direct or indirect parent company of the Borrower in each case to finance the purchase or redemption of Equity Interests of the Borrower or any direct or indirect parent company of the Borrower permitted by Section 6.04(iii);
(xxiv)[Reserved];
(xxv)Indebtedness of the Loan Parties in respect of Permitted Refinancing Notes (A) issued for cash consideration to the extent that the Net Cash Proceeds therefrom are applied to permanently repay Term Loans in accordance with Section 2.09, (B) issued in exchange for all or any portion of the Term Loans under any Term Loan Facility (and with a principal amount not to exceed the principal amount of Term Loans received by the Borrower in exchange therefor) pursuant to an exchange offer by the Borrower conducted pursuant to exchange procedures satisfactory to the Agent and the Borrower (including, without limitation, with respect to compliance with United States Federal and State securities laws) for all or any portion of the Term Loans outstanding under any Term Loan Facility (or, in the case of an exchange offer of Permitted Refinancing Notes that have not been registered under the Securities

Act, for all or any portion of such Term Loans that are held by Lenders that are “qualified institutional buyers” (as defined in Rule 144A promulgated pursuant to the Securities Act)), it being understood and agreed that no Lender shall be required to participate in any such exchange offer; provided that any Term Loans acquired by the Borrower in connection with any such offer shall be deemed to have been repaid immediately upon the acquisition thereof by the Borrower and (C) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (A) or (B) above; provided that (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension (except for any original issue discount thereon, accrued and unpaid interest and the amount of fees, expenses and premium in connection with such refinancing) and (y) such refinancing, refunding, renewal or extension meets the requirements set forth in the definition of “Permitted Refinancing Notes”; and
(xxvi)[Reserved];
(xxvii)(A) Indebtedness (in the form of senior secured, senior unsecured, senior subordinated, or subordinated notes or junior lien or unsecured loans) incurred by the Borrower in an aggregate principal amount not to exceed the then remaining Maximum Incremental Amount, which Indebtedness shall be deemed to have been incurred in reliance on Section 2.19; provided that (1) such Indebtedness shall not mature earlier than the Latest Maturity Date in effect at such time, (2) as of the date of the incurrence of such Indebtedness, the Weighted Average Life to Maturity of such Indebtedness shall be no shorter than that of the Weighted Average Life to Maturity of the existing Term Loans under any Term Loan Facility, (3) no Restricted Subsidiary is a borrower or guarantor with respect to such Indebtedness other than any Loan Party, (4) the covenants, events of default, guarantees, collateral and other terms of such Indebtedness (other than pricing and optional prepayment or redemption terms), taken as a whole, are not more materially restrictive to the Borrower and the Restricted Subsidiaries, as reasonably determined by the Borrower, than those set forth in this Agreement; (5) if secured, such indebtedness shall only be secured by Collateral and, at the time of incurrence the holders of such Indebtedness (or a representative thereof on behalf of such holders) shall have entered into a First Lien Intercreditor Agreement or Junior Lien Intercreditor Agreement with the Agent agreeing that any Liens securing such Indebtedness are subject to the terms thereof (provided that, for the avoidance of doubt, such Liens shall be pari passu with or junior to the Liens securing the Obligations) and (6) the Borrower has delivered to the Agent a certificate of a Responsible Officer of the Borrower, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements set forth in subclauses (1)-(4) (and which shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement) (such Indebtedness incurred pursuant to this subclause (b)(xxvii) being referred to as “Permitted Alternative Incremental Facilities Debt” and the requirements set forth in this proviso being referred to as the “Required Additional Debt Terms”) and (B) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (A) above; provided that (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension (except for any original issue discount thereon, accrued and unpaid interest and the amount of fees, expenses and premium in connection with such refinancing) and (y) such refinancing, refunding, renewal or extension meets the requirements set forth in subclauses (b)(xxvii)(A)(1) through (b) (xxvii)(A)(6) above.

(c)For purposes of determining compliance with this Section 6.01, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) at any time meets the criteria of more than one of the categories described in subclauses (i) through (xxvii) of Section 6.01(b) or is entitled to be incurred pursuant to clause (a) of Section 6.01, the Borrower, in its sole discretion, shall classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and shall only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one or more of the above clauses at such time; provided that (w) all Indebtedness outstanding under the Loan Documents shall at all times be deemed to have been incurred in reliance on the exception in subclause (ii) of Section 6.01(b), (x) Indebtedness incurred pursuant to Section 2.19 in reliance on the Maximum Incremental Amount may not be later reclassified among the clauses set forth in such definition, (y) all Indebtedness outstanding under any Receivables Facility shall at all times be deemed to have been incurred in reliance on the exception in subclause (i) of Section 6.01(b), and (z) all Indebtedness outstanding under the ABL Credit Agreement and any Refinancing Indebtedness in respect thereof will at all times be deemed to have been incurred in reliance on the exception in subclause (b)(iii) of Section 6.01.
(d)The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness, Disqualified Stock or Preferred Stock shall not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 6.01.
(e)For purposes of determining compliance with any restriction on the incurrence of Indebtedness, the dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that, if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased.
(f)The principal amount of any Indebtedness incurred to extend, replace, refund, refinance, renew or defease other Indebtedness, if incurred in a different currency from the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance.
(g)Notwithstanding anything to the contrary contained in clause (a) or (b) of this Section 6.01, no Restricted Subsidiary of the Borrower that is not a Subsidiary Guarantor shall incur any Indebtedness or issue any Disqualified Stock or Preferred Stock in reliance on Section 6.01(a) or under Section 6.01(b)(xvi) (the foregoing provisions (except to the extent specifically excluded) being referred to collectively as the “Limited Guarantor Debt Exceptions”) if the amount of such Indebtedness, Disqualified Stock and Preferred Stock, when aggregated with the amount of all other Indebtedness, Disqualified Stock and Preferred Stock outstanding under the Limited Guarantor Debt Exceptions (together with any Refinancing Indebtedness in respect thereof) would exceed the greater of (A) $150.0 million and (B) 35.0% of EBITDA for the most recently ended Test Period as of the time such

Indebtedness, Disqualified Stock or Preferred Stock is incurred; provided that in no event shall any Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary that is not a Subsidiary Guarantor (i) existing at the time it became a Restricted Subsidiary or (ii) assumed in connection with any acquisition, merger or acquisition of minority interests of a non-Wholly-Owned Subsidiary (and in the case of subclauses (i) and (ii), not created in contemplation of such Person becoming a Restricted Subsidiary or such acquisition, merger or acquisition of minority interests) be deemed to be Indebtedness outstanding under the Limited Guarantor Debt Exceptions for purposes of this clause (g).
SECTION6.02Limitation on Liens. The Borrower will not, and the Borrower will not permit any of the Subsidiary Guarantors to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) on any asset or property of the Borrower or any Restricted Subsidiary now owned or hereafter acquired, or any income or profits therefrom, or assign or convey any right to receive income therefrom.
SECTION6.03Merger, Consolidation or Sale of All or Substantially All Assets.
(a)The Borrower shall not consolidate or merge with or into or wind up into (whether or not the Borrower is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of properties and assets constituting all or substantially all of the properties or assets of the Borrower and the Restricted Subsidiaries on a consolidated basis, in one or more related transactions, to any Person unless:
(i)the Borrower is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, limited partnership or limited liability company organized or existing under the laws of the United States of America, any state thereof or the District of Columbia (the Borrower or such Person, as the case may be, being herein called the “Successor Borrower”);
(ii)the Successor Borrower, if other than the Borrower, expressly assumes all the obligations of the Borrower under this Agreement and the other Loan Documents pursuant to supplements to the Loan Documents or other documents or instruments in form reasonably satisfactory to the Agent;
(iii)immediately after such transaction, no Default exists;
(iv)immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the most recently ended Test Period, the Successor Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Interest Coverage Ratio test set forth in Section 6.01(a);
(v)each Loan Guarantor, unless it is the other party to the transactions described above and is not the Successor Borrower, shall have by supplement to the Loan Documents confirmed that its guarantee of the Obligations shall apply to such Successor Borrower’s obligations under the Loan Documents and the Term Loans; and
(vi)the Borrower shall have delivered to the Agent an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplements to the Loan Documents, if any, comply with this Agreement and the other Loan Documents;

provided that the Borrower shall promptly notify the Agent of any such transaction and shall take all required actions either prior to or within 30 days following such transaction (or such longer period as to which the Agent may consent) in order to preserve and protect the Liens on the Collateral securing the Obligations; provided, further, the Borrower shall, promptly following a request by the Agent (on behalf of itself or any Lender), provide all reasonable documentation and other information that the Agent or such Lender reasonably requests with respect to such Successor Borrower that is a Requirement of Law in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.
Upon compliance with the foregoing requirements, the Successor Borrower shall succeed to, and be substituted for, the Borrower under this Agreement and the other Loan Documents and, except in the case of a lease transaction, the predecessor Borrower will be released from its obligations hereunder and thereunder. Notwithstanding subclauses (a)(iii) and (a)(iv) of this Section 6.03, (i) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to, the Borrower, and (ii) the Borrower may merge with an Affiliate of the Borrower incorporated solely for the purpose of reincorporating the Borrower in another state of the United States of America so long as the amount of Indebtedness of the Borrower and the Restricted Subsidiaries is not increased thereby.
(b)Subject to Section 10.12, no Subsidiary Guarantor shall, and the Borrower shall not permit any Subsidiary Guarantor to, consolidate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:
(i)(A) such Subsidiary Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the United States of America, any state thereof or the District of Columbia (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Person”), (B) the Successor Person, if other than such Subsidiary Guarantor, expressly assumes all the obligations of such Subsidiary Guarantor under such Subsidiary Guarantor’s Loan Guaranty and the other Loan Documents, pursuant to a Joinder Agreement and supplements to the Loan Documents or other documents or instruments in form reasonably satisfactory to the Agent, (C) immediately after such transaction, no Event of Default exists, and (D) the Borrower shall have delivered to the Agent an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such Joinder Agreement and supplements, if any, comply with this Agreement and the other Loan Documents; or
(ii)the transaction is made in compliance with Section 6.06 (other than clause (e) thereof) and Section 6.07;
provided that the Borrower shall notify the Agent of any transaction referred to in subclause (b)(i) above and shall take all required actions either prior to or within 30 days following such transaction (or such longer period as to which the Agent may consent) in order to preserve and protect the Liens on the Collateral securing the Obligations.

Upon compliance with the requirements of subclause (b)(i) above, the Successor Person shall succeed to, and be substituted for, such Subsidiary Guarantor under such Subsidiary Guarantor’s Loan Guaranty and the other Loan Documents and, except in the case of a lease transaction, such Subsidiary Guarantor will be released from its obligations thereunder. Notwithstanding the foregoing, any Subsidiary Guarantor may merge into or transfer all or part of its properties and assets to another Subsidiary Guarantor or the Borrower.
(c)[Reserved].
(d)[Reserved].
(e)[Reserved].
(f)For purposes of this Section 6.03, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Borrower, which properties and assets, if held by the Borrower instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Borrower and its Restricted Subsidiaries on a consolidated basis (excluding from such determination any Person that is not a Restricted Subsidiary of the Borrower), shall be deemed to be the transfer of all or substantially all of the properties and assets of the Borrower on a consolidated basis. However, transfers of assets between or among the Borrower and the Restricted Subsidiaries in compliance with Section 6.06 and Section 6.07 shall not be subject to this Section 6.03(f).
SECTION6.04Limitation on Restricted Payments. The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly (x) declare or pay any dividend or make any distribution on account of the Borrower’s or any Restricted Subsidiary’s Equity Interests, including any dividend or distribution payable in connection with any merger, amalgamation or consolidation, other than (A) dividends or distributions by the Borrower payable in Equity Interests (other than Disqualified Stock) of the Borrower or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities, (y) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Borrower or any direct or indirect parent of the Borrower, including in connection with any merger or consolidation, or (z) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Junior Indebtedness (other than the purchase, repurchase or other acquisition of Junior Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition) (all such payments and other actions set forth in clauses (x) through (z) above being collectively referred to as “Restricted Payments”), other than:
(i)Restricted Payments in an amount not to exceed the Applicable Amount; provided that at the time any such Restricted Payment is made and after giving pro forma effect to such Restricted Payment (x) no Default or Event of Default has occurred and is continuing and (y) the Borrower would be permitted to incur at least $1.00 of Indebtedness pursuant to Section 6.01(a);
(ii)the defeasance, redemption, repurchase or other acquisition or retirement of Junior Indebtedness of the Borrower or a Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness of such Person that is incurred in compliance with Section 6.01(b)(xv);
(iii)a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests in any direct or indirect parent companies of the Borrower held by any future, present or former employee, director, manager or consultant (or their respective estates, Controlled Investment Affiliates or Immediate Family Members) of the Borrower, any of its Subsidiaries or any of its direct or indirect parent companies or any other entity in which the Borrower or a Restricted Subsidiary has an Investment and that is designated in good faith as an “affiliate” by the Board of Directors of the Borrower (or the compensation committee thereof), in each case pursuant to any stockholders’ agreement, any management equity plan or stock incentive plan or any other management or employee benefit plan or agreement; provided that the aggregate Restricted Payments made under this clause (iii) do not exceed $20.0 million in any fiscal year (with unused amounts in any fiscal year being carried over to succeeding fiscal years subject to a maximum (without giving effect to the following proviso) of $30.0 million in any fiscal year; provided, further, that such amount in any fiscal year may be increased by an amount not to exceed the (A) cash proceeds of key man life insurance policies received by the Borrower and the Restricted Subsidiaries after the Closing Date, plus (B) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Borrower and, to the extent contributed to the Borrower, Equity Interest of any of the Borrower’s direct or indirect parent companies, in each case to members of management, directors, managers or consultants (or their respective estates, Controlled Investment Affiliates or Immediate Family Members), of the Borrower, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Closing Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the incurrence of Indebtedness in reliance on Section 6.01(b)(xx)(B), the payment of Restricted Payments in reliance on clause (i) of this Section 6.04 or the making of Investments in reliance on clause (q) of the definition of Permitted Investments, less (C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (iii); and provided, further, that cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from members of management, directors, managers or consultants (or their respective estates, Controlled Investment Affiliates or Immediate Family Members), of the Borrower, any of its direct or indirect parent companies or any Restricted Subsidiary in connection with a repurchase of Equity Interests of any of the Borrower’s direct or indirect parent companies shall not be deemed to constitute a Restricted Payment for purposes of this Section 6.04 or any other provision of this Agreement;
(iv)Restricted Payments that are made with Excluded Contributions that have not otherwise been applied to make Investments;
(v)the declaration and payment of dividends by the Borrower to, or the making of loans to, its direct or indirect parent company in amounts required for the Borrower’s direct or indirect parent companies to pay, in each case without duplication, (A) franchise taxes, and other fees and expenses, required to maintain their corporate existence, (B) for any period in which the Borrower is a member of a group filing consolidated, combined or unitary income tax returns for which a direct or indirect parent of the Borrower is the common parent (a “Tax Group”), to pay the foreign, federal, state and/or local income taxes (as applicable) of such Tax Group for such taxable period, to the extent such income taxes are attributable to the income of the Borrower and its Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries for such purpose, income taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments for any taxable period does not exceed the amount that the Borrower, its applicable Restricted Subsidiaries and its applicable Unrestricted Subsidiaries (to the extent described above) would be required to pay in respect of such foreign, federal, state and/or local income taxes (as applicable) for such taxable period were the Borrower, such Restricted Subsidiaries and such Unrestricted Subsidiaries (to the extent described above) to pay such taxes as a stand-alone person or a stand-alone group (as applicable), less any such taxes payable directly by the Borrower or its Restricted Subsidiaries, (C) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of the Borrower to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries, (D) general corporate overhead expenses of any direct or indirect parent company of the Borrower to the extent such expenses are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries, and (E) reasonable fees and expenses incurred in connection with any unsuccessful debt or equity offering by such direct or indirect parent company of the Borrower;
(vi)[Reserved];
(vii)distributions or payments of Receivables Fees;
(viii)the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Borrower or any Equity Interests of any direct or indirect parent company of the Borrower, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Subsidiary) of, Equity Interests of the Borrower (other than any Disqualified Stock) or, to the extent the proceeds thereof have actually been contributed to the Borrower, Equity Interests of any direct or indirect parent company of the Borrower;
(ix)the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;
(x)repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;
(xi)Restricted Payments made pursuant to agreements set forth on Schedule 6.04;
(xii)Restricted Equity Payments in an amount which, when taken together with all other Restricted Equity Payments made pursuant to this subclause (xii) and all Investments outstanding in reliance on clause (u) of the definition of “Permitted Investments,” does not exceed the greater of (x) $200.0 million and (y) 50.0% of EBITDA of the Borrower for the most recently ended Test Period as of the time any such Restricted Payment is made;
(xiii)[Reserved];
(xiv)the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Borrower or any Restricted Subsidiary issued in accordance with Section 6.01 to the extent such dividends are included in the definition of “Interest Charges”;
(xv)[Reserved];

(xvi)Restricted Junior Debt Payments in an amount which, when taken together with all other Restricted Junior Debt prepayments made pursuant to this subclause (xvi) does not exceed the greater of (x) $100.0 million and (y) 25.0% of EBITDA of the Borrower for the most recently ended Test Period as of the time such Restricted Junior Debt Payment;
(xvii)payments made or expected to be made by the Borrower or any Restricted Subsidiary in respect of any repurchases (including in respect of withholding or similar Taxes payable in connection therewith) of Equity Interests held by any future, present or former employee, director, manager or consultant (or their respective estates, Controlled Investment Affiliates or Immediate Family Members) including deemed repurchases in connection with the exercise of stock options; and
(xviii)additional Restricted Payments; provided that as of the last day of the most recently ended Test Period prior to the date of such Restricted Payment, after giving pro forma effect to such Restricted Payment (including the application of the net proceeds therefrom), the Consolidated Leverage Ratio at such time does not exceed 3.00:1.00.
provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under subclauses (i), (xii), (xvi) and (xviii) of this Section 6.04, no Default shall have occurred and be continuing or would occur as a consequence thereof.
SECTIO6.05Limitations on Transactions with Affiliates.
(a)The Borrower shall not, and shall not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $10.0 million, unless (i) such Affiliate Transaction is on terms that are not materially less favorable to the Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person and (ii) the Borrower delivers to the Agent with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $25.0 million, a Board Resolution adopted by the majority of the members of the Board of Directors of the Borrower approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with subclause (i) above.
(b)The limitations set forth in clause (a) of this Section 6.05 shall not apply to:
(i)transactions between or among the Borrower or any of the Restricted Subsidiaries;
(ii)Restricted Payments that are permitted by the provisions of Section 6.04 and Permitted Investments;
(iii)the payment of reasonable and customary fees paid to, and indemnities provided on behalf of, officers, directors, managers, employees or consultants of the Borrower, any of its direct or indirect parent companies or any Restricted Subsidiary;
(iv)[Reserved];

(v)transactions in which the Borrower or any Restricted Subsidiary, as the case may be, delivers to the Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of subclause (a)(i) of this Section 6.05;
(vi)(A) payments and Indebtedness, Disqualified Stock and Preferred Stock (and cancellations of any thereof) of the Borrower and its Restricted Subsidiaries to any future, present or former employee, director, manager or consultant (or their respective estates, Controlled Investment Affiliates or Immediate Family Members) of the Borrower, any of its Subsidiaries or any of its direct or indirect parent companies or any other entity in which the Borrower or a Restricted Subsidiary has an Investment and that is designated in good faith as an “affiliate” by the Board of Directors of the Borrower (or the compensation committee thereof), in each case pursuant to any stockholders’ agreement, management equity plan or stock option plan or any other management or employee benefit, plan or agreement; and (B) any employment agreements, stock option plans and other compensatory arrangements and any supplemental executive retirement benefit plans or arrangements) with any such employees, directors, managers or consultants (or their respective estates, Controlled Investment Affiliates or Immediate Family Members) that are, in each case, approved by the Borrower in good faith;
(vii)any agreement, instrument or arrangement as in effect as of the Closing Date and set forth on Schedule 6.05, or any amendment thereto (so long as any such amendment is not disadvantageous to the Lenders when taken as a whole in any material respect as compared to the applicable agreement as in effect on the Closing Date as reasonably determined in good faith by the Borrower);
(viii)[Reserved];
(ix)     [Reserved];
(x)transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrower and the Restricted Subsidiaries, in the reasonable determination of the Board of Directors or the senior management of the Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;
(xi)     [reserved];
(xii)sales of accounts receivable, payment intangibles and related assets or participations therein, in connection with any Receivables Facility and Standard Receivables Facility Undertakings;
(xiii)[reserved]; and
(xiv)payments to or from, and transactions with, any joint venture in the ordinary course of business.
SECTION6.06Dispositions. The Borrower shall not and shall not permit any Restricted Subsidiary to make any Disposition or enter into any agreement to make any Disposition, except:

    (a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrower and the Restricted Subsidiaries;
    (b) Dispositions of inventory, goods held for sale and immaterial assets in the ordinary course of business;
    (c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of similar replacement property;
    (d) Dispositions of property to the Borrower or to a Restricted Subsidiary (including through the dissolution of any Restricted Subsidiary); provided that such Dispositions are in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or any applicable Restricted Subsidiary than could be obtained on an arm’s length basis from unrelated third parties;
    (e) Dispositions permitted by Sections 6.03 and 6.04, Liens permitted by Section 6.02 and Investments permitted by Section 6.07, in each case other than by reference to this Section 6.06(e);
    (f) Dispositions of Cash Equivalents;
    (g) Dispositions of accounts receivable in connection with the collection or compromise thereof or Dispositions of accounts receivable, payment intangibles and related assets in connection with any Receivables Facility permitted under Section 6.01(b)(i);
    (h) leases, subleases, assignments, licenses or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and the Restricted Subsidiaries;
    (i) transfers of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event;
    (j) Dispositions of property (other than any disposition of assets in connection with a securitization transaction) not otherwise permitted under this Section 6.06; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default exists), no Default or Event of Default shall exist or would result from such Disposition and (ii) with respect to any Disposition pursuant to this clause (j) with an aggregate fair market value in excess of $50.0 million, the Borrower or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received, other than nonconsensual Liens permitted by Section 7.02); provided, however, that for the purposes of this subclause (j)(ii), (A) any liabilities (as shown on the most recent consolidated balance sheet of the Borrower provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than with respect to Indebtedness that is not secured by the assets disposed of, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors, (B) any securities received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition and (C) any Designated Noncash Consideration received by the Borrower or such Restricted Subsidiary in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this subclause (C) that is at that time outstanding, not in excess of the greater of (x) $150.0 million and (y) 35.0% of EBITDA of the Borrower for the most recently ended Test Period at the time of the receipt of such Designated Noncash Consideration, with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall in each case of subclauses (A), (B) and (C) be deemed to be cash;
    (k) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;
    (l )to the extent allowable under Section 1031 of the Code (or comparable or successor provision), any exchange of like property (excluding any boot thereon permitted by such provision) for use in a Permitted Business;
    (m) the unwinding of any Hedging Obligations;
    (n) Dispositions in connection with Sale and Lease-Back Transactions permitted by Section 6.01(b)(xxi);
    (o) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements; and
    (p) any Disposition to the extent not involving property (when taken together with any related Disposition or series of Dispositions) with a fair market value in excess of $25.0 million;
provided that any Disposition or series of related Dispositions of any property pursuant to this Section 6.06 (other than Section 6.06(d)) with a fair market value in excess of $25.0 million, shall be for no less than the fair market value of such property at the time of such Disposition. To the extent any Collateral is Disposed of as expressly permitted by this Section 6.06 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.
SECTION6.07Limitation on Investments and Designation of Unrestricted Subsidiaries.
(a)The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, make any Investment other than Permitted Investments.
(b)The Borrower shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the penultimate paragraph of the definition of “Unrestricted Subsidiary”. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Borrower and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be Investments in an amount determined as set forth in the next to last sentence of the definition of “Investment”. Such designation shall be permitted only if an Investment by the Borrower and its Restricted Subsidiaries complies with the definition of “Permitted Investments” and if such Subsidiary otherwise meets the definition of an “Unrestricted Subsidiary”.

SECTION6.08Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries.
(a)The Borrower shall not, and shall not permit any Restricted Subsidiary that is not a Subsidiary Guarantor to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:
(i)(A) pay dividends or make any other distributions to the Borrower or any Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or (B) pay any Indebtedness owed to the Borrower or any Restricted Subsidiary;
(ii)make loans or advances to the Borrower or any Restricted Subsidiary; or
(iii)sell, lease or transfer any of its properties or assets to the Borrower or any Restricted Subsidiary.
(b)The limitations set forth in clause (a) of this Section 6.08 shall not apply (in each case) to such encumbrances or restrictions existing under or by reason of:
(i)contractual encumbrances or restrictions in effect on the Closing Date, including pursuant to the Loan Documents and the related documentation (including Collateral Documents);
(ii)the ABL Credit Agreement or the loan documents related thereto, the 2020 Senior Notes or the 2021 Senior Notes, in each case, as in effect on the Closing Date;
(iii)purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions of the nature described in subclause (a)(iii) of this Section 6.08 on the property so acquired;
(iv)applicable law or any applicable rule, regulation or order;
(v)any agreement or other instrument of a Person acquired by the Borrower or any Restricted Subsidiary in existence at the time of such acquisition (but not created in connection therewith or in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;
(vi)contracts for the sale of assets, including customary restrictions with respect to a Restricted Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary;
(vii)Secured Indebtedness otherwise permitted to be incurred pursuant to Sections 6.01 and 6.02 that limit the right of the debtor to dispose of the assets securing such Indebtedness;
(viii)restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(ix)other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred after the Closing Date pursuant to Section 6.01;
(x)customary provisions in joint venture agreements and other similar agreements;
(xi)customary provisions contained in leases and other agreements entered into in the ordinary course of business;
(xii)restrictions created in connection with any Receivables Facility; provided that, if such restrictions are necessary or advisable, in the good faith determination of the Borrower, to effect such Receivables Facility;
(xiii)restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase or other agreement to which the Borrower or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Borrower or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Borrower or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary; and
(xiv)encumbrances or restrictions contained in Indebtedness permitted to be incurred pursuant to Section 6.01(b)(xvi)(y) that apply only to the Person or assets acquired with the proceeds of such Indebtedness;
(xv)restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and
(xvi)any encumbrances or restrictions of the type referred to in subclauses (a)(i), (ii) and (iii) of this Section 6.08 imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in subclauses (b)(i) through (b)(xv) of this Section 6.08; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, not materially more restrictive with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; provided, further, that, with respect to contracts, instruments or obligations existing on the Closing Date, any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive with respect to such encumbrances and other restrictions than those contained in such contracts, instruments or obligations as in effect on the Closing Date.
SECTION6.09Amendments to Junior Indebtedness or Organizational Documents.
(a)The Borrower will not, and will not permit any Subsidiary Guarantor to, amend, modify or alter the documentation governing any Junior Indebtedness in any manner that is materially adverse to the interests of the Lenders.
(b)The Borrower will not, and will not permit any Subsidiary Guarantor to, terminate, amend, modify or change any of its organizational documents (including by the filing or modification of any certificate of designation) or any agreement to which it is a party with respect to its

Equity Interests (including any stockholders’ agreement), or enter into any new agreement with respect to its Equity Interests, other than any such amendments, modifications or changes or such new agreements which are not adverse in any material respect to the interests of the Agent or the Secured Parties; provided that the Borrower may issue such Equity Interests, so long as such issuance is permitted or not prohibited by this Agreement or any other Loan Document, and may amend its organizational documents to authorize any such Equity Interests.
SECTION 6.10[Reserved].
SECTION 6.11Business of the Borrower and Restricted Subsidiaries. The Borrower and the Restricted Subsidiaries, taken as a whole, will not fundamentally and substantially alter the character of their business, taken as a whole, from the business conducted by the Borrower and the Restricted Subsidiaries, taken as a whole, on the Closing Date.
SECTION 6.12Fiscal Year. The Borrower will not make any change in its fiscal year.
ARTICLE VII

EVENTS OF DEFAULT
SECTION7.01Events of Default. If any of the following events (“Events of Default”) shall occur:
    (a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Term Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Term Loan or any other amount payable hereunder or with respect to any other Loan Document; or
    (b) Specific Covenants. The Borrower or any Restricted Subsidiary fails to perform or observe any term, covenant or agreement contained in any of Sections 5.02(a) or 5.03 (solely with respect to the Borrower), Section 5.09(b) or Article 6; or
    (c) Other Defaults. Any Loan Party or any Restricted Subsidiary fails to perform or observe any other covenant or agreement (not specified in Section 7.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after notice thereof by the Agent to the Borrower; or
    (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or
    (e) Cross-Default. Any Loan Party or any Restricted Subsidiary (i) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness, or (ii) fails to observe or perform any other agreement or condition relating to any such Material Indebtedness, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Material Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this subclause (e)(ii) shall not apply to (A) secured Material Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness, if such sale or transfer is permitted hereunder or (B) termination events or similar events occurring under any Hedge Agreement that constitutes Material Indebtedness (it being understood that this subclause (e)(ii) will apply to any failure to make any payment required as a result of any such termination or similar event); provided, further, that there shall not be an Event of Default under this subclause (e)(ii) with respect to a default under Section 10.2.11 of the ABL Credit Agreement (as in effect on the date hereof), or any other financial covenant therein or in any Refinancing Indebtedness in respect of the ABL Credit Agreement until the earlier of (1) the date on which the Indebtedness under the ABL Credit Agreement or any such Refinancing Indebtedness has been accelerated as a result of such default and (2) the date on which the administrative agent, the collateral agent and/or the lenders under the ABL Credit Agreement or any such Refinancing Indebtedness have exercised their secured creditor remedies as a result of such default; or
    (f) Insolvency Proceedings, Etc. The Borrower or any Significant Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, receiver-manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver, examiner or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver, examiner or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or
    (g) Inability to Pay Debts; Attachment. (i) The Borrower or any Significant Subsidiary becomes unable or admits in writing its inability or fails generally to pay its Material Indebtedness as it becomes due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Loan Parties, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or
    (h) Judgments. There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding $50.0 million (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage, it being understood for purposes of this Agreement that the issuance of reservation of rights letter will not be considered a denial of coverage) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or
    (i) ERISA. (i) An ERISA Event occurs with respect to a Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party in an aggregate amount which could reasonably be expected to result in a Material Adverse

Effect, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect; or
    (j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 6.03 or 6.05) or as a result of acts or omissions by the Agent or any Lender or the Discharge of Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of the discharge of such Loan Party’s obligations hereunder in accordance with the terms of this Agreement), or purports in writing to revoke or rescind any Loan Document; or
    (k) Change of Control. There occurs any Change of Control; or
    (l) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.01, 5.11 or 5.12 or pursuant to the Collateral Documents shall for any reason (other than pursuant to the terms thereof including as a result of a transaction permitted under Section 6.03 or 6.05) cease to create a valid and perfected Lien, with the priority required by the Collateral Documents, (or other security purported to be created on the applicable Collateral) on and security interest in any portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 6.02, in each case, to the extent such Collateral has an aggregate fair market value in excess of $25.0 million.
SECTION7.02Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Agent, at the request of the Required Lenders, shall take any or all of the following actions:
    declare the commitment of each Lender to make Term Loans to be terminated, whereupon such commitments shall be terminated;
    declare the unpaid principal amount of all outstanding Term Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and
    exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;
provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Term Loans shall automatically terminate, the unpaid principal amount of all outstanding Term Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Agent or any Lender.

ARTICLE VIII

THE AGENT
SECTION8.01The Agent. Each of the Lenders hereby irrevocably appoints the Agent (together with its Affiliates and branches) as its agent and authorizes the Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.
The Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and the Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any Subsidiary of a Loan Party or other Affiliate thereof as if it were not the Agent hereunder.
The Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a holder of Secured Hedging Obligations and Secured Cash Management, as “collateral agent”) and any co-agents, sub-agents and attorneys-in-fact appointed by the Agent for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Agent, shall be entitled to the benefits of all provisions of this Article VIII and Article IX (as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
The Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity. The Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and nonappealable judgment. The Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Agent by the Borrower or a Lender, and the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the value or sufficiency of the Collateral or the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Agent.

The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
The Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.
Each of the Lenders and the Loan Parties agree that the Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Agent to be its electronic transmission system (the “Approved Electronic Platform”).
Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Agent from time to time (including, as of the Closing Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and the Loan Parties acknowledge and agree that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders and the Loan Parties hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.
The Approved Electronic Communications and the Approved Electronic Platform are provided “as is” and “as available”. None of the Agent or any of its Affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy or completeness of the Approved Electronic Communications and the Approved Electronic Platform and each expressly disclaims liability for errors or omissions in the Approved Electronic Communications and the Approved Electronic Platform. No warranty of any kind, express, implied or statutory (including, without limitation, any warranty of merchantability, fitness for a particular purpose, noninfringement of third party rights or freedom from viruses or other code defects) is made by the Agent Affiliates in connection with the approved electronic communications or the approved electronic platform.
Each of the Lenders and the Loan Parties agrees that the Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Agent’s generally-applicable document retention procedures and policies.

Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, the Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent (not to be unreasonably withheld or delayed) of the Borrower, to appoint a successor; provided that, during the existence and continuation of an Event of Default, no consent of the Borrower shall be required. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders appoint a successor Agent which shall be a commercial bank or an Affiliate of any such commercial bank reasonably acceptable to the Borrower. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Agent’s resignation hereunder, the provisions of this Article VIII and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.
Each Lender acknowledges that it has, independently and without reliance upon the Agent, any Joint Lead Arranger, any Co-Manager, the Documentation Agent, the Syndication Agent or any other Lender or a Related Party of any of the foregoing and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, any Joint Lead Arranger, any Co-Manager, the Documentation Agent, the Syndication Agent or any other Lender or a Related Party of any of the foregoing and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.
The Joint Lead Arrangers, the Co-Managers, the Documentation Agent and the Syndication Agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.
Each Lender authorizes and directs the Agent to, upon the request of the Borrower, enter into any intercreditor agreement with any agent under any Receivables Facility of the Borrower or any of the Restricted Subsidiaries and each Lender agrees to be bound by the terms thereof that are applicable to it thereunder.
SECTION8.02Credit Bidding. The Secured Parties hereby irrevocably authorize the Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar laws in any other jurisdictions, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.
SECTION8.03Withholding Taxes. To the extent required by any applicable Requirement of Law, the Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.15, each Lender shall indemnify and hold harmless the Agent against, within ten (10) days after written demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Agent) incurred by or asserted against the Agent by the IRS or any other Governmental Authority as a result of the failure of the Agent to properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Agent under this Article VIII. The agreements in this Section 8.03 shall survive the resignation and/or replacement of the Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Term Commitments and the repayment, satisfaction or discharge of all other Obligations.

ARTICLE IX

MISCELLANEOUS
SECTION9.01Notices.
(a)Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:
if to any Loan Party, to it in care of the Borrower at:

Clean Harbors, Inc.
42 Longwater Drive
Norwell, MA 02061-9149
Attention: Chief Financial Officer
Facsimile No: (781)-792-5900
with a copy to:

Davis, Malm & D’Agostine, P.C.
One Boston Place
Boston, MA 02108
Attention: C. Michael Malm
Facsimile No.: (617) 523-6215
if to the Agent, to it at:

Goldman Sachs Lending Partners LLC
200 West Street, 16th Floor
New York, NY 10282
Attention: SBD Operations
Facsimile No: (212) 428-9270
E-Mail Address for Borrowing Requests and Interest Election Requests:
gs-sbdagency-borowernotices@ny.email.gs.com
if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.
All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent and when receipt has been confirmed by telephone; provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.
(b)Notices and other communications to the Lenders hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Agent and the applicable Lender. The Agent or the Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(c)Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
(d)Electronic Systems.
        (i) Each Loan Party agrees that the Agent may, but shall not be obligated to, make Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.
        (ii) Any Electronic System used by the Agent is provided “as is” and “as available”. The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Agent’s transmission of communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Agent or any Lender by means of electronic communications pursuant to this Section 9.01, including through an Electronic System.
SECTION9.02Waivers; Amendments.
(a)No failure or delay by the Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent and the Lenders under this Agreement and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, to the extent permitted by law, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Agent or any Lender may have had notice or knowledge of such Default at the time.
(b)Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders, or (ii) in the case of any other Loan Document (other than any such amendment to effectuate any modification thereto expressly contemplated by the terms of the other Loan Documents), pursuant to an agreement or agreements in writing entered into by the Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (A) increase the Term Commitment of any Lender without the written consent of such Lender; it being understood that a waiver of any condition precedent set forth in Article IV or the waiver of any Default or mandatory prepayment shall not constitute an increase of any Term Commitment of any Lender, (B) reduce or forgive the principal amount of any Term Loan or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder or change the currency in which any such amount is required to be paid, without the written consent of each Lender directly affected thereby, (C) postpone any scheduled date of payment of the principal amount of any Term Loan, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Term Commitment, without the written consent of each Lender directly affected thereby (it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Term Loans will not constitute a postponement of any date scheduled for, or a reduction in the amount of, any prepayment of Term Loans); provided that only the consent of the Required Lenders shall be necessary to amend the provisions of Section 2.11(c) providing for the default rate of interest, or to waive any obligations of the Borrower to pay interest at such default rate, (D) change Section 2.16(a) or (b) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender adversely affected thereby, (E) change any of the provisions of this Section 9.02 or the definition of “Required Lenders” or “Required Class Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender adversely affected thereby, (F) release all or substantially all of the Subsidiary Guarantors from their obligation under their Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender, (G) except as provided in clauses (c) and (d) of this Section 9.02 or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender or (H) amend the definition of “Secured Obligations,” “Secured Hedge Obligations,” or “Secured Cash Management Obligations” without the written consent of each Lender adversely affected thereby; provided, further, that no such agreement shall amend, modify or otherwise (x) affect the rights or duties of the Agent hereunder without the prior written consent of the Agent or (y) make any change to the documents that by its terms affects the rights of any Class of Lenders to receive payments in any manner different than any other Class of Lenders without the written consent of the Required Class Lenders of such Class.
(c)The Lenders hereby irrevocably agree that the Liens granted to the Agent by the Loan Parties on any Collateral shall be automatically released (i) upon the Discharge of Obligations, (ii) upon the sale or other disposition of the property constituting such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder) to any Person other than another Loan Party, to the extent such sale or other disposition is made in compliance with the terms of this Agreement (and the Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iii) subject to clause (b) of this Section 9.02, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (iv) to the extent the property constituting such Collateral is owned by any Loan Guarantor, upon the release of such Loan Guarantor from its obligations under its Loan Guaranty in accordance with the provisions of this Agreement or (v) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Agent and the Lenders pursuant to the Collateral Documents. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral to the extent required under the provisions of the Loan Documents. The Lenders irrevocably authorize the Agent to release or subordinate any Lien on any property granted to or held by the Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by paragraph (q) of the definition of Permitted Liens (solely as it relates to Indebtedness permitted to be incurred pursuant to Sections 6.01(b)(vi) or (b)(xxi)) (in each case, to the extent required by the terms of the obligations secured by such Liens) pursuant to documents reasonably acceptable to the Agent).
(d)Notwithstanding anything to the contrary contained in this Section 9.02, any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Term Loans or Term Commitments of a particular Class (but not the Lenders holding Term Loans or Term Commitments of any other Class) and is not adverse in any material respect to any other Class may be effected by an agreement or agreements in writing entered into solely by the Borrower, the Agent and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at that time.
(e)If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement (or to replace such Non-Consenting Lender from the Class for which consent is being sought); provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Agent shall agree, as of such date, to purchase for cash the Term Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of subclause (b)(ii) of Section 9.04, (ii) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver or consent and (iii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.14 and 2.15 (assuming that the Term Loans of such Non-Consenting Lender have been prepaid on such date rather than sold to the replacement Lender).
(f)If the Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

SECTION9.03Expenses; Indemnity; Damage Waiver.
(a)The Borrower shall pay (i) all reasonable documented out-of-pocket expenses incurred by the Agent and its Affiliates, including the reasonable fees, charges and disbursements of Cahill Gordon & Reindel llp, counsel for the Agent in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein and the preparation of the Loan Documents and related documentation, (ii) all reasonable documented out-of-pocket expenses incurred by the Agent and its Affiliates, including the reasonable fees, charges and disbursements of outside legal counsel to the Agent, in connection with any amendments, modifications or waivers of the provisions of any Loan Documents (whether or not the transactions contemplated thereby shall be consummated), (iii) all reasonable documented out-of-pocket expenses incurred by the Agent or the Lenders, including the reasonable documented fees, charges and disbursements of one firm of counsel to the Agent and the Lenders taken as a whole and one firm of local counsel for the Agent and Lenders in each applicable jurisdiction (and such additional counsel as the Agent or any Lender or group of Lenders determines are necessary in light of actual or potential conflicts of interest or the availability of different claims of defenses), in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Term Loans and other extensions of credit made hereunder, including all such reasonable documented out-of-pocket expenses incurred during any workout, restructuring or related negotiations in respect of such Term Loans, and (iv) subject to any other provisions of this Agreement, of the Loan Documents or of any separate agreement entered into by the Borrower and the Agent with respect thereto, all reasonable documented out-of-pocket expenses incurred by the Agent in the administration of the Loan Documents. Expenses reimbursable by the Borrower under this Section 9.03 include, without limiting the generality of the foregoing, subject to any other applicable provision of any Loan Document, reasonable documented out-of-pocket costs and expenses incurred in connection with:
(A)lien and title searches and title insurance; and
(B)taxes, fees and other charges for recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Agent’s Liens.
(b)The Borrower shall indemnify the Agent, the Co-Managers and each Lender, in their capacities as such, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution, enforcement or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any actual or alleged Release or threat of Release at, on under or from any facility currently or formerly owned or operated by the Borrower or any of its Subsidiaries or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries or to any property owned or operated by the Borrower or any of its Subsidiaries, (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates) or (iv) any Term Loan or the use or proposed use of the proceeds therefrom; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.
(c)To the extent that the Borrower fails to pay any amount required to be paid by it to the Agent under clause (a) or (b) of this Section 9.03, each Lender severally agrees to pay to the Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Agent in its capacity as such.
(d)To the extent permitted by applicable law, no party to this Agreement shall assert, and each hereby waives, any claim against any other party hereto or any Related Party thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Term Loan or the use of the proceeds thereof; provided that nothing in this clause (d) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.
(e)Other than to the extent required to be paid on the Closing Date, all amounts due under clauses (a) and (b) above shall be payable by the Borrower within ten (10) Business Days of receipt of an invoice relating thereto and setting forth such expenses in reasonable detail. All amounts due from the Lenders under clause (c) of this Section 9.03 shall be paid promptly after written demand therefor.
SECTION9.04Successors and Assigns.
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as permitted by Section 6.03 or the definition of “Change of Control,” the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in clause (c) of this Section 9.04) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)(i) Subject to the conditions set forth in subclause (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Commitment and the Term Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
(A)the Borrower; provided that the Borrower shall be deemed to have consented to an assignment of Term Loans unless it shall have objected thereto by written notice to the Agent within ten (10) Business Days after having received notice thereof; provided, further, that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a

Lender, an Approved Fund or, if an Event of Default specified in clause (a), (f) or (g) of Section 7.01 has occurred and is continuing, any other assignee; and
(B)the Agent; provided that no consent of the Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.
        (ii) Assignments shall be subject to the following additional conditions:
(A)except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Term Commitment or Term Loans of any Class, the amount of the Term Commitment or Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent) shall not be less than $250,000 or an integral multiple of $250,000 in excess thereof, unless each of the Borrower and the Agent otherwise consents; provided that no such consent of the Borrower shall be required if an Event of Default specified in clause (a), (f), or (g) of Section 7.01 has occurred and is continuing;
(B)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this subclause (ii)(B) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Term Commitments or Term Loans;
(C)the parties to each assignment shall execute and deliver to the Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Agent and the parties to the Assignment and Assumption are participants), together with a processing and recordation fee of $3,500; provided that, notwithstanding the foregoing, no Assignment and Assumption shall be required in connection with any purchase and sale of any Term Loans held by any Non-Consenting Lender pursuant to Section 9.02(e); and
(D)the assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
For the purposes of this Section 9.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Ineligible Institution” means (a) a natural person, (b) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (c) the Borrower or any of its Affiliates; provided that, with respect to clause (b), such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Term Loans or Term Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business.
        (iii) Subject to acceptance and recording thereof pursuant to subclause (b)(iv) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15 and 9.03 with respect to facts and circumstances occurring on or prior to the effective date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 9.04.
        (iv) The Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Commitment of, and principal amount (and related interest) of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, and solely with respect to its own interests, any Lender, at any reasonable time and from time to time upon reasonable prior notice.
        (v) Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Agent and the parties to the Assignment and Assumption are participants), the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 9.04 and any written consent to such assignment required by clause (b) of this Section, the Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.02, 2.16(b) or 9.03(c), the Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this subclause (b)(v).
(c)Any Lender may, without the consent of the Borrower or the Agent, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Term Commitment and the Term Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Borrower, the

Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in subclauses (A), (B), (C), (D), (F) and (G) of the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14 and 2.15 (subject to the requirements and limitations of such Sections, it being understood and agreed that the documentation required under Section 2.15(g) shall be delivered solely to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 9.04; provided that such Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.15, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant shall be subject to Section 2.16(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest) of each Participant’s interest in the applicable Term Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Term Commitments, Term Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Term Commitment, Term Loan or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
(d)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION9.05Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Term Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Term Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Term Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the Discharge of Obligations or the termination of this Agreement or any provision hereof.
SECTION9.06Counterparts; Integration; Effectiveness; Electronic Execution.
(a)This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and the Agency Fee Letter, dated as of June 30, 2017, by and among the Borrower and the Agent, and any separate letter agreements with respect to fees payable to the Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.
(b)Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Agent to accept electronic signatures in any form or format without its prior written consent.
SECTION9.07Severability. To the extent permitted by law, any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION9.08Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Loan Guarantor against any of and all the Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify the Borrower and the Agent of such setoff or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff or application under this Section 9.08. The rights of each Lender under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. NOTWITHSTANDING THE FOREGOING, AT ANY TIME THAT ANY OF THE SECURED OBLIGATIONS SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE

A RIGHT OF SETOFF, LENDER’S LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY LOAN DOCUMENT UNLESS IT IS TAKEN WITH THE CONSENT OF THE LENDERS REQUIRED BY SECTION 9.02 OF THIS AGREEMENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY, OR ENFORCEABILITY OF THE LIENS GRANTED TO THE AGENT PURSUANT TO THE COLLATERAL DOCUMENTS OR THE ENFORCEABILITY OF THE OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OR ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE PARTIES AS REQUIRED ABOVE, SHALL BE NULL AND VOID. THIS PARAGRAPH SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS.
SECTION9.09Governing Law; Jurisdiction.
(a)THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
(b)Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. Federal or New York State court sitting in the Borough of Manhattan, New York, New York in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.
(c)Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in clause (b) of this Section 9.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)[Reserved].
(e)To the extent permitted by law, each party to this Agreement hereby irrevocably waives personal service of any and all process upon it and agrees that all such service of process may be made by registered mail (return receipt requested) directed to it at its address for notices as provided for in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.10WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR

INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.
SECTION 9.11Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.12Confidentiality. The Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory, governmental or administrative authority, (c) to the extent required by law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially similar to or consistent with those of this Section 9.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any pledgee referred to in Section 9.04(d) or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.12 or (ii) becomes available to the Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section 9.12, “Information” means all information received from any Loan Party relating to the Loan Parties, the Subsidiaries or their respective businesses or the Transactions other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any of the Subsidiaries or that becomes publicly available other than as a result of a breach by such Agent or Lender of its obligations hereunder. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised substantially the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
SECTION 9.13Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Term Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that (a) it is not relying on or looking to any Margin Stock for the repayment of the Borrowings and other credit extensions provided for herein and acknowledges that the Collateral shall not include any Margin Stock and (b) it is not and will not become a “creditor” as defined in Regulation T or a “foreign branch of a broker-dealer” within the meaning of Regulation X. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any Requirement of Law.

SECTION 9.14USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies each Loan Party that pursuant to the requirements of such Act or Acts, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with such Acts. Each Loan Party shall, promptly following a request by the Agent (on behalf of itself or any Lender), provide all reasonable documentation and other information that the Agent or such Lender reasonably requests that is a Requirement of Law in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.
SECTION 9.15Disclosure. Each Loan Party and each Lender hereby acknowledges and agrees that the Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.
SECTION 9.16Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Term Loan, together with all fees, charges and other amounts which are treated as interest on such Term Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Term Loan in accordance with applicable law, the rate of interest payable in respect of such Term Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Term Loan but were not payable as a result of the operation of this Section 9.16 shall be cumulated and the interest and Charges payable to such Lender in respect of other Term Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
SECTION 9.17Material Non-Public Information.
(a)EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
(b)ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
SECTION 9.18No Fiduciary Duty, etc. The Borrower acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that none of the Agent, any Joint Lead Arranger, any Co-

Manager, the Documentation Agent, the Syndication Agent or any Lender will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each of the Agent, each Joint Lead Arranger, each Co-Manager, the Documentation Agent, the Syndication Agent and each Lender is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the Loan Documents and the transaction contemplated therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person (including, without limitation, each other Loan Party). The Borrower agrees that it will not assert any claim against the Agent, any Joint Lead Arranger, any Co-Manager, the Documentation Agent, the Syndication Agent or any Lender based on an alleged breach of fiduciary duty by such Agent, Joint Lead Arranger, Co-Manager, the Documentation Agent, the Syndication Agent or Lender in connection with this Agreement and the transactions contemplated hereby. Additionally, the Borrower acknowledges and agrees that none of the Agent, any Joint Lead Arranger, any Co-Manager, the Documentation Agent, the Syndication Agent or any Lender is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and none of the Agent, any Joint Lead Arranger, any Co-Manager, the Documentation Agent, the Syndication Agent or any Lender shall have any responsibility or liability to the Borrower with respect thereto.
The Borrower further acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that each of the Agent, each Joint Lead Arranger, each Co-Manager, the Documentation Agent and the Syndication Agent is, and certain of the Lenders are, full service securities or banking firms engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any of the Agent, any Joint Lead Arranger, any Co-Manager, the Documentation Agent, the Syndication Agent or any Lender may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you and other companies with which you may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any of the Agent, any Joint Lead Arranger, any Co-Manager, the Documentation Agent, the Syndication Agent or any Lender or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.
In addition, the Borrower acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that each of the Agent, any Joint Lead Arranger, any Co-Manager, the Documentation Agent, the Syndication Agent or any Lender and any of their respective affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower may have conflicting interests regarding the transactions described herein and otherwise. None of the Agent, any Joint Lead Arranger, any Co-Manager, the Documentation Agent, the Syndication Agent or any Lender will use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrower in connection with the performance by such Person of services for other companies, and none of the Agent, any Joint Lead Arranger, any Co-Manager, the Documentation Agent, the Syndication Agent or any Lender will furnish any such information to other companies. The Borrower also acknowledges that none of the Agent, any Joint Lead Arranger, any Co-Manager, the Documentation Agent, the Syndication Agent or any Lender has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrower, confidential information obtained from other companies.

SECTION 9.19Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.19 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.19, or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 9.19 shall remain in full force and effect until the satisfaction and discharge of all Guaranteed Obligations. The Borrower and each Qualified ECP Guarantor intends that this Section 9.19 constitute, and this Section 9.19 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of the Borrower and each Qualified ECP Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
SECTION 9.20Acknowledgement and Consent to Bail-In of ~~EEA~~Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any ~~EEA~~Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of ~~an EEA~~the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a) the application of any Write-Down and Conversion Powers by ~~an EEA~~the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an ~~EEA~~Affected Financial Institution; and
(b) the effects of any Bail-In Action on any such liability, including, if applicable:
    (i)    a reduction in full or in part or cancellation of any such liability;
    (ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such ~~EEA~~Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
    (iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of ~~any EEA~~the applicable Resolution Authority.
SECTION 9.21Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and the Joint Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” of one or more Benefit Plans in connection with the Term Loans,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans and this Agreement,
(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Term Loans and this Agreement, (C) the entrance into, participation in, administration of and performance of the Term Loans and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans and this Agreement, or
(iv) such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.
(b)In addition, (I) unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (II) if such sub-clause (i) is not true with respect to a Lender and such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and the Joint Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:
(i) none of the Agent or the Joint Lead Arrangers or Bookrunners or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, or any of the other Loan Documents),
(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Term Loans and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, a registered investment adviser, a registered broker-dealer or other person that has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),
(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Term Loans and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies,
(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Term

Loans and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Term Loans and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and
(v) no fee or other compensation is being paid directly to the Agent or the Joint Lead Arrangers or Bookrunners or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Term Loans or this Agreement.
(c)The Agent and the Joint Lead Arrangers hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Term Loans and this Agreement, (ii) may recognize a gain if it extended the Term Loans for an amount less than the amount being paid for an interest in the Term Loans by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
SECTION 9.22Acknowledgment Regarding any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support,” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)As used in this Section 10.28, the following terms have the following meanings:
(i)“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
(ii)“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
(iii)“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
(iv)“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
ARTICLE X

LOAN GUARANTY
SECTION10.1Guaranty.
(a)Each Loan Guarantor hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, and absolutely and unconditionally guarantees to the Lenders the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations (collectively the “Guaranteed Obligations”). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. For the avoidance of doubt, unless required by applicable law, the parties hereto acknowledge and agree to report consistently therewith that each Loan Guarantor shall be treated as a primary obligor of the Guaranteed Obligations for U.S. federal and state tax purposes.
(b)The Borrower hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, and absolutely and unconditionally guarantees to the Lenders the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations (other than Secured Obligations that are expressly the obligations of the Borrower pursuant to the terms of any Loan Document, Hedge Agreement or Cash Management Agreement, which Secured Obligations shall continue to be the primary obligations of the Borrower) (collectively the “Borrower Guaranteed Obligations”). The Borrower further agrees that the Borrower Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. The provisions of this Article X (other than Section 10.12) shall apply equally to the Borrower as guarantor of the Borrower Guaranteed Obligations as to the Loan Guarantors as guarantors of the Guaranteed Obligations.
SECTION10.2Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Agent or any Lender to sue the Borrower, any Loan Guarantor, any other guarantor, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any Collateral securing all or any part of the Guaranteed Obligations.
SECTION10.3No Discharge or Diminishment of Loan Guaranty.
(a)Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Borrower or any other guarantor of or other Person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Agent, any Lender, or any other Person, whether in connection herewith or in any unrelated transactions.
(b)The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.
(c)Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Agent or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of the Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other Person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Agent or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).
SECTION10.4Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of the Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of the Borrower or any Loan Guarantor, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party, or any other Person. The Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.
SECTION10.5Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any Collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Agent and the Lenders.
SECTION10.6Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or otherwise, each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Agent.
SECTION10.7Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that neither the Agent nor any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.
SECTION10.8[Reserved].
SECTION10.9Maximum Liability. The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, Federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Loan Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Guarantors or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Loan Guarantor’s “Maximum Liability”). This Section 10.09 with respect to the Maximum Liability of each Loan Guarantor is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no Loan Guarantor nor any other Person or entity shall have any right or claim under this Section 10.09 with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Loan Guarantor hereunder shall not be rendered voidable under applicable law. Each Loan Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Loan Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the Lenders hereunder; provided that nothing in this sentence shall be construed to increase any Loan Guarantor’s obligations hereunder beyond its Maximum Liability.
SECTION10.10Contribution. In the event any Loan Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Loan Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guaranty, each other Loan Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s Guarantor Percentage (as defined below) of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Article X, each Non-Paying Guarantor’s “Guarantor Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrower after the Closing Date (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Loan Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Loan Guarantor, the aggregate amount of all monies received by such Loan Guarantors from the Borrower after the Closing Date (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Loan Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Loan Guarantor’s Maximum Liability). Each of the Loan Guarantors covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations. This provision is for the benefit of both the Agent, the Lenders and the Loan Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.
SECTION10.11Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Agent and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.
SECTION10.12Release of Loan Guarantors. Notwithstanding anything in Section 9.02(b) to the contrary (i) a Subsidiary Guarantor shall automatically be released from its obligations hereunder and its Loan Guaranty shall be automatically released upon the consummation of any transaction permitted hereunder as a result of which such Subsidiary Guarantor ceases to be a Domestic Subsidiary of the Borrower and (ii) so long as no Event of Default has occurred and is continuing (A) a Restricted Subsidiary is designated as an Unrestricted Subsidiary in accordance with Section 6.07, (B) a Restricted Subsidiary is designated as a Receivables Subsidiary in connection with a Receivables Facility otherwise permitted hereunder and such Restricted Subsidiary owns no assets or engages in no activities other than such assets or activities which are the subject of such Receivables Facility or (C) a Loan Guarantor ceases to be a Wholly-Owned Subsidiary as a result of a transaction permitted by this Agreement, then in the case of each of clauses (A), (B) and (C), such Subsidiary Guarantor shall be automatically released from its obligations hereunder and its Loan Guaranty shall be automatically released upon notification thereof from the Borrower to the Agent. In connection with any such release, the Agent shall execute and deliver to any Subsidiary Guarantor, at such Subsidiary Guarantor’s expense, all documents that such Subsidiary Guarantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to the preceding sentence of this Section 10.12 shall be without recourse to or warranty by the Agent.